Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by and between

TE CONNECTIVITY LTD.

and

LITTELFUSE, INC.

DATED NOVEMBER 7, 2015

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A Summary of Specified Accounting Principles and Working Capital

Exhibit A1 Illustrative Calculation of Working Capital

Exhibit B New Lease Term Sheet

Exhibit C Transition Services Agreement

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement (this “Agreement”) is made and entered into this 7th day of November, 2015 between TE Connectivity Ltd., a Swiss corporation (“Seller”), and Littelfuse, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller, through certain of its Subsidiaries, is engaged in the Business;

WHEREAS, Seller is the direct or indirect owner of all of the issued and outstanding stock, shares, quotas, investment capital, membership units and interests, capital, limited liability company interests or partnership interests, as applicable, in each of the Equity Selling Entities as set forth in Schedule 1.1(a) of the Seller Disclosure Letter and of all of the issued and outstanding stock, shares, quotas, investment capital, membership units and interests, capital, limited liability company interests or partnership interests, as applicable, in each of the Asset Selling Entities as set forth in Schedule 1.1(a) of the Seller Disclosure Letter;

WHEREAS, the Equity Selling Entities are the record and beneficial owners of all of the issued and outstanding stock, shares, quotas, investment capital, membership units and interests, capital, limited liability company interests or partnership interests, as applicable, of the Conveyed Entities (collectively, the “Equity Interests”), as set forth in Schedule 3.3(b) of the Seller Disclosure Letter;

WHEREAS, as of the Closing, the Asset Selling Entities will own, license or lease, all of the Purchased Assets; and

WHEREAS, the Parties desire that, at the Closing, (i) Seller shall cause the Equity Selling Entities to sell and transfer to Purchaser or its Permitted Designee, and Purchaser or its Permitted Designee shall purchase from the Equity Selling Entities, all of the Equity Interests of the Conveyed Entities, and (ii) Seller shall cause the Asset Selling Entities to sell and transfer to Purchaser or its Permitted Designee, and Purchaser or its Permitted Designee shall purchase from the Asset Selling Entities, all of the Asset Selling Entities’ right, title and interest in the Purchased Assets and shall assume certain liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1            Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:“Accountant” shall mean the New York office of KPMG LLP.

“Action” shall mean any action, complaint, claim, petition, litigation, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority or arbiter.

“Acquired Business” shall have the meaning set forth in Section 5.23(a)(ii).

“Acquisition Transaction” shall have the meaning set forth in Section 5.23(a)(ii)

“Actual Value” shall have the meaning set forth in Section 2.9(d)(iii).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.8.

“Agreed Claims” shall have the meaning set forth in Section 8.6(c).

“Agreement” shall have the meaning set forth in the preamble.

“Allocations” shall have the meaning set forth in Section 2.10(b).

“Ancillary Agreement” shall mean each of the Commissionaire Agreement, the New Lease, the Supply Agreement, the Toiya Agreement, the Transition Services Agreement, the Business Transfer Agreements, the Equity Transfer Documents, the Other Transfer Documents and any other deeds, documents and instruments to be executed pursuant to the provisos in Section 2.6(a) or Section 2.6(b), and all such agreements shall be referred to collectively as the “Ancillary Agreements.”

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other national, state, local or foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or reduction, lessening or restriction of competition.

“Arbiter” shall have the meaning set forth in Section 2.10(c)

“Asset Selling Entity” shall mean Seller and each Affiliate thereof that owns Purchased Assets, including those listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Asset Selling Entities.”

“Asset Selling Entity Business Employee” shall mean any Business Employee who as of immediately prior to the Closing is employed by an Asset Selling Entity or another Affiliate of Seller other than a Conveyed Company.

“Assumed Contracts” shall have the meaning set forth in Section 2.2(c).

“Assumed Intercompany Payables” shall mean the intercompany payables (i) reflected in Closing Working Capital and (ii) due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought and sold in the ordinary course of the Business, other than such intercompany payables due and owing among any Asset Selling Entity, on the one hand, and any other Asset Selling Entity, on the other hand.

“Assumed Intercompany Receivables” shall mean the intercompany receivables (i) reflected in Closing Working Capital and (ii) due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought and sold in the ordinary course of the Business, other than such intercompany receivables due and owing among any Asset Selling Entity, on the one hand, and any other Asset Selling Entity, on the other hand.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Assumed Plan” shall mean, for each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by any Asset Selling Entity and that is listed on Schedule 1.1(b) of the Seller Disclosure Letter, the portion of such plan (or, if applicable, the entire such plan) in respect of which Purchaser is assuming Liabilities under Section 2.4(h).

“Balance Sheet Date” shall have the meaning set forth in Section 3.16(a).

“Base Working Capital” shall mean $27,000,000.

“Benefit Plan” shall mean each written or oral “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity or equity-based, incentive or deferred compensation, retirement, severance, employment, change-in-control, retention, medical, dental, vision, disability, sick leave, prescription, life insurance, vacation or fringe benefits plan, agreement, arrangement, program or policy.

“Burdensome Condition” shall have the meaning set forth in Section 5.4(d)(v).

“Business” shall mean the circuit protection business unit of Seller and its Affiliates, which engineers, manufactures and/or sells devices designed to help protect electrical circuits against damage from overcurrent, overvoltage and overtemperature conditions, including polymeric positive temperature coefficient devices, thermal cut-off devices, ESD protection devices, fuses, bimetal breakers, gas discharge tubes and hybrid devices that combine overcurrent and overvoltage protection.

“Business Benefit Plan” shall mean each Benefit Plan that is contributed to, sponsored, maintained or entered into by an Asset Selling Entity, a Conveyed Company or any Affiliate of either for the benefit of any Business Employee.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean any individual who (i) is listed on Schedule 1.1(c) of the Seller Disclosure Letter, (ii) immediately prior to the Closing is an employee of (or has an outstanding offer to become such an employee of (an “Offeree”)) an Asset Selling Entity or another Affiliate of Seller (including a Conveyed Company) and who performs at least seventy-five percent (75%) of his or her services on behalf of the Business or a Conveyed Company or (iii) is an employee of Seller or any of its Affiliates and who is offered and accepts employment with Purchaser or any of its Affiliates, pursuant to mutual agreement with Seller and otherwise in compliance with Section 5.17, during the ninety (90) days following the Closing Date. The term “Business Employee” shall include any individual described in clauses (i) and (ii) who is absent on the Closing Date because of illness or being on short-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other approved leave of absence, but shall exclude any such individual who is an LTD Employee. Notwithstanding any of the foregoing, the individuals listed on Schedule 1.1(d) of the Seller Disclosure Letter shall not be deemed to be Business Employees.

“Business Records” shall have the meaning set forth in Section 2.2(i).

“Business Transfer Agreements” shall have the meaning set forth in Section 2.6(a).

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority. For the avoidance of doubt, Cash and Cash Equivalents will be net of book overdrafts (outstanding checks in excess of cash balances in bank).

“China Allocation” shall have the meaning set forth in Section 2.10(b).

“Claim Certificate” shall have the meaning set forth in Section 8.6(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Conveyed Companies as of the close of business on the Closing Date calculated in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A and transferred to Purchaser at the Closing, if any.

“Closing Cash Amount” shall have the meaning set forth in Section 2.9(d).

“Closing Date” shall have the meaning set forth in Section 2.11(a).

“Closing Statement” shall have the meaning set forth in Section 2.9(b).

“Closing Working Capital” shall mean the Working Capital calculated as of the close of business on the Closing Date.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.14(d).

“Commingled Contract” shall mean any Contract of the type described in Section 3.10(a)(i), (iv), (v), (vii) or (viii) (it being understood that such Contract need not relate directly and predominantly to the Business) entered into prior to the Closing between Seller or any of its Affiliates, on the one hand, and one or more third parties, on the other hand, that directly benefits both the Business, on the one hand, and any business of Seller or its Affiliates (other than the Business), on the other hand.

“Commissionaire Agreement” shall mean a double commissionaire agreement in a form mutually agreed between Seller and Purchaser prior to the Closing.

“Competing Business” shall mean any business that competes with the Business (as the Business is conducted as of the date hereof).

“Confidential Information” shall mean any confidential information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such confidential information.

“Confidentiality Agreement” shall mean that certain letter agreement dated October 16, 2012 between Purchaser and Tyco Electronics Corporation, as supplemented by that certain letter agreement dated as of July 31, 2015 between Purchaser and Tyco Electronics Corporation.

“Contest” shall mean any audit, administrative or court proceeding or other dispute with respect to any Tax matter that affects any of the Conveyed Companies or relates to the Purchased Assets.

“Contract” shall mean any written or oral agreement, contract, indenture, note, mortgage, loan, instrument, license, guarantee, bond, lease, commitment, undertaking or understanding (in each case, other than purchase orders), including all amendments thereto.

“Controlled” means, with respect to any Intellectual Property owned or licensed by the Licensor Party or any of its Subsidiaries, that the Licensor Party or its Subsidiary, as applicable, has the right to grant a license (or a sublicense, as the case may be) on the terms set forth in this Agreement without: (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or (iii) requiring the payment or granting of material consideration to any third party.

“Conveyed Companies” shall mean the Conveyed Entities and their Subsidiaries, and each of the Conveyed Companies shall be referred to individually as a “Conveyed Company.”

“Conveyed Company Benefit Plan” shall mean, for each Business Benefit Plan that is sponsored, maintained or entered into by a Conveyed Company, the portion of such plan (or, if applicable, the entire such plan) in respect of which Purchaser is assuming Liabilities under Section 2.4(h).

“Conveyed Company Business Employee” shall mean any Business Employee who as of immediately prior to the Closing is employed by a Conveyed Company.

“Conveyed Company Covered Person” shall have the meaning set forth in Section 5.15.

“Conveyed Entities” shall mean those entities listed on Schedule 3.3(b) of the Seller Disclosure Letter, and each of the Conveyed Entities shall be referred to individually as a “Conveyed Entity.”

“Current Business Employee” shall mean any individual who would be a Business Employee if the Closing were to occur on the date of this Agreement.

“Deal Related Severance” shall mean the Termination Amounts payable to Business Employees whose employment with Seller or any of its Affiliates terminates (i) in connection with the transactions contemplated by this Agreement and who do not accept offers of employment or continued employment, as applicable, from Purchaser or its Affiliates that are not Qualifying Offers or (ii) in connection with the transactions contemplated by this Agreement and who do not accept Qualifying Offers, notwithstanding each of Purchaser and Seller complying with their respective obligations set forth in (c)Section 5.5 of this Agreement, subject to the provisions set forth in the definition of “Retained Severance” below.

“Debt Adjustment Amount” shall mean the sum of (i) the aggregate principal amount and accrued interest of all Indebtedness of the Conveyed Companies outstanding at the Closing and (ii) the Identified Pension Adjustment Amount.

“Disputed Item” shall have the meaning set forth in Section 2.9(d).

“Divestiture” shall have the meaning set forth in Section 5.4(d)(i).

“Dollars” and “$” shall each mean lawful money of the United States.

“Due Diligence Materials” shall have the meaning set forth in Section 4.7(a).

“Effective Time” shall have the meaning set forth in Section 2.11(a).

“Eligible Closing Date” shall have the meaning set forth in Section 2.11(a).

“End Date” shall have the meaning set forth in Section 9.1(a).

“Environmental Law” shall mean any Law, Order or other requirement of Law pertaining to pollution or the protection of the environment or natural resources or pertaining to the generation, handling, use, transport, treatment, storage, disposal, cleanup, release, leaking, dumping, migration or threatened release of, or human exposure to, petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any other substance listed, classified or regulated as a pollutant or otherwise as “hazardous,” “dangerous,” a “contaminant” or “toxic” or any similar term under any Law, Order or other requirement of Law pertaining to the environment.

“Environmental Matters” shall have the meaning set forth in Section 8.8.

“Equipment” shall have the meaning set forth in Section 2.2(b).

“Equipment Leases” shall have the meaning set forth in Section 2.2(b).

“Equity Interests” shall have the meaning set forth in the recitals hereto.

“Equity Selling Entity” shall mean each entity listed as such on Schedule 1.1(a) of the Seller Disclosure Letter, and all such entities shall be referred to collectively as the “Equity Selling Entities.”

“Equity Transfer Documents” shall have the meaning set forth in Section 2.6(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Aggregate Purchase Price” shall have the meaning set forth in Section 2.9(a).

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excepted Representations” shall mean the representations and warranties set forth in Section 3.5(ii) (solely with respect to the word “material” in “material license”), Section 3.6(i) (solely with respect to the word “material” to the extent incorporated by reference to Section 5.2(a)(i)), Section 3.6(ii), the last sentence of Section 3.8(b), Section 3.10(a), Section 3.13(a), Section 3.16(a), Section 3.16(b)(iii) and the first sentence of Section 3.22.

“Exchange Rate” shall have the meaning set forth in Section 1.2(j).

“Excluded Assets” shall have the meaning set forth in Section 2.3(a).

“Excluded Contracts” shall have the meaning set forth in Section 2.3(a)(x).

“Excluded Employee Liabilities” shall have the meaning set forth Section 2.4(h).

“Excluded Records” shall have the meaning set forth in Section 2.3(a)(xiii).

“Final Closing Working Capital” shall have the meaning set forth in Section 2.9(d).

“Final Debt Adjustment Amount” shall have the meaning set forth in Section 2.9(d).

“Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the Parties or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“Financial Disclosures” shall have the meaning set forth in Section 3.16(a).

“Financial Statements” shall have the meaning set forth in Section 3.16(a).

“Foreign Currency” shall mean any currency other than Dollars.

“Former Business Employee” shall mean any former employee of Seller, an Asset Selling Entity, a Conveyed Company or other Affiliate of Seller (other than a Conveyed Company) who, as of immediately prior to termination of employment with Seller or such Asset Selling Entity, Conveyed Company or Affiliate, was performing at least seventy-five (75%) of his or her services on behalf of the Business or a Conveyed Company.

“Further Allocation” shall have the meaning set forth in Section 2.10(b).

“GAAP” shall mean generally accepted accounting principles in the United States in effect as of the date hereof.

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, ministry, department, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Gross Purchase Price” shall mean $350,000,000.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, and any other substance listed, classified or regulated as a pollutant or otherwise as “hazardous,” “dangerous,” a “contaminant” or “toxic” under any Environmental Law.

“High Value” shall have the meaning set forth in Section 2.9(d)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Identified Pension Obligations” means the Liabilities associated with the Business Benefit Plans set forth on Schedule 1.1(e) of the Seller Disclosure Letter.

“Identified Pension Adjustment Amount” means the net liability amount of the Identified Pension Obligations calculated as of September 15, 2015 in accordance with the calculation (including assumptions) used for pension obligations in Seller’s fiscal 2015 consolidated financial statements; provided, however, that in the event Seller elects, prior to the Closing Date, to retain the Liabilities for the Business Benefit Plan identified as Plan #4 on Schedule 1.1(e) of the Seller Disclosure Letter, such Plan #4 shall be deemed removed from such Schedule and instead included on Schedule 2.4(h) of the Seller Disclosure Letter.

“Income Taxes” shall mean any Taxes based on, measured by or calculated with respect to gross or net income or gross receipts (including capital gains Taxes, minimum Taxes, Income Taxes collected by withholding, and Taxes on Tax preference items, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto, whether disputed or not.

“Indebtedness” of any Person shall mean (a) indebtedness of such Person for borrowed money and (b) obligations under capitalized leases (determined in accordance with Exhibit A; provided that only the capitalized amount shall be included in the definition of Indebtedness). For the avoidance of doubt, Indebtedness shall not include any current liabilities for trade payables or accrued expenses (including Taxes) incurred and payable in the ordinary course of business.

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“Information Technology” shall mean any equipment or interconnected system or subsystem of equipment that is used in the acquisition, storage, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information, or interface therewith, and any Software, firmware, circuitry, logic, algorithms, source code, object code, other code variants, libraries and related documentation, databases, manuals, user guides, specifications, training materials and any websites. For the avoidance of doubt, Information Technology includes printers, storage devices, mobile devices, computers, computer equipment and systems, including laptops and desktops, network equipment and systems, phone equipment and systems, email equipment and systems, printer equipment and systems, backup and disaster recovery equipment and systems, as well as firewall devices, wireless access points, switches, routers and servers, and any hardware or Software associated with any of the above. For clarity, Information Technology does not include any Intellectual Property rights related to any of the foregoing.

“Information Technology Contracts” means Contracts related to Information Technology assets, including Software licenses, subscription service and hosted agreements.

“Intellectual Property” shall mean any of the following: United States and foreign, worldwide, (i) patents, and applications and registrations therefor, together with all reissuances, divisionals, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto, and all foreign equivalents, and all international applications under the Patent Cooperation Treaty and all corresponding national stage applications filed in all countries with respect thereto; (ii) registered and unregistered trademarks, service marks, trade dress, logos and other indicia of origin, and all applications, registrations and renewals therefor, and intent-to-use registrations or similar reservations of marks (“Trademarks”); (iii) registered and unregistered copyrights and applications, registrations and renewals therefor; (iv) internet domain names, applications and reservations therefor; and (v) to the extent protectable under applicable Law, all trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including know-how, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intellectual Property Licenses” shall mean Contracts pursuant to which an Asset Selling Entity is a licensee of any Intellectual Property which is exclusively used in or exclusively related to the Business.

“Inventory” shall have the meaning set forth in Exhibit A.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Jurisdictional Allocation” shall have the meaning set forth in Section 2.10(a).

“Knowledge of Seller” shall have the meaning set forth in Section 1.4.

“Labor Related Payments” shall mean all payments to any Business Employee located in the jurisdiction set forth in Schedule 1.1(f) of the Seller Disclosure Letter that (i) Seller and Purchaser mutually and reasonably determine are necessary or advisable to be made to avoid labor strikes, slowdowns, stoppages, picketing, interruption of work or similar actions by such Business Employees in connection with the transactions contemplated by this Agreement, along with the employer portion of any Taxes due in respect of any such Liabilities or other payments related thereto or (ii) constitute Statutory Liabilities in the form of severance or other termination indemnities due by operation of or under applicable Law in connection with the consummation of the transactions contemplated by this Agreement.

“Law” shall mean any federal, state, territorial, foreign, provincial, local or municipal law, common law, statute, ordinance, rule, regulation, Order, treaty, constitution, administrative or authoritative interpretation, code or requirement of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.12(b).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or determinable.

“Licensee Party” means a Party in its capacity as a licensee of Intellectual Property pursuant to Section 5.12.

“Licensor Party” means a Party in its capacity as a licensor of Intellectual Property pursuant to Section 5.12.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, pledge, easement, right of way, preemptive right or other title retention agreement, judgment, attachment, exception to title or charge of any kind.

“Loss” or “Losses” shall mean any Actions, causes of action, judgments, awards, losses, liabilities, fines, fees, interest, penalties, expenses, costs or damages, whether or not based on contract, tort, warranty claims or otherwise (including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other advisors and agents, but excluding punitive damages (other than as may be payable to third parties) and special, incidental, indirect or consequential damages or damages based upon any multiple of lost earnings (including lost profits, loss of revenue, lost sales or diminution in value), in each case, other than as are reasonably foreseeable or as may be payable to third parties).

“Low Value” shall have the meaning set forth in Section 2.9(d)(i).

“Lower Working Capital Limit” shall have the meaning set forth in Section 2.9(e)(i).

“LTD Employee” shall mean any individual who (i) would, if such individual were actively employed immediately prior to the Closing Date, be a Business Employee, but which employee is instead on the Closing Date (x) absent due to receiving long term disability benefits under an applicable Business Benefit Plan or (y) not employed and on an approved leave of absence with a right to reinstatement and (ii) presents him/herself for active employment to Purchaser, a Conveyed Company or a successor entity of any Asset Selling Entity, as applicable, within six (6) months after the Closing Date (or within such longer period as may be required by applicable Law or Collective Bargaining Agreement).

“Material Adverse Effect” shall mean any event, circumstance, development, change or effect having a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Business; provided, however, that events, circumstances, developments, changes or effects resulting from: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP); (iii) changes generally affecting industries, markets or geographical areas in which the Business operates; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communications (other than to Seller or its Affiliates) by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business or any actions by employees set forth in the definition of Labor Related Payments; (v) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Seller expressly required by this Agreement (including the Restructuring and pursuant to Section 5.4); (vi) conduct by the Business prohibited under Section 5.2 to which Purchaser gave its express prior written consent; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; or (viii) any failure in and of itself of the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business (provided that the underlying causes of such failure may be considered if otherwise permitted by this definition), in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, except, in the case of the foregoing clauses (i), (ii), (iii) or (vii), to the extent having a materially disproportionate impact on the Business as compared to other companies with businesses similar to the Business.

“Material Contracts” shall have the meaning set forth in Section 3.10(a).

“Material Permits” shall mean Permits required for any material operations of the Business.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Lease” shall mean a lease substantially consistent with the terms attached hereto as Exhibit B to be entered into between the Affiliates of Seller and Purchaser set forth on Exhibit B at the Closing.

“OFAC” shall have the meaning set forth in Section 3.8(c).

“Order” shall mean any judgment, order, injunction, decree, ruling, writ, permit or license of any Governmental Authority or any arbiter.

“Other Transfer Documents” shall mean such deeds, bills of sale, asset transfer agreements, demerger deeds or plans, Intellectual Property transfer agreements, endorsements, assignments, assumptions, leases, subleases, affidavits, novations and other instruments of sale, conveyance, lease, transfer and assignment as may be required by local Law or custom to effect the transfer of the Purchased Assets, in each case, in such form as is reasonably satisfactory to the Parties (other than the Business Transfer Agreements).

“Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Parent Guarantees” shall have the meaning set forth in Section 5.16(a).

“Parent LofCs” shall have the meaning set forth in Section 5.16(a).

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payee” shall have the meaning set forth in Section 7.11.

“Payor” shall have the meaning set forth in Section 7.11.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a)(i).

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

“Permitted Designee” shall mean (i) the entities set forth on Schedule A of the Purchaser Disclosure Letter and (ii) any direct or indirect wholly owned Subsidiary (which for this purpose shall include any Subsidiary of Purchaser in which there exist one or more de minimis shareholders as required by local Law) of Purchaser so designated in writing by Purchaser; provided in the case of the foregoing clause (ii) that no such Subsidiary shall be a Permitted Designee without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed (it being understood that such consent will not be deemed to be unreasonably withheld, conditioned or delayed if the proposed designation as a Permitted Designee would materially delay the consummation of the transactions contemplated by this Agreement).

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid after payment thereof is due and payable without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) statutory Liens of lessors under real property leases and Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions of record to the extent affecting real property; (iv) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such asset in the conduct of the Business; (v) any zoning or other governmentally established restrictions or encumbrances; (vi) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vii) mechanic’s, materialman’s, warehouseman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (viii) Liens that do not, or would not reasonably be expected to, individually or in the aggregate, together with all other Permitted Liens, materially interfere with the use of the assets to which they relate in the conduct of the Business; and (ix) Liens listed on Schedule 1.1(g) of the Seller Disclosure Letter.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a labor union, a works council, a division or operating group of any of the foregoing or any other entity or organization, including any Governmental Authority.

“Pre-Closing Period” shall have the meaning set forth in Section 7.4(b).

“Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Equity Interests.

“Purchased Division” shall have the meaning set forth in Section 5.10.

“Purchased Marks” shall have the meaning set forth in Section 5.11.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Confidential Information” shall have the meaning set forth in Section 5.18.

“Purchaser Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2.

“Purchaser Released Claim” shall have the meaning set forth in Section 10.16(a).

“Purchaser Releasee” shall have the meaning set forth in Section 10.16(a).

“Purchaser Releasor” shall have the meaning set forth in Section 10.16(a).

“Purchaser Representative” shall mean any of Purchaser’s Representatives to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.5(i).

“Purchaser’s Refunds” shall have the meaning set forth in Section 7.7(b).

“Put Option” shall have the meaning set forth in Section 5.28(b).

“Qualified” shall mean any representation or warranty which is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects,” or similar qualification; and the use of any such term shall be deemed to be a “Qualification.”

“Qualifying Offer” shall mean an offer of employment or continued employment, as applicable, from Purchaser or its Affiliate to a Business Employee that is made in accordance with Section 5.5.

“Real Property Leases” shall have the meaning set forth in Section 3.12(b).

“Registered Combined Marks” shall have the meaning set forth in Section 5.12(a).

“Remedial Action” shall mean any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Substances.

“Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Restructuring” shall mean the actions set forth on Schedule 1.1(h) of the Seller Disclosure Letter.

“Retained Benefit Plan” shall mean each (i) Business Benefit Plan (other than an Assumed Plan or a Conveyed Company Benefit Plan) and (ii) each other Benefit Plan that is not a Business Benefit Plan and that is contributed to, sponsored, maintained or entered into by Seller, any of its Affiliates or any of their respective ERISA Affiliates.

“Retained Liabilities” shall have the meaning set forth in Section 2.5(a).

“Retained Severance” shall mean (i) all severance amounts payable to Former Business Employees, which amounts and Former Business Employees’ identification numbers are set forth on Schedule 1.1(i) of the Seller Disclosure Letter, (ii) any other severance amounts payable to any employee of Seller or any of its Affiliates whose employment is terminated prior to the Closing in connection with the Restructuring and (iii) fifty percent (50%) of any Deal Related Severance described in clause (ii) of the definition thereof that becomes payable to any Business Employees as described therein, notwithstanding each of Purchaser and Seller complying with their respective obligations set forth in Section 5.5 of this Agreement.

“Retention Bonuses” shall mean any retention bonuses payable to Business Employees or any other employees of Seller or its Affiliates pursuant to retention agreements entered into between Seller or any of its Affiliates and such employees (i) prior to the date hereof (including those Retention Agreements referenced on Schedule 3.14(a) of the Seller Disclosure Letter) or (ii) following the date hereof as permitted pursuant to Section 5.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Confidential Information” shall have the meaning set forth in Section 5.18.

“Seller China Legal Entities” means each of Raychem Electronics (Shanghai) Ltd., Raychem (Shanghai) Trading Ltd. and Tyco Electronics Technology (Kunshan) Co., Ltd.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

“Seller Entities” shall mean, collectively, the Equity Selling Entities and the Asset Selling Entities, and each of the Seller Entities shall be referred to individually as a “Seller Entity.”

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Seller Released Claim” shall have the meaning set forth in Section 10.16(b).

“Seller Releasee” shall have the meaning set forth in Section 10.16(b).

“Seller Releasor” shall have the meaning set forth in Section 10.16(b).

“Seller Retained Marks” shall mean “TE CONNECTIVITY”, “TE”, “TYCO”, “TYCO ELECTRONICS”, the TE Connectivity Logo, the Tyco Electronics logo and any foreign language version or translation of the foregoing, and any other Trademarks set forth on Schedule 5.10 of the Seller Disclosure Letter.

“Seller Savings Plans” shall have the meaning set forth in Section 5.5(i).

“Seller’s Refunds” shall have the meaning set forth in Section 7.7(a).

“Seller’s Taxes” shall have the meaning set forth in Section 7.1.

“Shanghai South Purchase” shall mean the purchase of the assets (other than any such assets that are Purchased Assets) of the Shanghai South Retained Business held by Raychem Electronics (Shanghai) Ltd. by Seller or an Affiliate of Seller (other than a Conveyed Company) as contemplated in connection with the Shanghai South Restructuring.

“Shanghai South Restructuring” shall mean the actions set forth on Schedule 1.1(h) of the Seller Disclosure Letter to the extent relating to Raychem Electronics (Shanghai), Ltd.

“Shanghai South Retained Business” shall mean the businesses (other than the Business) conducted by Raychem Electronics (Shanghai), Ltd.

“Software” shall mean computer software programs, source codes and related user manuals.

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities, (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person's probable Liabilities as they become absolute and matured, and (iii) such Person has adequate capital to carry on its business. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Specified Representations” shall mean each of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 (other than 3.3(c)), 3.18, 4.1, 4.2 or 4.9.

“Statutory Liabilities” shall mean all severance, termination amounts (including notice or other termination indemnities), pension, retirement or other similar amounts or Liabilities (including accrued vacation, PTO and any employer portion of any Taxes due in respect of any such Liabilities) that (a) are mandated or required by foreign Governmental Authorities by operation of or under applicable Law for the benefit of Business Employees who are principally based outside of the United States and (b) in the absence of the transactions contemplated by this Agreement would continue to accrue and become payable upon such Business Employees’ retirement, death, voluntary resignation or voluntary separation with Seller and its Affiliates, excluding the Retained Severance.

“Straddle Period” shall have the meaning set forth in Section 7.3(a).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors (or other persons performing similar functions) of such corporation (irrespective of whether or not at the time stock of any class or classes or other equity interests of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply Agreement” shall mean a supply agreement in a form mutually agreed between Seller and Purchaser prior to the Closing for the supply of the products set forth on Schedule 1.1(j).

“Tax Claim” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).

“Tax Notice” shall have the meaning set forth in Section 7.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).

“Tax Return” shall mean any return, declaration or report relating to Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security or similar social insurance obligations, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, whether disputed or not, and including Liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by Contract or otherwise.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).

“Termination Amounts” shall mean all severance, termination amounts (including notice or other termination indemnities) and similar amounts (including the Statutory Liabilities, accrued vacation, PTO and any employer sided Taxes related thereto, but excluding the Retained Severance) payable to the Business Employees in connection with the termination of their employment with Seller and its Affiliates.

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Toiya Agreement” means a Toiya agreement in a form mutually agreed between Seller and Purchaser prior to the Closing.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” shall mean all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, goods and services tax or other such similar Taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement; provided, however that in no event shall Transfer Taxes be understood to mean Taxes incurred by Seller or any of its Affiliates as a consequence of the Restructuring.

“Transferred Employee” shall mean any (i) Conveyed Company Business Employee, (ii) other Business Employee who pursuant to Section 5.5 accepts an offer of employment from, and commences employment with, Purchaser or any of its Affiliates or (iii) Asset Selling Entity Business Employee who pursuant to Section 5.5 continues employment with the Purchaser or any of its Affiliates by operation of Law in connection with the transactions contemplated by this Agreement (and such individual does not object to such continued employment, where such right exists under applicable Law).

“Transferred Intellectual Property” shall have the meaning set forth in Section 2.2(f).

“Transferred IT Assets” shall have the meaning set forth in Section 2.2(e).

“Transferred Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Transition Services Agreement” shall mean a transition services agreement substantially in the form attached hereto as Exhibit C to be entered into between Seller and Purchaser at the Closing.

“Upper Working Capital Limit” shall have the meaning set forth in Section 2.9(e)(i).

“WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988 and any similar state, local or foreign Law.

“Working Capital” shall mean the current assets of the Business (excluding Closing Cash and current and deferred Income Tax assets) less the current liabilities of the Business (excluding Indebtedness, Retained Severance, Retention Bonuses, Pension and deferred compensation obligations, deferred Income Tax liabilities and accrued Income Tax liabilities), in each case included in the Purchased Assets and Assumed Liabilities or owed or owing by the Conveyed Companies, as the case may be, taken as a whole and determined in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit A and with the specific account inclusions and exclusions as listed within the Illustrative calculation of Working Capital in Exhibit A1.

Section 1.2            Construction. In this Agreement, unless the context otherwise requires:

(a)                any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excludes e-mail communications);

(b)               the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties including, in the case of “made available” to Purchaser, material that has been posted in the “data room” (virtual or otherwise) established by Seller;

(c)                words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d)               references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(e)                references to “day” or “days” are to calendar days;

(f)                references to “the date hereof” shall mean as of the date of this Agreement;

(g)               unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h)               references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i)                 “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j)                 other than with respect to Exhibit A, Exhibit A1 or any calculation of Working Capital, wherever conversion of values to or from any Foreign Currency for a particular date or period shall be required, either pursuant to this Agreement or pursuant to any Ancillary Agreement, such conversion shall be made (i) using the closing rate provided by Bloomberg (the “Exchange Rate”) three (3) Business Days prior to the applicable date or (ii) as otherwise required by applicable Law.

Section 1.3            Exhibits and Disclosure Letters. The Exhibits to this Agreement, the Purchaser Disclosure Letter and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4            Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4 of the Seller Disclosure Letter, after reasonable investigation. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4 of the Purchaser Disclosure Letter, after reasonable investigation. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by Seller, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed on Schedule 1.4 of the Seller Disclosure Letter or any notice of which one of such individuals has actual knowledge, after reasonable investigation.

ARTICLE II

PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause the Equity Selling Entities to sell, convey, assign and transfer to Purchaser (or its Permitted Designee, as directed in writing by Purchaser), free and clear of all Liens, and Purchaser agrees to purchase, acquire and accept or cause its Permitted Designee to purchase, acquire and accept from the Equity Selling Entities, all right, title and interest in and to the Equity Interests; it being understood that such transfer of the Equity Interests shall (i) constitute the transfer of the assets of the Conveyed Companies (including the corporate books and records (including any personnel records of any Transferred Employee to the extent permitted by applicable Law) of the Conveyed Companies) that would be Purchased Assets if owned by an Asset Selling Entity and (ii) not constitute the transfer of any assets of the Conveyed Companies that would be Excluded Assets if owned by an Asset Selling Entity; provided that if the Shanghai South Restructuring has not been completed prior to the Closing, the transfer of the Equity Interests shall also constitute the transfer of the assets of the Shanghai South Retained Business.

Section 2.2            Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall cause each Asset Selling Entity to sell, convey, assign and transfer to Purchaser (or its Permitted Designee, as directed in writing by Purchaser), free and clear of all Liens other than Permitted Liens, and Purchaser or its Permitted Designee shall purchase, acquire and accept from each such Asset Selling Entity, all of each Asset Selling Entity’s right, title and interest in the following assets, properties and rights owned, held or used by such Asset Selling Entity (collectively, and together with (i) the assets transferred pursuant to Section 2.1 and (ii) the Equity Interests in Conveyed Companies held by another Conveyed Company, the “Purchased Assets”), as the same may exist on the Closing Date:

(a)                the Transferred Owned Real Property set forth on Schedule 2.2(a) of the Seller Disclosure Letter, together with the Asset Selling Entities’ right, title or interest in and to any fixtures, structures or improvements comprising part of such Transferred Owned Real Property;

(b)               all personal property and interests therein (other than Intellectual Property, Information Technology and Software), including all the equipment, vehicles, machinery, tools, spare parts, furniture and other tangible personal property owned, leased or licensed by the Asset Selling Entities and primarily related to the Business, including the equipment listed on Schedule 2.2(b) of the Seller Disclosure Letter (collectively, the “Equipment”, with the leases relating to any Equipment so leased being referred to herein as the “Equipment Leases”);

(c)                the Contracts primarily relating to the Business or exclusively relating to Purchased Assets (other than (i) licenses to Intellectual Property, (ii) Information Technology Contracts, (iii) Equipment Leases, (iv) Real Estate Leases and (v) Contracts relating primarily to the Excluded Assets), including the Contracts set forth on Schedule 2.2(c) of the Seller Disclosure Letter (collectively, the “Assumed Contracts”), and all outstanding purchase orders to the extent relating to the Business;

(d)               all Inventory used primarily in the Business;

(e)                the (i) Information Technology assets (other than Software, IT support services contracts or Information Technology Contracts) owned, used or leased by, or licensed to, the Asset Selling Entities that is located at any Transferred Owned Real Property or the Leased Real Property that constitutes a Purchased Asset (other than 287 Qin Jiang Road, Shanghai, China), (ii) the Information Technology (other than Software, IT support services or Information Technology Contracts) directly assigned to one or more Transferred Employees (e.g., laptops), (iii) Software downloaded onto, or installed in, any hardware directly assigned to one or more Transferred Employees, other than the Software set forth on Schedule 2.2(e) of the Seller Disclosure Letter, (iv) any other Software, Information Technology or Information Technology Contracts exclusively relating to the Business and (v) IT support services contracts primarily relating to the Business (collectively, the “Transferred IT Assets”);

(f)                the registered and common law trademarks and copyrights, the domain names and the patents, and any applications (filed or unfiled) for the foregoing set forth on Schedule 2.2(f) of the Seller Disclosure Letter and all other Intellectual Property of Seller or any Asset Selling Entity to the extent exclusively used in or exclusively related to the Business (collectively, together with any Intellectual Property owned by a Conveyed Company, the “Transferred Intellectual Property”);

(g)               all Intellectual Property Licenses;

(h)               transferable Permits owned, utilized, held or maintained by or licensed to the Asset Selling Entities (subject to the terms of such Permits) relating primarily to the Business, the Conveyed Companies (to the extent relating to the Business) any Transferred Employee or to the Purchased Assets;

(i)                 all customer, distributor, vendor, supplier, contractor, and service-provider lists primarily relating to the Business, and all files, data, databases, documents and records (including billing, payment and dispute histories, credit information and similar data) primarily relating to the Business, and other business and financial records, files, books and documents primarily relating to the Business, in each case whether in hard copy or computer format (collectively, the “Business Records”);

(j)                 the accounts and notes receivable of the Business, including Assumed Intercompany Receivables and all loans and other advances owing to Seller or any of its Affiliates by any Business Employee but excluding all other intercompany receivables;

(k)               all prepaid expenses and deposits and refunds to the extent relating to the Business (other than prepaid insurance) or the Purchased Assets or arising out of the Assumed Contracts;

(l)                 all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) to the extent relating to any of the Purchased Assets, the Conveyed Companies (other than to the extent primarily relating to the Excluded Assets) or Assumed Liabilities or to the Business;

(m)             the goodwill of the Business;

(n)               all advertising, marketing, sales and promotional materials relating primarily to the Business;

(o)               all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any of the Purchased Assets or assets that would have been included in the Purchased Assets but for such damage or complete destruction, other than to the extent related to a Retained Liability or an Excluded Asset, in each case net of any deductible and the actual out of pocket cost of repair or replacement incurred by the Seller Entities prior to the Closing and related administrative costs;

(p)               all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors and rights to contractual refunds or rebates in relation to any of the Purchased Assets;

(q)               all assets to be transferred to such Asset Selling Entity in connection with the Restructuring;

(r)                 the Assumed Plans, Conveyed Company Benefit Plans and any assets, trust agreements and other funding Contracts related thereto;

(s)                all of the rights and interests of Seller and its Affiliates in and to the confidentiality agreements entered into by Seller or any of its Affiliates in connection with the sale of the Business; and

(t)                 all other assets set forth on Schedule 2.2(t) of the Seller Disclosure Letter.

Section 2.3            Excluded Assets of the Business.

(a)                Notwithstanding any other provision in this Agreement to the contrary, Purchaser is not purchasing from any of the Asset Selling Entities any of the following (collectively, together with the assets excepted from transferring pursuant to Section 2.1, the “Excluded Assets”), and shall acquire no right to or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby, except for any such rights or interests granted to Purchaser or any of its Affiliates pursuant to any of the Ancillary Agreements:

(i)                 Cash and Cash Equivalents, other than Cash and Cash Equivalents used in the determination of the Closing Cash and transferred to Purchaser or a Permitted Designee;

(ii)               all intercompany receivables in respect of the Business, other than Assumed Intercompany Receivables;

(iii)             the corporate books and records of the Asset Selling Entities;

(iv)             without in any way limiting Purchaser’s rights or Seller’s obligations under Section 5.24, all current and prior insurance policies (and all rights of any nature with respect thereto), including all insurance proceeds received or receivable thereunder (other than any such amounts included in the Purchased Assets pursuant to Section 2.2(o)) and rights to assert claims with respect to any such insurance recoveries;

(v)               any Retained Benefit Plan and any assets, trust agreements and other funding Contracts related thereto;

(vi)             the Seller Retained Marks and any other item set forth on Schedule 5.10 of the Seller Disclosure Letter;

(vii)           all loans and other advances owing to Seller or any of its Affiliates by each Business Employee who does not become a Transferred Employee;

(viii)         the Tax records (including Tax Returns and supporting workpapers) covering any period or portion thereof ending, or any transaction of any Asset Selling Entity occurring, on or prior to the Closing Date;

(ix)             the personnel records (including all human resources and other records) of an Asset Selling Entity relating to employees of an Asset Selling Entity who did not become Transferred Employees;

(x)               all of the rights and interests of any Asset Selling Entity in and to the Contracts specified in Schedule 2.3(a)(x) of the Seller Disclosure Letter (the “Excluded Contracts”);

(xi)             any assets and associated claims to the extent arising out of the Retained Liabilities;

(xii)           all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets;

(xiii)         (i) all customer, distributor, vendor, supplier, contractor, and service-provider lists primarily relating to the businesses of Seller and its Affiliates (other than the Business) or the Excluded Assets or Retained Liabilities, and all files, data, databases, documents and records (including billing, payment and dispute histories, credit information and similar data) primarily relating to the businesses of Seller and its Affiliates (other than the Business) or the Excluded Assets or Retained Liabilities, and other business, Tax and financial records, files, books and documents primarily relating to the businesses of Seller and its Affiliates (other than the Business) or the Excluded Assets or Retained Liabilities, in each case whether in hard copy or computer format, (ii) all such documents to the extent related to the businesses of Seller and its Affiliates (other than the Business) or the Excluded Assets or Retained Liabilities and that can easily be separated from the Business Records and (iii) all such documents that a Seller Entity is required by Law to retain and with respect to which Seller shall have provided (or caused to be provided) a copy to Purchaser at or prior to the Closing (collectively, the “Excluded Records”);

(xiv)         any legal or beneficial interest in the share capital of the entities listed on Schedule 2.3(a)(xiv) of the Seller Disclosure Letter, notwithstanding the fact that such entities are related directly and predominantly to the Business;

(xv)           any legal or beneficial interest in the Internet websites listed on Schedule 2.3(a)(xv) of the Seller Disclosure Letter, notwithstanding the fact that such sites are related directly and predominantly to the Business;

(xvi)         all Seller’s Refunds and credits of Taxes due to Seller or any of its Affiliates pursuant to Section 7.7;

(xvii)       all receivables from Tax authorities related to value-added Taxes or similar Taxes or import/export duties of or with respect to a Pre-Closing Period for which Seller would otherwise be responsible pursuant to Article VII;

(xviii)     all other assets set forth on Schedule 2.3(a)(xviii) of the Seller Disclosure Letter;

(xix)      all Information Technology, Software, IT support services contracts and Information Technology Contracts (other than the Transferred IT Assets); and

(xx)       any Intellectual Property owned by or licensed to an Asset Selling Entity (other than the Transferred Intellectual Property and Intellectual Property Licenses); and

(xxi)      the assets of the Shanghai South Retained Business.

(b)               After the Closing Date, Purchaser and Seller shall take all actions (and shall each cause their respective Affiliates to take all actions) as reasonably requested by the other party to effect the provisions of Section 2.2 and this Section 2.3, including the prompt return of any Excluded Assets, and any other assets that are not Purchased Assets, that are owned by any Asset Selling Entity and are transferred inadvertently at the Closing, and the prompt transfer of any Purchased Assets that are inadvertently not transferred at the Closing.

Section 2.4            Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser (or its applicable Permitted Designee) agrees, effective at the Closing, that it shall, or shall cause a Permitted Designee to, assume and to satisfy, pay, perform and discharge when due all Liabilities of Seller and its Affiliates to the extent relating to the Purchased Assets or the Business, whether arising prior to or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations to be so assumed, satisfied or discharged being herein collectively called the “Assumed Liabilities”); provided that (i) any Assumed Liability that is a Liability of a Conveyed Company as of the Closing shall remain a Liability of such Conveyed Company and (ii) Purchaser and its applicable Permitted Designees are assuming only the Assumed Liabilities. Without limiting the generality of the foregoing, Assumed Liabilities shall include, without limitation, the following:

(a)                all Actions to the extent resulting from the conduct of the Business or the ownership of the Equity Interests or the ownership or operation of the Purchased Assets prior to, at or after the Closing, including lawsuits and claims relating to any alleged Intellectual Property infringement, but in each case other than Actions to the extent relating to (i) Retained Liabilities or (ii) the matter set forth on Schedule 2.4(a);

(b)               all Liabilities, including all Actions, to the extent arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing, including indemnification or warranty obligations and irrespective of any legal theory asserted, in each case other than Liabilities that are Retained Liabilities;

(c)                all Liabilities and other obligations under the Equipment Leases and the Assumed Contracts, and all purchase orders in respect thereof included in the Purchased Assets;

(d)               all accounts payable and other accrued expenses of the Business, (including accrued non-Income Taxes but excluding accrued Income Taxes), and all Liabilities to suppliers for products and services relating to the Business prior to, at or after the Closing;

(e)                all Liabilities arising prior to, at or after the Closing under any Contracts that are assigned to Purchaser pursuant to Section 2.1, Section 2.2 or Section 2.7 at or subsequent to the Closing;

(f)                all other Liabilities set forth in Schedule 2.4(f) of the Seller Disclosure Letter;

(g)               all Liabilities arising prior to, at or after the Closing relating to any Environmental Law or Hazardous Substance, to the extent relating to (i) any Purchased Asset or the Business (as currently or formerly conducted), (ii) any property or assets now or previously owned, leased or operated by the Business (as currently or formerly conducted) or any Asset Selling Entity or its predecessors (in each case, to the extent relating to the Purchased Assets or the Business (as currently or formerly conducted)) or (iii) any off-site disposal of waste by the Business (as currently or formerly conducted) or from a Purchased Asset, in each case to the extent relating to the Purchased Assets or the Business;

(h)               (i) all Liabilities with respect to Transferred Employees (including Liabilities with respect to any Business Benefit Plan, including for the avoidance of doubt any Business Benefit Plan that is a Retained Benefit Plan), (ii) the Deal Related Severance (to the extent provided therein) and Labor Related Payments, and (iii) the Identified Pension Obligations, but excluding (w) Liabilities relating to health and welfare, workers compensation and similar benefits provided under Business Benefit Plans that cannot be attributed to specific Transferred Employees (the “Unattributable Employee Liabilities”), (x) the Retained Severance, (y) the Retention Bonuses and (z) Liabilities relating to the Business Benefit Plans set forth on Schedule 2.4(h) of the Seller Disclosure Letter (the Liabilities described in clauses (w) through (z), the “Excluded Employee Liabilities”);

(i)                 all Liabilities with respect to the Assumed Plans and the Conveyed Company Benefit Plans;

(j)                 all Liabilities for or with respect to Taxes for which Purchaser bears responsibility pursuant to Article VII;

(k)               all other Liabilities that are not Retained Liabilities arising prior to, at or after the Closing to the extent relating to the ownership or operation of the Business or the Purchased Assets, including all Liabilities included in the Closing Working Capital; and

(l)                 all Liabilities under the portion of any Commingled Contract to the extent relating to the Business.

Section 2.5            Retained Liabilities of the Business.

(a)                Notwithstanding any provision in this Agreement, Seller and its Affiliates (other than the Conveyed Companies) shall retain and be responsible for the following Liabilities (collectively, the “Retained Liabilities”):

(i)                 Liabilities for which any of Seller or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Ancillary Agreement;

(ii)               except as expressly set forth in Section 2.4(h), Section 2.4(i) or Section 5.7, Liabilities to the extent related to the Excluded Assets;

(iii)             intercompany Liabilities of Seller and its Affiliates, other than the Assumed Intercompany Payables and Liabilities related to the Assumed Intercompany Receivables;

(iv)             except as otherwise provided for herein, any attorney, investment banker, consultant, tax accountant, accountant or advisor fees (or similar costs or expenses) incurred by Seller and its Affiliates in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, including all costs and expenses associated with the engagement of Citigroup Global Markets, Inc.;

(v)               any Liabilities of any of Seller or an Affiliate of Seller to pay any Indebtedness incurred prior to the Closing (except to the extent reflected in the Debt Adjustment Amount);

(vi)             all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Article VII;

(vii)           all payables related to value-added Taxes or similar Taxes or import/export duties of or with respect to a Pre-Closing Period for which Seller would otherwise be responsible pursuant to Article VII;

(viii)         all Liabilities to the extent relating to (A) any current or former employee of Seller or its Affiliates (including any Former Business Employees) other than any Business Employee to the extent set forth in Sections 2.4(h) and (i) above and (B) the Excluded Employee Liabilities;

(ix)             all Liabilities to the extent relating to any Retained Benefit Plan, except to the extent set forth in Section 2.4(h) above;

(x)               all Liabilities relating to the matters described in Schedule 2.5(a)(x) of the Seller Disclosure Letter

(xi)             all Liabilities to the extent relating to or arising out of the Restructuring (other than any such Liabilities that are Assumed Liabilities);

(xii)           all Liabilities to the extent relating to the matter set forth on Schedule 2.4(a) of the Seller Disclosure Letter;

(xiii)         all Liabilities to the extent not related to the Business or the Purchased Assets (other than any such Liabilities that are Assumed Liabilities);

(xiv)         except as expressly set forth in Section 2.4(g), all Liabilities relating to any Environmental Law, Hazardous Substance, or off-site disposal of waste;

(xv)           all Liabilities of the Conveyed Companies which would be Retained Liabilities pursuant to this Section 2.5 if Liabilities of Seller or any Affiliate of Seller other than a Conveyed Company;

(xvi)         all Liabilities under the portion of any Commingled Contract to the extent relating to the businesses retained by Seller and its Affiliates; and

(xvii)       all Liabilities of, arising from, relating to or in connection with the Persons set forth on Schedule 2.5(a)(xvii) of the Seller Disclosure Letter.

Section 2.6            Business Transfer Agreements; Other Transfer Documents and Equity Transfer Documents.

(a)                The transfer of the Purchased Assets and Assumed Liabilities will be effected at the Closing pursuant to short-form business, corporate divestiture and asset transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer the Purchased Assets and Assumed Liabilities to Purchaser (or, if directed in writing by Purchaser, its Permitted Designee) entered into between Seller or the applicable Asset Selling Entity, on the one hand, and Purchaser (or, if directed in writing by Purchaser, its applicable Permitted Designee), on the other hand, in each case in a form reasonably agreed between the Parties and compliant with all applicable Laws involved in such transfer (collectively, the “Business Transfer Agreements”); provided that if such Purchased Assets or Assumed Liabilities of any such Asset Selling Entity are of a type or nature that are not transferable under local Law or custom pursuant to the Business Transfer Agreement, or if the Business Transfer Agreement is not sufficient under local Law or custom to transfer to Purchaser or its applicable Permitted Designee such applicable Purchased Assets and Assumed Liabilities, the transfer of such Purchased Assets and Assumed Liabilities shall be effected or further substantiated, as applicable, pursuant to the Other Transfer Documents.

(b)               The transfer of the Equity Interests will be effected at the Closing pursuant to short-form equity transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer the Equity Interests of each Conveyed Entity to Purchaser (or, if directed in writing by Purchaser, its Permitted Designee) in accordance with the Laws of the jurisdiction of organization, incorporation or formation of such Conveyed Entity (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in a form reasonably agreed between the Parties (the “Equity Transfer Documents”); provided that if such Equity Interests are of a type or nature that are not transferrable under local Law or custom pursuant to the Equity Transfer Documents, or if the Equity Transfer Document is not sufficient under local Law or custom to transfer to Purchaser or its applicable Permitted Designee such applicable Equity Interest, the transfer of such Equity Interest shall be effected or further substantiated, as applicable, by such other deeds, documents and instruments as are necessary or appropriate to effect the valid transfer of the Equity Interests.

(c)                Notwithstanding anything to the contrary herein or in any Equity Transfer Documents or Business Transfer Agreements, any consideration paid by Purchaser or any of its Affiliates to Seller or any of its Affiliates pursuant to any Equity Transfer Documents or Business Transfer Agreements shall be deemed for all purposes to comprise part of, and not be in addition to, the Aggregate Purchase Price.

(d)               In the event of any conflict or inconsistency between the terms of this Agreement and the terms any Business Transfer Agreement or Other Transfer Agreement, Purchaser and Seller agree, on behalf of themselves and their respective Affiliates, the terms of this Agreement will govern, unless such Business Transfer Agreement or Other Transfer Agreement expressly provides that it will govern with respect to any such conflict or inconsistency (and then only to the extent provided therein).

Section 2.7            Consents; Commingled Contracts; Services.

(a)                Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract, other Purchased Asset or right which is not assignable or transferable without (i) the consent of any Person other than Seller, the Seller Entities, the Conveyed Companies or any Subsidiary of Seller or Purchaser, to the extent that such consent shall not have been given prior to the Closing or (ii) violating applicable Law; provided, however, that each of Seller and Purchaser shall have the obligation, from the date of this Agreement and continuing for twelve (12) months after the Closing, to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof, it being understood that (x) neither Seller, Purchaser nor any of their respective Affiliates shall be required to expend money, incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents and (y) in connection therewith, Seller shall not, and shall cause its Affiliates (including, if prior to the Closing, the Conveyed Companies) not to, (A) commit to make any payments other than cash payments that are Retained Liabilities or otherwise paid in full prior to the Closing or (B) make any non-monetary concession that would purport to bind Purchaser, its Affiliates, the Business or any Conveyed Company following the Closing, in each case without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the requisite consents are not obtained prior to the Closing with respect to any such Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract, Purchased Asset or right, upon obtaining the requisite third-party consents thereto, such Equipment Leases, Intellectual Property Licenses, Permits, Assumed Contracts, Contracts, Purchased Assets or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Purchaser hereunder at no additional cost. Seller and Purchaser shall cooperate in good faith in respect of their obligations pursuant to this Section 2.7(a).

(b)               With respect to any Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract, Purchased Asset or right that is not transferred and assigned to Purchaser at the Closing by reason of Section 2.7(a), for twelve (12) months after the Closing (or, if shorter, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser), the Parties shall, to the extent permitted by applicable Law, cooperate with each other and use their reasonable best efforts, upon written request of Purchaser, in endeavoring to obtain for Purchaser, at no cost to Seller, Purchaser or any of their Affiliates, an arrangement with respect thereto to provide for Purchaser substantially comparable benefits therein and to otherwise put Purchaser and Seller (and their respective Affiliates) in the position they would have been in had such Purchased Asset been transferred at the Closing. In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, without further consideration therefor, pay and remit to Purchaser or its Permitted Designee all monies, rights and other consideration received in respect of such Purchased Asset as promptly as reasonably practicable after receipt thereof and Purchaser shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller and its Affiliates in respect of such performance as would have been assumed by Purchaser hereunder if such Purchased Asset had been transferred at the Closing. Other than with respect to the Retained Liabilities, Purchaser agrees to indemnify Seller or any of its Affiliates in respect of all Liabilities of Seller or any of its Affiliates in respect of any such arrangement, continuing operations and underlying lease, license, Contract, agreement or right.

(c)                Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required in connection with the transfer of Purchased Assets, including from parties to the Equipment Leases, Intellectual Property Licenses, Permits, Assumed Contracts and other Contracts, and that such consents may not be obtained. Purchaser agrees that neither Seller nor any of its Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents that may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right, as a result thereof, except to the extent that a failure to disclose the need for any such consent constitutes a breach of the representations and warranties contained in Section 3.5. Purchaser further agrees that no condition to Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination.

(d)               Notwithstanding anything to the contrary in this Agreement, the Parties agree that it is advisable for the Commingled Contracts (other than the Commingled Contracts set forth on Schedule 2.7(d) of the Seller Disclosure Letter) to be separated into separate Contracts between the applicable third party, on the one hand, and each of (i) the business retained by Seller and its Affiliates and (ii) the Business, on the other hand. The Parties agree to cooperate and use their commercially reasonable efforts to provide reasonable assistance prior to and for twelve (12) months after the Closing in effecting the separation of such Commingled Contracts on substantially the same terms as currently in effect or other terms reasonably mutually agreeable to the Parties, it being understood that neither the Seller Entities, Purchaser nor any of their respective Affiliates shall be required to expend money, incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to effect any such separation and in connection therewith, Seller shall not, and shall cause its Affiliates (including, if prior to the Closing, the Conveyed Companies) not to, (A) commit to make any payments other than cash payments that are Retained Liabilities or otherwise paid in full prior to the Closing or (B) make any non-monetary concession that would purport to bind Purchaser, its Affiliates, the Business or any Conveyed Company following the Closing, in each case without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). With respect to each such Commingled Contract, until any separate contract is obtained therefor, the Parties shall use their commercially reasonable efforts for twelve (12) months after the Closing to obtain for each Party, at no cost to Seller, Purchaser or any of their respective Affiliates, an arrangement with respect thereto to provide for each Party substantially comparable benefits therein and to otherwise put each Party (and their respective Affiliates) in the position they would have been in had the rights and obligations relating to the Business and the business retained by Seller and its Affiliates under such Commingled Contract been separated at the Closing. The Party not retaining a given Commingled Contract agrees to indemnify (in proportion to the relative rights and obligations of the Parties under the Commingled Contract) the party retaining the Commingled Contract or any of its Affiliates in respect of all Liabilities of such retaining Party or any of its Affiliates in respect of any such Commingled Contract arrangement. In furtherance of the foregoing, if Seller or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, receives any benefit or payment under any Commingled Contract that relates to the portion of the Commingled Contract not retained by such Party, Seller and Purchaser shall, and shall cause their respective Affiliates to, promptly deliver such benefit or payment to the other Party.

(e)                In the event that during the period prior to the Closing, Purchaser identifies any service, other than a service set forth on Schedule 2.7(e) of the Seller Disclosure Letter, that was provided to the Business during the twelve (12) months immediately prior to the Effective Time by Seller or any of its Affiliates, either directly or indirectly through third-party service providers, that Service Recipient reasonably believes is reasonably necessary for it and its Affiliates to operate the Business following the Closing substantially as conducted during the twelve (12) month period prior to the Effective Time (and which service is not contemplated hereby or by any Ancillary Agreement to be provided through the Purchased Assets or Conveyed Companies), Purchaser and Seller shall add such service to the Transition Services Agreement such that Seller or its Affiliates will, subject to the terms and conditions of the Transition Services Agreement generally applicable to other services thereunder, provide (or arrange for the provision of) such service to Purchaser and its Affiliates. Further, Purchaser shall, at its sole option, and upon written notice to Seller no less than thirty (30) days prior to the Closing, have the right to elect to not receive one or more services that would otherwise be terminable by Purchaser in accordance with the terms of the Transition Services Agreement if it were in effect on the date hereof (i.e., any individual line item set forth on the Services and Pricing Schedules), and such Services and Pricing Schedules shall be updated accordingly prior to the Closing; provided, however, that at the time Purchaser elects to not receive any particular Service, it shall also elect to not receive any related services that are expressly described as such in the Services and Pricing Schedules to the Transition Services Agreement. Prior to the Closing, Seller and Purchaser shall discuss in good faith reasonable requests by the other Party (i) to designate additional related services that must be terminated concurrently and (ii) to unbundle separable services included as a single service for the purpose of allowing individual termination of such services (and the associated reduction in prices due to any portion of such unbundled service not being provided pursuant to the Transition Services Agreement). In the event that Purchaser and Seller agree with respect to additional related services that must be terminated concurrently or the unbundling of separable services that may be terminated individually (and the associated price reductions), Purchaser and Seller will revise the Services and Pricing Schedules to the Transition Services Agreement to reflect such agreement.

Section 2.8            Purchase Price. In consideration of the sale and transfer of the Equity Interests and the Purchased Assets, Purchaser agrees to purchase from the Equity Selling Entities the Equity Interests and to purchase from the Asset Selling Entities the Purchased Assets, for an aggregate purchase price equal to the Gross Purchase Price, subject to adjustment pursuant to Section 2.9 (as so adjusted, the “Aggregate Purchase Price”). At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller an amount equal to the Gross Purchase Price, by wire transfer of immediately available funds to the account or accounts previously notified by Seller in writing to Purchaser.

Section 2.9            Purchase Price Adjustment.

(a)                Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) setting forth Seller’s good faith calculation of each of (i) the Closing Working Capital, (ii) the Closing Cash, (iii) the Debt Adjustment Amount and (iv) the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”) (in each case, together with reasonable supporting documentation). The Closing Statement shall be prepared in a manner consistent with Exhibit A and Exhibit A1.

(b)               Each of Purchaser and Seller shall give the other Party and its Representatives reasonable access during normal business hours to the premises, books and records, and appropriate personnel of the Business, the Conveyed Companies, Purchaser, Seller and their respective Affiliates, as applicable, reasonably requested by such other Party for purposes of the preparation or review of the Closing Statement in accordance with this Section 2.9.

(c)                For the avoidance of doubt and solely as an illustration of the methodology set forth in this Section 2.9, Exhibit A1 sets forth a calculation of how Base Working Capital was derived. Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Seller and its Representatives, and Seller and its Representatives shall have reasonable access, upon reasonable notice, to all relevant schedules, memoranda and other documents prepared by Purchaser or its Representatives (including its outside accountants) to the extent such materials have been prepared by Purchaser or its Representatives and relate to the calculation of the Closing Working Capital and/or the Closing Cash and/or the Debt Adjustment Amount in any respect (with all such information treated as Purchaser Confidential Information subject to Section 5.18). Seller shall instruct its employees and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Purchaser and its Representatives, and Purchaser and its Representatives shall have reasonable access, upon reasonable notice, to all relevant schedules, memoranda and other documents prepared by Seller or its Representatives (including its outside accountants) to the extent such materials have been prepared by Seller or its Representatives and relate to the calculation of the Closing Working Capital and/or the Closing Cash and/or the Debt Adjustment Amount in any respect (with all such information subject to Section 5.18).

(d)               Each Party and their respective accountants and financial and other advisors may make reasonable inquiries of the other Party and/or such other Party’s accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their preparation and review. Purchaser shall complete its review of the Closing Statement within sixty (60) days after the delivery thereof to Purchaser. Promptly following completion of its review (but in no event later than the conclusion of the sixty (60) day period), Purchaser may submit to Seller a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that any such letter must specify (i) the items of the Closing Statement with which Purchaser disagrees, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement (each, a “Disputed Item”) and (iii) the specific amount of such disagreement and supporting documentation and calculations; and provided, further, that Purchaser may only disagree with the Closing Statement to the extent Purchaser claims Seller did not prepare the Closing Statement in a manner consistent with this Agreement and the policies and principles set forth on Exhibit A and Exhibit A1. If Purchaser does not deliver a letter disagreeing with the accuracy of the Closing Statement before the conclusion of such sixty (60) day period, the Closing Statement shall be final and binding upon the Parties and Purchaser shall be deemed to have agreed with all items and amounts contained in the Closing Statement. If Purchaser does deliver such a letter, following such delivery, Seller and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Closing Statement. Any items as to which there is no disagreement shall be deemed agreed. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of such letter, then Seller and Purchaser shall submit any unresolved Disputed Item to the Accountant for determination. The parties shall request that the determination of the Accountant with respect to any such Disputed Item be completed within thirty (30) days of submission of such Disputed Item to the Accountant and shall be determined in accordance with this Agreement and be final and binding upon Seller and Purchaser. The parties shall instruct the Accountant to adopt a position within the range of positions submitted by Seller and Purchaser with respect to any Disputed Item. The Accountant’s determination regarding any Disputed Item shall be based solely on whether Seller included such Disputed Item in or excluded such Disputed Item from the Closing Statement or calculated such Disputed Item, as the case may be, in a manner consistent with the policies and principles set forth on Exhibit A and Exhibit A1. The Closing Working Capital as finally determined in accordance herewith shall be referred to as the “Final Closing Working Capital.” The Closing Cash as finally determined in accordance herewith shall be referred to as the “Closing Cash Amount.” The Debt Adjustment Amount as finally determined in accordance herewith shall be referred to as the “Final Debt Adjustment Amount.” The fees, costs, and expenses of the Accountant shall be shared as follows:

(i)                 if the Accountant resolves all of the Disputed Items in favor of Purchaser’s position (the Final Closing Working Capital and/or the Closing Cash Amount and/or the Final Debt Adjustment Amount, as the case may be, so determined is referred to herein as the “Low Value”), then Seller shall be obligated to pay for all of the fees and expenses of the Accountant;

(ii)               if the Accountant resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or the Closing Cash Amount and/or the Final Debt Adjustment Amount, as the case may be, so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and

(iii)             if the Accountant neither resolves all of the Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or the Closing Cash Amount and/or the Final Debt Adjustment Amount, as the case may be, so determined is referred to herein as the “Actual Value”), Seller shall be responsible for such fraction of the fees and expenses of the Accountant for the Final Closing Working Capital and/or the Closing Cash Amount and/or the Final Debt Adjustment Amount, as the case may be, equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Final Closing Working Capital and/or the Closing Cash Amount and/or the Final Debt Adjustment Amount, as the case may be, and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.

(e)                If the Final Closing Working Capital:

(i)                 is equal to or greater than $26,250,000 (the “Lower Working Capital Limit”) and is equal to or less than $27,750,000 (the “Upper Working Capital Limit”), then no adjustments will be made to the Aggregate Purchase Price in respect of the Final Closing Working Capital;

(ii)               exceeds the Upper Working Capital Limit, then the Aggregate Purchase Price shall be increased by the amount by which the Final Closing Working Capital exceeds the Upper Working Capital Limit; or

(iii)             is less than the Lower Working Capital Limit, then the Aggregate Purchase Price shall be decreased by the amount by which the Lower Working Capital Limit exceeds the Final Closing Working Capital.

(f)                The Aggregate Purchase Price shall be decreased by the Final Debt Adjustment Amount and increased by the Closing Cash Amount.

(g)               If the Aggregate Purchase Price as finally calculated pursuant to this Section 2.9 exceeds the Estimated Aggregate Purchase Price, Purchaser shall be obligated to pay Seller the amount of such excess. If the Estimated Aggregate Purchase Price as finally calculated pursuant to this Section 2.9 exceeds the Aggregate Purchase Price, Seller shall be obligated to pay Purchaser the amount of such excess.

(h)               Any payments to be made pursuant to Section 2.9(g) shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser or Seller, as the case may be, within five (5) Business Days after the final determination of the Aggregate Purchase Price. Any payment made pursuant to this Section 2.9 shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed) on such amount from (i) the date of the delivery of a letter of disagreement, if there is a disagreement or (ii) 35 days from the Closing if there is no such letter of disagreement, to the date of such payment at a rate equal to five percent (5%) per annum.

Section 2.10        Purchase Price Allocation.

(a)                The Parties agree that the Aggregate Purchase Price (reduced by the Agreed China Valuation pursuant to Section 5.27) shall be allocated in a manner consistent with Schedule 2.10 of the Seller Disclosure Letter (the “Jurisdictional Allocation”).

(b)               The Parties agree that a portion of the Aggregate Purchase Price as determined pursuant to the Agreed China Valuation shall be allocated to the Equity Interests of the Seller China Legal Entities (the “China Allocation”).

(c)                No later than the earlier of (A) thirty (30) days after the determination of the Agreed China Valuation and (B) thirty (30) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement allocating the Aggregate Purchase Price (reduced by the Agreed China Valuation; plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) (the “Further Allocation” and together with the Jurisdictional Allocation and the China Allocation, the “Allocations”) among the Equity Interests (with the exception of the Seller China Legal Entities) and the Purchased Assets in accordance with Section 1060 of the Code. Such Further Allocation shall incorporate, reflect, and be consistent with the Jurisdictional Allocation. Each of Seller and its Affiliates on the one hand and Purchaser and the Conveyed Companies on the other shall (x) be bound by the Allocations for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocations and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocations on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that any Jurisdictional Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any Contest.

(d)               Purchaser shall notify Seller of any disagreement with the proposed Further Allocation within five (5) Business Days of Seller’s receipt of the proposed Further Allocation. If Seller and Purchaser fail to agree on the Further Allocation within ten (10) Business Days of Seller’s receipt of Purchaser’s notice of disagreement, such matter shall be referred to a law firm or accounting firm (the “Arbiter”) for binding arbitration. Seller and Purchaser shall mutually agree on an Arbiter that is independent of both Seller and Purchaser. In the event that Seller and Purchaser cannot agree on an Arbiter within five (5) days, Seller and Purchaser each shall select a law firm or an accounting firm, and the two (2) firms selected shall mutually select a third law firm or accounting firm, independent of both Seller and Purchaser, to act as the Arbiter. The choice of an Arbiter by the two (2) firms pursuant to the preceding sentence shall be binding on the Parties and shall occur no later than twenty (20) Business Days following Seller’s notice of any disagreement with the Further Allocation. Within twenty (20) Business Days of the selection of the Arbiter, Seller and Purchaser shall deliver to the Arbiter copies of any schedules or documentation (including any third-party valuation or similar report) that may reasonably be helpful to or required by the Arbiter to make its determination. Each of Purchaser and Seller shall be entitled to submit to the Arbiter a memorandum setting forth its position with respect to such arbitration. The Arbiter shall render a determination within fifteen (15) Business Days of its selection. Notwithstanding any provision of this Section 2.10(d), the Arbiter may, at its sole discretion, amend the procedures contained herein. The determination of the Arbiter shall be final and binding on all Parties and shall be the conclusive “Further Allocation” for purposes of this Agreement. The costs incurred in retaining the Arbiter shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(e)               Notwithstanding any provision to the contrary herein, the Parties agree that any adjustment pursuant to Section 2.9 will not result in any change to the China Allocation (which, in all circumstances, shall be equal to the Agreed China Valuation), and any such adjustment will instead result in an adjustment to the Jurisdictional Allocation.

Section 2.11        Closings.

(a)                The Closing shall occur at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, at 10:00 A.M., Eastern Time on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied at the Closing, but subject to the waiver or satisfaction of such conditions) or at such other times and places as the Parties may mutually agree; provided that, at the election of either Seller or Purchaser, the Closing shall take place on the first Eligible Closing Date that is at least five (5) Business Days following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied at the Closing, but subject to the waiver or satisfaction of such conditions). “Eligible Closing Date” means a Business Day that is the last Business Day of Seller’s fiscal month end. The date on which the Closing occurs is called the “Closing Date”. The Closing shall be deemed to occur and be effective as of 11:59 P.M. local time in each applicable jurisdiction on the Closing Date, irrespective of the actual time of occurrence of such Closing (the “Effective Time”).

(b)               At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Gross Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller, (ii) the officer’s certificate referenced in Section 6.3(c) and (iii) each of the Ancillary Agreements, duly executed by Purchaser or its applicable Affiliate.

(c)                At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) all certificates (if any) representing the Equity Interests, (ii) the officer’s certificate referenced in Section 6.2(d), (iii) each of the Ancillary Agreements, duly executed by Seller or its applicable Affiliate and (iv) written resignations of each director, officer, individual manager or foreign equivalent thereof of each Conveyed Company, in his or her capacity as such, as Purchaser shall have requested at least ten (10) Business Days prior to the Closing Date.

Section 2.12        Tax Withholding. Purchaser shall be entitled to deduct and withhold from the Aggregate Purchase Price and from any other amounts payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. In any case where such withholding or deduction is required, Purchaser shall use reasonable efforts to provide notice to Seller at least twenty (20) days prior to withholding any amount pursuant to this Section 2.12, and the Parties shall use reasonable efforts to reduce or avoid such withholding where possible. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter to the extent its relevance is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1            Organization and Qualification. Seller is a corporation duly organized and validly existing under the Laws of Switzerland. Each Equity Selling Entity and Asset Selling Entity is a corporation, limited liability company or other entity type duly organized, validly existing and in good standing (or local legal equivalent, if any) under the Laws of the jurisdiction of its organization and is duly qualified and in good standing (or local legal equivalent, if any) under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification or good standing would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole. Each Asset Selling Entity and each Conveyed Company has full corporate or company power and authority to enable it to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it.

Section 3.2            Corporate Authority; Binding Effect.

(a)                Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. Prior to the Closing, each other Seller Entity and Conveyed Company shall have all requisite corporate (or comparable) power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder. The execution and delivery by Seller of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, and the performance by Seller of its obligations hereunder and thereunder, including the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly authorized by all requisite corporate action on the part of Seller. The execution and delivery by each Affiliate of Seller of each Ancillary Agreement or other document, agreement or instrument to be executed and delivered by such Affiliate pursuant to this Agreement, and the performance by such Affiliate of its obligations hereunder and thereunder, including the consummation of the transactions contemplated hereby and thereby, at the Closing will have been duly authorized by all requisite corporate (or comparable) action on the part of such Affiliate.

(b)               This Agreement and each Ancillary Agreement, when executed and delivered by Seller (or any of its Affiliates that may be a party to any Ancillary Agreement, as applicable), assuming due execution and delivery hereof by Purchaser and/or each other counterparty thereto, as applicable, constitutes the valid and binding obligations of Seller (or such Affiliate, as applicable), enforceable against Seller (or such Affiliate, as applicable) in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3            Conveyed Companies; Capital Structure.

(a)                Each of the Conveyed Companies is duly organized, validly existing and in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of organization, except in jurisdictions where the failure to be in good standing (or local legal equivalent, if any) would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole, with the corporate or limited liability company (or comparable) power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Companies is duly qualified to do business and in good standing (or local legal equivalent, if any) in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole.

(b)               Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Companies and the number of shares of each class of capital stock or other equity interests in each such Conveyed Company, which are issued and outstanding and the owner thereof. All shares of each class of capital stock or other equity interests in each such Conveyed Company are duly authorized, validly issued and outstanding, and (to the extent applicable in its jurisdiction of organization) fully paid and non-assessable, and were not issued in violation of any right of first refusal, preemptive or similar rights. There are no outstanding warrants, options, agreements, subscriptions, preemptive rights, rights of first refusal, anti-dilution rights or other rights (contingent or otherwise), convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Companies, and no equity securities or other equity interests of any of the Conveyed Companies are reserved for issuance for any purpose. The Equity Selling Entities and the Conveyed Entities own of record and beneficially all of the outstanding Equity Interests, as indicated on Schedule 3.3(b) of the Seller Disclosure Letter, free and clear of all Liens. None of the Conveyed Companies own any capital stock or other equity interests in any entity, or have any commitments or obligations to acquire any capital stock or equity interests or make any other investment in any entity, other than the Conveyed Entities.

(c)                Each of the Conveyed Companies is in material compliance with its organizational documents.

Section 3.4            Governmental Authorization. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller (and any of its Affiliates that may be a party to any Ancillary Agreement, as applicable), and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) as set forth on Schedule 3.4 of the Seller Disclosure Letter, (ii) any actions or filings that may be required solely by reason of Purchaser’s (and its applicable Affiliates’) participation in the transactions contemplated hereby and (iii) any such other action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole.

Section 3.5            Non-Contravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller (and any of its Affiliates that may be a party to any Ancillary Agreement, as applicable), and the consummation of the transactions contemplated hereby and thereby, do not, with or without notice or lapse of time or both, (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Seller (or such Affiliate, as applicable) or any of the Equity Selling Entities, the Asset Selling Entities or the Conveyed Companies; (ii) subject to obtaining the consents referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any of its Affiliates, including the Conveyed Companies, under, or to a loss of any benefit of the Business to which Seller or any of its Affiliates, including the Conveyed Companies, are entitled under, any Material Contract or material license of Transferred Intellectual Property or (iii) subject to obtaining the consents referred to in Section 3.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller or any of its Affiliates, including any Conveyed Company, is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6            Absence of Certain Changes. Since September 26, 2014 to the date of this Agreement, except as set forth on Schedule 3.6 of the Seller Disclosure Letter: (i) there has not occurred or existed anything that would have been subject to or described by Section 5.2(a)(i), Section 5.2(a)(a)(v), (a)(vii)(B), (a)(ix), (a)(x), (a)(xii) or (a)(xvii) had it occurred or existed after the date of this Agreement and prior to the Closing; and (ii) there has not occurred anything that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7            No Litigation. Except as set forth on Schedule 3.7 of the Seller Disclosure Letter, there is no Action pending or Order outstanding, and, to the Knowledge of Seller, none of the foregoing, or any investigation or inquiry, are threatened, against any Asset Selling Entity or Conveyed Company, or against Seller or any Affiliate of Seller relating to the Business, by or before any Governmental Authority or arbitrator which would reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole. None of Seller or any Affiliate of Seller is subject to any Order or settlement agreement related to any Action which materially affects, impedes or restrains the operation of the Business.

Section 3.8            Compliance with Laws.

(a)                Each Conveyed Company, and Seller and each Affiliate of Seller (including the Asset Selling Entities) with respect to the Business and ownership and use of the Purchased Assets, is, and has been since September 30, 2013, in compliance with all applicable Laws, except to the extent that the failure to comply therewith would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole; and

(b)               Each Asset Selling Entity and each Conveyed Company possesses all Permits necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Permit would not reasonably be expected to be, individually or in the aggregate, material to the Business. Each of the Conveyed Companies and each Asset Selling Entity is in compliance with each Material Permit relating to the Business, and each such Permit is in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. Schedule 3.8(b) of the Seller Disclosure Letter sets forth a list of the Material Permits related to the Business as of the date hereof (and, notwithstanding anything herein to the contrary, Seller may deliver to Purchaser a revised version of such list within 30 days of the date hereof; provided that no such revised list shall affect the rights and obligations of any Person pursuant to Article VI or Article VIIVIII).

(c)                None of Seller, any Subsidiary of Seller or any Conveyed Company, nor to the Knowledge of Seller, any of their respective officers or directors, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; and (iii) has been convicted of or charged with a felony relating to money laundering. To the Knowledge of Seller, none of Seller, any subsidiary of Seller, any Conveyed Company or any of their respective officers or directors and is under investigation by any Governmental Authority for money laundering.

Section 3.9            Environmental Matters.

(a)                Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole and except as disclosed in Schedule 3.9 of the Seller Disclosure Letter, (i) the Business, the Conveyed Companies and the Purchased Assets are, and have been since September 30, 2013, in compliance with all applicable Environmental Laws; (ii) each of the Conveyed Companies and the Asset Selling Entities (solely with respect to the Business) holds and is in compliance, and has been in compliance since September 30, 2013, with each Permit required under Environmental Law to operate the Business, and each such Permit is in full force and effect; (iii) there are no outstanding written claims (including insurance claims), proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the Knowledge of Seller, threatened in connection with the operation of the Business, the Conveyed Companies or the Purchased Assets, in each case under any applicable Environmental Law; (iv) to the Knowledge of Seller, there has not occurred a release, spill, or emission of any Hazardous Substance on any Transferred Owned Real Property, any property currently or formerly owned or operated by the Conveyed Companies or previously owned, leased or operated by the Business (as currently or formerly conducted) or any Asset Selling Entity or its predecessors (in each case primarily relating to the Purchased Assets or the Business (as currently or formerly conducted)); and (v)  Since September 30, 2013, none of the Conveyed Companies nor, with respect to the Business, the Transferred Owned Real Property or the Business, Seller or any other Affiliate of Seller has generated, treated, stored, disposed of or arranged for the treatment, storage or disposal of any Hazardous Substance in such as manner as has given or would reasonably be expected to give rise to any Liabilities pursuant to applicable Environmental Law.

(b)               Seller has provided Purchaser with a copy of the most recent Phase I environmental assessment report and Phase II environmental assessment report of any Transferred Owned Real Property and No. 389, Central Ave. KEPZ, Kunshan, China, in each case that is in the possession of Seller or any of its Affiliates.

(c)                Other than as set forth in Section 3.6, Section 3.7, the last sentence of Section 3.8(b), Section 3.16(b), Section 3.17 (in each case solely to the extent such Sections pertain to environmental matters) and this Section 3.9, Seller does not make any representation or warranty with respect to environmental matters, Environmental Law or Hazardous Substances.

Section 3.10        Material Contracts.

(a)                Schedule 3.10 of the Seller Disclosure Letter sets forth as of the date hereof a list of the following Contracts (other than, for the avoidance of doubt, Contracts that are Excluded Assets) that relate to the Business to which an Asset Selling Entity is a party, or to which a Conveyed Company is a party, or by which any of the Purchased Assets are bound (collectively, the “Material Contracts”):

(i)                 each Equipment Lease which entails rental payments with respect to the Business or the Purchased Assets in excess of $150,000 per annum or $500,000 in the aggregate;

(ii)               each Contract primarily related to the Business between Seller and/or any of its Affiliates (other than the Conveyed Companies) or any of the officers or directors of Seller and/or any of its Affiliates (other than the Conveyed Companies), on the one hand, and any Asset Selling Entity and/or Conveyed Company or any of the officers or directors of any Asset Selling Company or Conveyed Company, on the other hand, other than employment Contracts and other compensation arrangements;

(iii)             each Contract in respect of Indebtedness in excess of $50,000;

(iv)             each Contract with customers of the Business with payments related to the Business in excess of $2,000,000 for the last completed fiscal year;

(v)               each Contract with vendors of the Business with payments related to the Business by the applicable Asset Selling Entity or Conveyed Company in excess of $1,000,000 for the last completed fiscal year;

(vi)             each Contract materially limiting the freedom of the applicable Asset Selling Entity or Conveyed Company to compete with any Person in connection with the Business, or to otherwise engage in the Business;

(vii)           each Contract with a third party to acquire or divest a business for aggregate consideration in excess of $1,000,000 entered into since January 1, 2014;

(viii)         each distributor Contract which involves revenue related to the Business for the applicable Asset Selling Entity or Conveyed Company, or with respect to the Business, in excess of $2,000,000 for the last completed fiscal year;

(ix)             each Contract that is material to the Business which provides a license, option to license, or forbearance to sue, from any Person for the benefit of the Business or from the Business for the benefit of any Person, in any Transferred Intellectual Property, in each case, other than (A) Contracts relating to generally available commercial Software or Information Technology assets and (B) licenses granted to customers of the Business in the ordinary course of business consistent with past practice;

(x)               each Contract (other than Contracts with customers of the Business entered into in the ordinary course of business consistent with past practice) granting any Person any right to acquire any material portion of the Purchased Assets;

(xi)             each Contract entered into with a Governmental Authority;

(xii)           each Contract regarding the formation or participation in a material joint venture or similar agreement with a third party.

(b)               A true, correct and complete copy of each Material Contract has been made available to Purchaser prior to the date of this Agreement. Each Material Contract is in full force and effect and there exists no default or event of default by Seller or the applicable Affiliate of Seller or, to the Knowledge of Seller, any other party to any such Contract, with respect to any material term or provision of any such Contract. None of Seller nor any of its Affiliates nor, to the Knowledge of Seller, any of their officers, directors or employees has received any notice or communication from any party to a Material Contract alleging that Seller or the applicable Affiliate of Seller is in default or breach of such Material Contract.

Section 3.11        Intellectual Property.

(a)                Schedule 3.11(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all (i) issued patents, registered trademarks, registered copyrights, and all applications for the foregoing, included in the Transferred Intellectual Property, showing with respect to each, as applicable, the issuance or registration number, application number, jurisdiction, and current owner; and (ii) internet domain names included in the Transferred Intellectual Property and the registrant owner thereof.

(b)               Except as set forth in Schedule 3.11(b) of the Seller Disclosure Letter, the applicable Asset Selling Entity or Conveyed Company solely owns or has the exclusive right to use, and has the right to assign, convey or otherwise transfer, free and clear of all Liens other than Permitted Liens, all of the Transferred Intellectual Property. The Transferred Intellectual Property, Intellectual Property Licenses, and Intellectual Property licensed to the Conveyed Companies, together with the rights, licenses and services to be provided to Purchaser, its Affiliates and/or the Business pursuant to this Agreement or any of the Ancillary Agreements, includes all Intellectual Property owned by or licensed to Seller, the Asset Selling Entities and the Conveyed Companies that is necessary to conduct the Business as it is currently conducted in all material respects. There is no other material Intellectual Property owned by or licensed to Seller, the Asset Selling Entities and the Conveyed Companies that is predominantly used in or predominantly related to the Business, which is not part of the Transferred Intellectual Property, Intellectual Property Licenses, Intellectual Property licensed to the Conveyed Companies or the rights, licenses and services to be provided to Purchaser, its Affiliates and/or the Business pursuant to this Agreement or any of the Ancillary Agreements. There is no written claim or demand of any Person, or any proceeding pending or, to the Knowledge of Seller, threatened, which challenges or has challenged the rights of the applicable Asset Selling Entity or Conveyed Company in respect of the Transferred Intellectual Property, or the use of any other Intellectual Property that is necessary to the conduct of the Business as it is currently conducted. None of the Seller, Asset Selling Entities, or any Conveyed Company or their Affiliates has received written notice from any Person challenging the validity, enforceability, registrability, maintenance or exclusive ownership of any Transferred Intellectual Property. To the Knowledge of Seller, the conduct of the Business as it is currently conducted does not infringe, misappropriate, misuse or violate any valid and enforceable Intellectual Property right of any Person. To the Knowledge of Seller, no Person is infringing the Transferred Intellectual Property. Each Asset Selling Entity and Conveyed Company, and to the Knowledge of Seller, each employee thereof, has used commercially reasonable efforts to maintain and protect the confidentiality of trade secrets and other proprietary information that is part of the Transferred Intellectual Property.

(c)                Except as set forth in Schedule 3.11(c)(i) of the Seller Disclosure Letter, to the Knowledge of Seller, neither Seller, any Asset Selling Entity or any Conveyed Company have granted any Person any right to control the prosecution or registration of any material Transferred Intellectual Property, or to bring, defend or otherwise control any litigation with respect to any material Transferred Intellectual Property. Except as set forth in Schedule 3.11(c)(ii) of the Seller Disclosure Letter, neither Seller, any Asset Selling Entity or any Conveyed Company is a party to any Contract pursuant to which such Seller, Asset Selling Entity or Conveyed Company is obligated to pay licensing royalties to any third party with respect to the use of the Transferred Intellectual Property or with respect to the use of other Intellectual Property used in the conduct of the Business as it is currently conducted. Except for the Persons identified in Schedule 3.11(c)(iii) of the Seller Disclosure Letter, neither Seller, any Asset Selling Entity or any Conveyed Company has granted a non-assert or forbearance to sue under any patent or patent application included in the Transferred Intellectual Property or any Intellectual Property License to any Person (it being understood that, for the avoidance of doubt, the foregoing shall not include any requirement to schedule any Person who has been granted a non-assert or forbearance not to sue under any patent or patent application included in the Transferred Intellectual Property by virtue of being a supplier to or customer of the Business or in connection with a prior divestiture of any business by Seller or its Affiliates).

(d)               To the Knowledge of Seller, neither Seller, any Asset Selling Entity or any Conveyed Company has licensed, distributed or otherwise transferred or made available to any third party any material Software or database product included in the Purchased Assets that incorporates or contains any open source Software or database that is freely available to the public, in each case in such a manner that would have the effect of requiring that the Software or database included in the Purchased Assets, or any portion thereof, be disclosed or distributed in source code form, be accessible to a third party in source code form, be licensed for the purpose of making derivative works, be redistributable at no charge, or be licensed under any open source or free Software license or licensing scheme.

(e)                Neither a Conveyed Company nor, with respect to the Business, Seller nor any Asset Selling Entity has, (i) notified any Person of any information security breach involving personally identifiable information or (ii) since September 30, 2013, to the Knowledge of Seller, suffered any security breach with respect to personally identifiable information. To the Knowledge of Seller, the Conveyed Companies and, with respect to the Business, Seller and the Asset Selling Entities are and since September 30, 2013 have been, in compliance with all Laws relating to security and privacy matters in all material respects.

(f)                To the Knowledge of Seller, no funding or facilities of any Governmental Authority were used to develop or create, in whole or in part, any material Transferred Intellectual Property, such that the Governmental Authority has any ownership, license, or “march-in” rights with respect to such material Transferred Intellectual Property.

(g)               Other than as set forth in Section 3.7 and this Section 3.11, Seller does not make any representation or warranty with respect to Intellectual Property or Intellectual Property matters.

Section 3.12        Real Property.

(a)                Schedule 3.12(a) of the Seller Disclosure Letter sets forth a list as of the date hereof of all interests in real property owned by Seller or any of its Affiliates which is used primarily in the Business (collectively, the “Owned Real Property”). The applicable Asset Selling Entities or Conveyed Companies have good title to all Owned Real Property that will transfer to Purchaser pursuant to Section 2.1 and Section 2.2(a) (the “Transferred Owned Real Property”), free and clear of all Liens other than Permitted Liens.

(b)               Schedule 3.12(b) of the Seller Disclosure Letter sets forth a list as of the date hereof of all leasehold interests in real property leased by the Conveyed Companies and used primarily in the Business (collectively, the “Leased Real Property”, with the leases relating to such Leased Real Property being collectively referred to herein as the “Real Property Leases”). True and complete copies of all Real Property Leases (other than any Real Property Lease that is an Excluded Asset) have been made available to Purchaser. Each Real Property Lease (other than any Real Property Lease that is an Excluded Asset) is in full force and effect and there exists no material default or event of default by the applicable Conveyed Companies, or, to the Knowledge of Seller, any other party to any such lease, with respect to any material term or provision of any such lease. The applicable Conveyed Companies have valid leasehold interests in all Leased Real Property (other than any Leased Real Property that is an Excluded Asset) free and clear of all Liens other than Permitted Liens.

Section 3.13        Employee Benefits.

(a)                Schedule 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of each material Business Benefit Plan and separately identifies each Assumed Plan and each Conveyed Company Benefit Plan. Seller has made available to Purchaser true and complete copies of (i) each material Business Benefit Plan (or, with respect to any unwritten material Business Benefit Plan, a written description thereof). To the extent applicable, with respect to any Assumed Plan or Conveyed Company Benefit Plan, Seller has used reasonable best efforts to make available to Purchaser (A) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Business Benefit Plan, and (B) the most recent actuarial report, financial statement or valuation report. If any document referenced in the immediately preceding sentence is not made available to Purchaser prior to the date hereof, Seller shall make such document available to Purchaser not later than ten (10) Business Days after the date hereof. Not later than thirty (30) days following the date hereof, Seller shall, to the extent permitted by applicable Law, make available to Purchaser an updated Schedule 1.1(c) of the Seller Disclosure Letter, which shall include, for each Business Employee in Bands 1 through 4: (1) job or position, (2) annual or hourly (as applicable) rate of base salary or wages and target bonus or other applicable incentive compensation, (3) applicable severance entitlements, and (4) any other compensation or employee benefit entitlements, to the extent such entitlements are not applicable to Business Employees generally within the applicable jurisdiction, in order to allow Purchaser to comply with its obligations under Section 5.5 of this Agreement. In addition, such Schedule 1.1(c) shall be updated not later than five (5) Business Days prior to the Closing Date to reflect any changes to such schedule that are made in accordance with Section 5.2(a) and any voluntary resignations of employment by any such Business Employee. No Assumed Plan or Conveyed Company Benefit Plan that constitutes an employment agreement with a Business Employee in Bands 1 through 4 provides for severance entitlements that are greater than those previously disclosed to Purchaser under any Business Benefit Plan identified on Schedule 3.13(a) of the Seller Disclosure Letter.

(b)               Each Business Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists as of the date hereof which would reasonably be expected to result in the revocation of any such determination. No Action has been commenced or, to the Knowledge of Seller, threatened, with respect to any Business Benefit Plan (other than routine claims for benefits payable in the ordinary course of business consistent with past practice, and appeals of such denied claims), in each case, other than any such Action that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c)                Each Business Benefit Plan has been administered in all material respects in accordance with its terms and ERISA, the Code and other applicable Law.

(d)               Whenever applicable according to the Laws and regulations of the respective country, each Asset Selling Entity and Conveyed Company has paid and discharged all of its Liabilities arising under ERISA, the Code or other applicable Law, except as (i) would not otherwise reasonably be expected to result in material Liabilities to Purchaser or any Conveyed Company or (ii) are otherwise of a character which, if unpaid or unperformed, would not result in the imposition of a Lien against the properties or assets of the Business.

(e)                With respect to each Business Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the PBGC have been timely paid in full, (iii) no Liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Affiliates, and (iv) no notice of intent to terminate any such Business Benefit Plan has been filed and no amendment to treat any such Business Benefit Plan as terminated has been adopted, and there have been no proceedings instituted (by the PBGC or otherwise) to treat any such Business Benefit Plan as terminated.

(f)                None of Seller, any of its Affiliates or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, with respect to any Business Employee or any Conveyed Company.

(g)               No Business Benefit Plan provides health insurance, life insurance, death benefits or other welfare benefits to Business Employees or Former Business Employees beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or other applicable Law.

(h)               Except as set forth in Schedule 3.13(h) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or expressly in conjunction with any other event): (i) entitle any Business Employee to any payment or benefit (or result in the funding of any such payment or benefit) under any Business Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable under any Business Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Business Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Business Employee, or (v) limit or restrict the right of Seller or any of its Affiliates (or, after the Closing, Purchaser and its Affiliates) to merge, amend or terminate any Assumed Plan or Conveyed Company Benefit Plan.

(i)                 None of Seller or any of its Affiliates is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement with any Business Employee that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code.

(j)                 With respect to each Business Benefit Plan maintained pursuant to the Laws of a country other than the United States: (i) such Business Benefit Plan has been maintained in all material respects in accordance with all applicable requirements (including applicable Law), and (ii) any such Business Benefit Plan that is intended to qualify for special Tax treatment meets all material requirements for such treatment. With respect to each Assumed Plan and Conveyed Company Benefit Plan, as applicable, any such Business Benefit Plan that is required to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, in accordance with applicable accounting standards and, if required, applicable Law.

(k)               No Liability payable by any Conveyed Company or Purchaser will be triggered as a result of a Conveyed Company’s cessation of participation in, or sponsorship of, any defined benefit pension plan or scheme in connection with the transactions contemplated by this Agreement.

(l)                 Other than as set forth in this Section 3.13 or in Section 3.16(a), Seller does not make any representation or warranty with respect to employee benefits plan matters.

Section 3.14        Labor and Employment Matters.

(a)                Seller and its Affiliates are in compliance in all material respects with all applicable Laws, agreements, policies and programs relating to employment and employment practices, compensation and benefits, terms and conditions of employment, worker classification, wages and hours, and the termination of employment, including any obligations under the WARN Act, and is not engaged in any unfair labor practice.

(b)               No unfair labor practice charge, grievance or complaint against Seller or any of its Affiliates with respect to any Business Employee is pending before the National Labor Relations Board or any other, similar Governmental Authority.

(c)                Since September 30, 2013, there has been no labor strike, dispute, slowdown, work stoppage or other form of industrial action pending, or to the Knowledge of Seller, threatened, against or involving the Business or any Business Employees.

(d)               Schedule 3.14(d) of the Seller Disclosure Letter sets forth, as of the date hereof, a true and complete list of all collective bargaining, labor-management or other Contracts with any labor union, staff association, works council or other labor organization applicable to any Business Employee (each, a “Collective Bargaining Agreement”). Other than the unions, staff associations, works councils or other labor organizations that are party to the Collective Bargaining Agreements set forth on Schedule 3.14(d) of the Seller Disclosure Letter, no union, staff association, works council or other labor organization is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) or other, similar Law existing or, to the Knowledge of Seller, threatened, with respect to the operations of the Business or any Business Employee.

(e)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, any Collective Bargaining Agreements.

(f)                No grievance exists and no arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending, other than any such grievance or arbitration proceeding that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(g)               The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of Seller concerning labor and employment matters.

Section 3.15        Taxes.

(a)                Seller, the Asset Selling Entities and the Conveyed Companies have timely paid or have caused to be timely paid all material Taxes imposed that have become due and payable on or before the Closing Date, except Taxes being contested in good faith and Taxes assumed by Purchaser under this Agreement.

(b)               Seller has timely filed or has caused to be filed all material Tax Returns required to be filed on or before the Closing Date (taking into account applicable extensions) with respect to the Conveyed Companies, and all Taxes reflected on such Tax Returns have been paid when due except for (i) Taxes not then due and payable, (ii) Taxes otherwise being contested in good faith and (iii) Taxes assumed by Purchaser under this Agreement.

(c)                The unpaid Taxes of each of the Conveyed Companies (being Taxes not yet due and owing) will not exceed accruals for Taxes set forth in the Financial Disclosures, as adjusted to account for Taxes incurred in the ordinary course of the Business since the Balance Sheet Date or that are included in the Closing Working Capital.

(d)               No material deficiencies for (or material disputes or other claims regarding) any Taxes have been proposed, asserted or assessed by a Taxing Authority against the Conveyed Companies (or any affiliated group within the meaning of Section 1504(a) of the Code for any period during which any Conveyed Company was a member of such a group) that are still pending.

(e)                No extensions of the period for assessment of any Taxes are in effect with respect to the Conveyed Companies (nor any affiliated group within the meaning of Section 1504(a) of the Code for any period during which any Conveyed Company was a member), and no Conveyed Company (nor any affiliated group within the meaning of Section 1504(a) of the Code for any period during which any Conveyed Company was a member) has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                No Tax Return filed by (or with respect to the operations of) the Conveyed Companies is under current examination by any Taxing Authority; no federal, state, provincial, local, or non-U.S. Tax audits or administrative or judicial Tax Actions are pending or being conducted with respect to any Conveyed Company and, to the Knowledge of Seller, there is no reason to expect that any such Action may be asserted against any of the Conveyed Companies by a Governmental Authority for any period ending on or prior to the Closing Date.

(g)               There are no Liens for Taxes on the Equity Interests or any assets of the Conveyed Companies other than Permitted Liens.

(h)               Each Conveyed Company has withheld all amounts required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other third party, has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Law and has properly completed and timely filed all material IRS Forms W-2 and 1099 as well as any other applicable Tax forms required with respect thereto;

(i)                 No claim has been made within the past five (5) years by any Governmental Authority in a jurisdiction where any Conveyed Company does not file Tax Returns that any Conveyed Company is or may be subject to taxation by that jurisdiction;

(j)                 No Conveyed Company (i) is a party to any Tax sharing, allocation, or similar contract, (ii) has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code for any Tax purpose (other than an affiliated group the common parent of which is Seller) and (iii) has any Liabilities for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, local, or non-U.S. law or regulation, as a transferee or successor, by contract or otherwise;

(k)               No Conveyed Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or non-U.S. Tax Law), (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial, local, or non-U.S. Tax Law), (iv) installment sale or open transaction disposition, (v) prepaid amount received on or prior to the Closing Date, or (vi) election pursuant to Section 108(i) of the Code;

(l)                 No Conveyed Company has engaged in any “listed transaction” for purposes of Section 6707A(c)(2) of the Code;

(m)             Since September 30, 2013, no Conveyed Company has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(n)               Since December 31, 2014, no Conveyed Company has made or changed any Tax election, changed an annual accounting period for Tax purposes, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax Claim or assessment, surrendered any right to claim a refund or other reduction of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or taken any other similar action, in each case, individually or in the aggregate, that would have the effect of increasing in any material respect the Tax Liability of any Conveyed Company for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of any Conveyed Company existing on the Closing Date; and

(o)               Other than as set forth in this Section 3.15, Seller does not make any representation or warranty with respect to Tax matters.

Section 3.16        Financial Disclosures; No Undisclosed Liabilities.

(a)                The audited combined balance sheet of the Business as of September 26, 2014 (the “Balance Sheet Date”), and the related audited combined statements of income and cash flows for the fiscal year then ended, copies of which are attached to Schedule 3.16(a) of the Seller Disclosure Letter (the “Financial Statements”), fairly present, in all material respects, in conformity with Seller’s accounting policies applied on a consistent basis (except as set forth in the notes thereto), the financial position of the Business as of the dates thereof and its results of operations and cash flows for the period then ended. The unaudited combined balance sheet of the Business as of June 26, 2015, and the related unaudited combined statement of income for the nine-month period then ended, copies of which are attached to Schedule 3.16(a) of the Seller Disclosure Letter (together with the Financial Statements, the “Financial Disclosures”), fairly present, in all material respects, in conformity with Seller’s accounting policies applied on a consistent basis (except for the omission of year-end journal entries and the absence of footnotes), the financial position of the Business as of the dates thereof and its results of operations for the period then ended and were prepared in good faith from the books and records of Seller. The Financial Disclosures are in accordance with GAAP applied on a consistent basis, except as set forth on Schedule 3.16(a) of the Seller Disclosure Letter.

(b)               None of the Business, the Conveyed Companies or the Purchased Assets have any obligations or Liabilities of any kind, except (i) Liabilities disclosed in the Financial Disclosures (including the notes thereto) or the Seller Disclosure Letter, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date or that are included in the Closing Working Capital, (iii) Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole, (iv) Liabilities incurred in connection with the transactions contemplated hereby, (v) Retained Liabilities and (vi) performance obligations under any Material Contract or purchase order entered into in the ordinary course of business and not in violation of this Agreement.

Section 3.17        Sufficiency of Assets. The Purchased Assets, together with the property and assets of the Conveyed Companies and the services and rights to be provided to the Purchaser, any of its Affiliates and/or the Business pursuant to the Ancillary Agreements, will be, as of the Closing, adequate in all material respects to operate and conduct the Business immediately following the Closing in all respects as currently conducted, except as (i) set forth in Schedule 3.173.17(i) of the Seller Disclosure Letter or (ii) related to services set forth on Schedule 2.7(e) of the Seller Disclosure Letter. Nothing in this Section 3.17 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital, including Cash and Cash Equivalents, of the Business as of the Closing or the availability of the same.

Section 3.18        Brokers. Except for Citigroup Global Markets, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller, including any Conveyed Company. All such fees or commissions of Citigroup Global Markets, Inc. are Retained Liabilities.

Section 3.19        Unlawful Payments. None of the Conveyed Companies, any of their respective officers or directors, or, to the Knowledge of the Seller, any of their respective employees, agents, representatives, distributors, sales intermediaries or other third parties acting on behalf of the Conveyed Companies and, with respect to the Business or the Purchased Assets, none of Seller or its Affiliates or any of their respective officers or directors or, to the Knowledge of the Seller, any of their respective employees, agents, representatives, distributors, sales intermediaries or other third parties acting on behalf of Seller or any of its Affiliates, in any way relating to the Business, the Conveyed Companies or the Purchased Assets has, since September 30, 2013, violated any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.) and the UK Bribery Act 2010, or made, directly or indirectly, any illegal bribe or kickback, illegal political contribution or any illegal payment or offer of payment or thing of value from corporate funds to government officials or candidates for government office in their official capacities for the purpose of (a) improperly influencing their official action or the action of the government they represent, (b) obtaining an improper advantage or unfair concession in securing business or licenses, or (c) improperly obtaining or retaining business.

Section 3.20        Product Liability; Recalls. There are no product recalls or safety alerts in effect, or, to the Knowledge of Seller, pending or contemplated, with respect to the Business. A list of all product recalls, safety alerts and relating to the Business since September 30, 2013 is set forth on Schedule 3.20 of the Seller Disclosure Letter.

Section 3.21        Transactions with Affiliated Parties. Other than materials, products and services to be provided pursuant to an Ancillary Agreement, the Business does not acquire any materials, products or services from Seller or its Affiliates necessary for or used in the conduct and operations of the Business other than materials, products or services that are generally obtainable, or for which comparable replacement products are generally obtainable, from a source or supplier other than Seller or an Affiliate of Seller on commercially reasonable terms within a commercially practicable timeframe or as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Conveyed Companies and the Purchased Assets, taken as a whole. None of the Conveyed Companies is a party to any Contract, and none of the Asset Selling Entities nor any Conveyed Company is a party to any Assumed Contract, in each case, with Seller or any Affiliate of Seller other than a Conveyed Company, except as (i) will be terminated prior to the Closing or is otherwise terminable at will without any Liability to any party thereto or (ii) contemplated by Section 5.22.

Section 3.22        Insurance. Schedule 3.22 of the Seller Disclosure Letter contains a list (together with their respective termination dates, coverage amounts, limits and deductibles) of all material insurance policies with respect to the Business, the Purchased Assets and the Conveyed Companies and any pending claims with respect thereto. All such insurance policies are in full force and effect (and have been renewed, if applicable), all premiums due thereon have been or will be timely paid and no notice of cancellation, termination or non-renewal has been received by Seller or any of its Affiliates with respect to any such policy.

Section 3.23        Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to the Conveyed Companies, the Asset Selling Entities, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities. Seller hereby disclaims any other express or implied representations or warranties with respect to the Conveyed Companies, the Asset Selling Entities, any of their respective Affiliates, the Business, the Purchased Assets and the Assumed Liabilities. Except as set forth expressly in this Agreement, the condition of the Business, the Purchased Assets and the Assumed Liabilities shall be “as is,” “where is” and “with all faults.” It is understood and agreed that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective representatives, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the letter (the “Purchaser Disclosure Letter”) delivered by Purchaser to Seller concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Purchaser Disclosure Letter will be deemed to be disclosed on any other Schedule of the Purchaser Disclosure Letter to the extent its relevance is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1            Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Affiliate of Purchaser that will be party to an Ancillary Agreement or this Agreement pursuant to Section 10.2 (other than any Conveyed Company) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (or local legal equivalent, if any) under the Laws of the jurisdiction of its organization.

Section 4.2            Corporate Authority.

(a)                   Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder. Prior to the Closing, each Affiliate of Purchaser shall have all requisite corporate (or comparable) power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder. The execution and delivery by Purchaser of this Agreement, each Ancillary Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, including the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly authorized by all requisite corporate action on the part of Purchaser. The execution and delivery by each Affiliate of Purchaser of each Ancillary Agreement or other document, agreement or instrument to be executed and delivered by such Affiliate pursuant to this Agreement, and the performance by such Affiliate of its obligations hereunder and thereunder, including the consummation of the transactions contemplated hereby and thereby, at the Closing will have been duly authorized by all requisite corporate (or comparable) action on the part of such Affiliate.

(b)                  This Agreement and each Ancillary Agreement, assuming due execution and delivery hereof by Seller and/or each other counterparty thereto, as applicable, constitutes the valid and binding obligations of Purchaser (or any of its Affiliates that may be a party to any Ancillary Agreement, as applicable), enforceable against Purchaser (or such Affiliate, as applicable) in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3            Governmental Authorization. Assuming the receipt of the approvals and the making of the filings set forth on Schedule 3.4 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement by Purchaser (and each of its Affiliates that may be a party to any Ancillary Agreement, as applicable), and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than as set forth on Schedule 3.4 of the Seller Disclosure Letter.

Section 4.4            Non-Contravention. The execution, delivery and performance by Purchaser (or any of its Affiliates that may be a party to any Ancillary Agreement, as applicable) of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser (or such Affiliate, as applicable); (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser (or such Affiliate, as applicable) under, or to a loss of any benefit of Purchaser (or such Affiliate, as applicable) to which Purchaser (or such Affiliate, as applicable) is entitled under, any Contract to which Purchaser (or such Affiliate, as applicable) is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser (or such Affiliate, as applicable) is a party or is subject or (iii) assuming the accuracy of Section 4.3, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser (or such Affiliate, as applicable) is subject, except with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Purchaser and its Affiliates to consummate the transactions contemplated by this Agreement.

Section 4.5            Financial Capability. As of the Closing, Purchaser will have access to sufficient funds and credit lines to pay the Gross Purchase Price and to perform and discharge all of its other obligations hereunder, on the terms and conditions provided in or contemplated by this Agreement.

Section 4.6            Securities Act . Purchaser and its Affiliates (as applicable) are acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser and its Affiliates (as applicable) acknowledge that the Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser and its Affiliates (as applicable) (either alone or together with their respective advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and are capable of bearing the economic risks of such investment.

Section 4.7            Investigation by Purchaser; Seller’s Liability. Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business, the Conveyed Companies and the Purchased Assets by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and the Purchaser Representatives. Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Entities and Conveyed Companies or any of Seller’s or its Affiliates’ Representatives (except the specific representations and warranties of Seller set forth in this Agreement), and it acknowledges and agrees that it is otherwise acquiring the Business, the Purchased Assets and the Assumed Liabilities on an “as is, where is” and “with all faults” basis. Purchaser acknowledges and agrees that:

(a)                except as specifically set forth in this Agreement, none of Seller, the Seller Entities, the Conveyed Companies or any of their respective Affiliates or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information set forth in management presentations relating to the Business made available to Purchaser, its Affiliates or the Purchaser Representatives, in materials made available in any “data room” (virtual or otherwise), including any replacement cost estimates for services that are currently provided or made available by Seller or its Affiliates to the Business that will cease to be provided effective as of the Closing Date, and any other cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Business, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or the Purchaser Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller, or in any other form (such information, collectively, “Due Diligence Materials”); and

(b)               in the absence of fraud, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives shall have any liability or responsibility whatsoever to Purchaser, its Affiliates or the Purchaser Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any Due Diligence Materials delivered or made available to Purchaser, its Affiliates or the Purchaser Representatives, except that the foregoing limitations of paragraph (a) and the limitations of this paragraph (b) shall not apply to the specific representations and warranties set forth in Article III.

Section 4.8            No Litigation. As of the date hereof, there is no Action pending or Order outstanding and, to the knowledge of Purchaser, none of the foregoing, or any investigation or inquiry, are threatened, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.9            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.10        Solvency. Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby Purchaser and its Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

ARTICLE V

COVENANTS

Section 5.1            Information and Documents.

(a)                From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Order, upon reasonable advance notice to Seller, Seller shall permit Purchaser and its Representatives to have supervised, reasonable access, during regular normal business hours, to the Business Employees, to other employees knowledgeable about the Business, the Purchased Assets or the Conveyed Companies (to the extent relating to the Business), and to the assets, books and records of Seller and its Affiliates and the Conveyed Companies to the extent relating to the Business, the Purchased Assets (other than, for the avoidance of doubt, the Excluded Assets and the books and records related thereto) and the Conveyed Companies (to the extent relating to the Business), and shall make available to Purchaser such financial and operating data and other available information with respect to the Business or the Conveyed Companies (to the extent relating to the Business) as Purchaser shall from time to time reasonably request (to the extent such data or information is available under normal operating procedures); provided, however, that no such access shall unreasonably interfere with the operation of the businesses of Seller or any of its Affiliates, including the Business; and provided, further, that neither Seller nor its Affiliates shall be required to take any action which would reasonably be likely to constitute a waiver of attorney-client privilege (provided that Seller and its Affiliates shall inform Purchaser as to the general nature of the information being withheld as a result of the foregoing and shall use their commercially reasonable efforts to make alternative arrangements to disclose such information in a way that would not waive such privilege).

(b)               All information received by Purchaser and given by or on behalf of the Seller Entities and the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(c)                It is expressly understood and agreed that, without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser, its Affiliates or the Purchaser Representatives the right to perform any Phase II or other environmental testing at, under, in or on any of the properties of the Asset Selling Entities or the Conveyed Companies.

Section 5.2            Conduct of Business.

(a)                From and after the date hereof to the earlier of (A) the termination of this Agreement and (B) the Closing Date, except (i) as expressly contemplated, permitted, or required by this Agreement (including as contemplated or required in connection with the Restructuring or Section 5.22), (ii) as Purchaser shall otherwise consent in writing (for purposes of this Section 5.2(a), such consent may be given by e-mail from Ryan Stafford (or persons designated in writing by him) and shall be effective upon receipt by Seller), which consent shall not be unreasonably withheld, conditioned or delayed and (iii) as set forth in Schedule 5.2(a) of the Seller Disclosure Letter, Seller covenants and agrees that it shall, and shall cause each of its Affiliates, in each case with respect to the Business and each Conveyed Company, to:

(i)                 not sell, lease, license, transfer, grant any rights in or to, abandon or otherwise dispose of any material assets used in the Business, except (A) in the ordinary course of business consistent with past practice, (B) to another Conveyed Company or Asset Selling Entity in accordance with the Restructuring or (C) except as contemplated hereby;

(ii)               except in the ordinary course of business (subject to the proviso in clause (E)), as required by applicable Law or as required by any Contract or Business Benefit Plan in existence as of the date hereof, not (A) increase the compensation or benefits payable or to become payable to any Current Business Employee, other than in connection with an action that applies in a substantially similar manner to similarly situated employees of Seller and its Affiliates in the ordinary course of business, (B) grant to any Current Business Employee any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation to any Current Business Employee, (D) enter into any employment, severance or retention agreement with any Current Business Employee, (E) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement, Assumed Plan or Conveyed Company Benefit Plan (or any Benefit Plan that would be an Assumed Plan or Conveyed Company Benefit Plan if in effect on the date of this Agreement); provided, however, that the exception for any such actions taken in the ordinary course of business shall not apply to any Collective Bargaining Agreement if more than half of the employees covered under such Collective Bargaining Agreement are Business Employees, (F) fund or make any contribution to any Assumed Plan or Conveyed Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans; (G) cause any Retained Benefit Plan to become a Conveyed Company Benefit Plan or otherwise transfer any assets or Liabilities of a Retained Benefit Plan to any Conveyed Company; (H) terminate the employment of any Current Business Employee who is within Band 1 through Band 4, other than for cause, (I) with respect to the Business, hire any employee or independent contractor who would be a Business Employee within Band 1 through Band 4, other than to fill open positions disclosed on Schedule 5.2(a)(ii)(I) of the Seller Disclosure Letter, or (J) transfer the employment or reallocate the duties or responsibilities of (1) any Current Business Employee such that such person would not be a Business Employee as of the Closing or (2) any employee of Seller and its Affiliates other than a Current Business Employee such that such person would be a Business Employee as of the Closing; provided, however, that no actions shall be taken hereunder that would require Purchaser to modify any offer of employment as required under Section 5.5 of this Agreement without advance written notice to Purchaser of such action;

(iii)             not change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of any Conveyed Company;

(iv)             not authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver, or allow any Lien on, (A) any capital stock of, or other equity or voting interest in, any Conveyed Company or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, any Conveyed Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Conveyed Company;

(v)               not write-off as uncollectible any notes or accounts receivable of the Business, except write-offs in the ordinary course of business consistent with past practice and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with the policies and principles set forth on Exhibit A;

(vi)             not split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(vii)           not (A) incur any Indebtedness, or (B) make any loans or advances to any other Person, other than routine advances of business expenses to employees in the ordinary course of business consistent with past practice;

(viii)         make, change or revoke any material Tax election, file any amended Tax Return, take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, change any annual Tax accounting period, change any material method of Tax accounting, enter into any “closing agreement” or similar agreement with any Taxing Authority, surrender any right or claim to a material refund of Taxes or settle, compromise, or abandon any audit or other Contest relating to a material amount of Taxes;

(ix)             except as is required by changes in applicable Law or GAAP after the date hereof, not make any material change in the Business’ methods, principles and practices of accounting;

(x)               not fail to repay any material obligation when due, delay the payment of accounts payable or accelerate the collection of accounts receivable, in each case other than in the ordinary course of business consistent with past practice;

(xi)             not declare or set aside any dividend or distribution in respect of capital stock or other equity interest of any Conveyed Company with a record date or a payment date after the Closing;

(xii)           not settle any material Action other than settlements of existing Actions for consideration not exceeding $250,000 and not involving any equitable relief;

(xiii)         (x) not fail to make capital expenditures with respect to the Business in accordance with the capital expenditures plan set forth on Schedule 5.2(a)(xiii) or (ii) otherwise commit to any capital expenditure in excess of $250,000 with respect to any project of the Business not set forth on Schedule 5.2(a)(xiii);

(xiv)         not acquire or agree to acquire any equity interest in any Person, or any material assets;

(xv)           not enter into any Contract that if in effect as of the date hereof would be a Material Contract, or amend in any material respect, voluntarily renew or terminate, or waive any material provision of, any Material Contract;

(xvi)         not enter into any Contract, agreement or letter of intent (whether or not binding) or other commitment, whether or not in writing, to do any of the foregoing;

(xvii)       not to (w) fail to take any action necessary to protect or maintain any material Transferred Intellectual Property, (x) sell, convey, transfer or encumber any Transferred Intellectual Property, other than licenses granted in the ordinary course of business consistent with past practice, (y) grant to any third party any license, or enter into any indemnification or covenant not to sue agreement, with respect to any material Transferred Intellectual Property, other than licenses granted in the ordinary course of business consistent with past practice, or (z) disclose or allow to be disclosed any material confidential Transferred Intellectual Property to any Person, other than subject to a confidentiality agreement or pursuant to licenses granted in the ordinary course of business consistent with past practice; and

(xviii)     conduct the Business in the ordinary course of business consistent with past practice in all material respects.

(b)               Notwithstanding anything contained in this Agreement to the contrary, Seller, the Seller Entities and the Conveyed Companies shall be permitted to (i) maintain through the Closing Date the cash management system of the Business and the cash management procedures as currently conducted by Seller, the Seller Entities and the Conveyed Companies and (ii) withdraw all Cash and Cash Equivalents from each Conveyed Company and each Asset Selling Entity immediately prior to the Closing (it being understood that nothing in this Agreement shall require Seller to ensure or otherwise convey to Purchaser any Closing Cash, except as set forth on Section 5.2(b) of the Seller Disclosure Letter). Notwithstanding anything contained in this Agreement to the contrary, the Asset Selling Entities and the Conveyed Companies shall be permitted to borrow funds from Seller or its Affiliates as is necessary to operate the Business in the ordinary course of business consistent with past practice and repay such borrowings in the ordinary course of business consistent with past practice. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Companies prior to the Closing Date. During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing Date, neither Purchaser nor Seller shall take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement (including the Restructuring), permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to do any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.

Section 5.3            Efforts to Close. Except as otherwise set forth in Section 5.4, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI.

Section 5.4            Antitrust Laws and Regulatory Approvals.

(a)                Purchaser shall: (i) as promptly as practicable following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Laws in connection with this Agreement and the transactions contemplated hereby; (ii) use its reasonable best efforts to take all actions necessary to obtain the required consents from Governmental Authorities, including antitrust clearance under the HSR Act and under any other applicable Antitrust Law, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority; and (iv) consult and cooperate with Seller, and consider in good faith the views of Seller, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications made or submitted by or on behalf of any Party in connection with proceedings under or relating to any consent required from a Governmental Authority. Seller shall (x) as promptly as practicable following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Laws in connection with this Agreement and the transactions contemplated hereby; (y) consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications made or submitted by or on behalf of any Party in connection with proceedings under or relating to any consent required from a Governmental Authority; and (z) use its reasonable best efforts to take all actions necessary to obtain the required consents from Governmental Authorities as promptly as practicable, and in any event prior to the End Date. Each of the Parties will promptly notify the other Party of any written communication made to or received by such Party from any Governmental Authority regarding any of the transactions contemplated hereby. Neither Party will participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend, and each Party will furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, other than the portions of such correspondence, filings and written communications that include confidential or proprietary information relating to Purchaser’s business or the business of Purchaser’s Affiliates.

(b)               Purchaser shall be responsible for the payment of all filing fees under any Antitrust Laws.

(c)                Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(d)               Subject to Section 5.4(d)(v), Purchaser shall use its reasonable best efforts to take all actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority, with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, Purchaser shall:

(i)                 at Purchaser’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any (A) Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (x) agreeing to sell, divest, hold separate, license, cause a third-party to acquire, or otherwise dispose of, the Business, the Purchased Assets, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates or any Conveyed Company contemporaneously with or after the Closing and regardless as to whether a third-party purchaser has been identified or approved prior to the Closing, or agreeing to any other structural or conduct remedy (a “Divestiture”), (y) taking or committing to take such other actions that may limit Purchaser, its Affiliates or any Conveyed Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets and (z) entering into any Order, consent decree or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture;

(ii)               terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Antitrust Authority or to obtain termination of any applicable waiting period under any Antitrust Laws;

(iii)             not extend any waiting period with any Antitrust Authority without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned; and

(iv)             at the request of Seller, use its best efforts to oppose any request for the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Antitrust Authority that would reasonably be expected to restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Antitrust Authority, or, if requested by Seller, Purchaser shall commence or threaten to commence and pursue vigorously any action Seller reasonably believes to be helpful in obtaining any necessary clearance of any Antitrust Authority or obtaining termination of any applicable waiting period under any Antitrust Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by Purchaser.

(v)               Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Purchaser or its Affiliates to (and Seller shall not without Purchaser’s prior written consent agree to or permit its Affiliates to agree to) take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any restriction, limitation or condition, as a condition to or in connection with obtaining any consent of any Antitrust Authority or any other Governmental Authority or otherwise in connection with this Agreement and the transactions contemplated hereby, in each case if such action (or refraining from such action), restriction, limitation or condition would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business (a “Burdensome Condition”).

Section 5.5            Business Employees and Employee Benefits.

(a)                Conveyed Company Business Employees. The employment of each Conveyed Company Business Employee shall not terminate upon the Closing, but shall continue with the applicable Conveyed Company on terms consistent with Section 5.5(c).

(b)               Asset Selling Entity Business Employee. With regard to any Asset Selling Entity Business Employee, within a reasonable period of time (but not less than thirty (30) days) prior to the Closing Date, Purchaser or its Affiliates, as appropriate, shall (i) offer employment to each such Asset Selling Entity Business Employee, commencing as of the Closing Date or (ii) continue to employ (where employment continues automatically by operation of applicable Law) each Asset Selling Entity Business Employee (and such individual does not object where such right exists under applicable Law) as of the Closing Date, in each case, on terms consistent with Section 5.5(c). Seller and Purchaser shall cooperate in good faith to effect Purchaser’s obligations under this Section 5.5(b), including, subject to applicable Law, by making Business Employees reasonably accessible to Purchaser and using commercially reasonable efforts to assist Purchaser in its efforts to secure acceptance of such offers of employment from all such Business Employees. With respect to any Offeree, LTD Employee or any Business Employee within the meaning of such term as defined in clause (iii) thereof who becomes a Transferred Employee, all references to “Closing” and “Closing Date” as used in this Section 5.5 shall be deemed to refer to the date on which such Business Employee becomes a Transferred Employee.

(c)                Terms and Conditions of Employment. Purchaser covenants and agrees to continue to provide each Transferred Employee who is not covered by a Collective Bargaining Agreement, for a period of at least 12 months following the Closing Date (or until such Transferred Employee’s employment sooner terminates) with the following terms and conditions of employment:

(i)                 substantially comparable job or position and a primary work location no more than 50 miles from such Transferred Employee’s primary work location immediately prior to the Closing Date;

(ii)               pay that is no less favorable than as provided to such Transferred Employee immediately prior to the Closing Date; provided that for purposes of the foregoing, “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation;

(iii)             severance entitlements as set forth in Section 5.5(e) below;

(iv)             equity-based compensation no less favorable than as provided to Purchaser’s similarly situated employees; and

(v)               other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits provided to such Transferred Employee immediately prior to the Closing Date.

With respect to each Transferred Employee who holds an equity incentive award that was granted under a Business Benefit Plan and that is fully or partially forfeited as a result of the transactions contemplated by this Agreement, Purchaser shall grant such Transferred Employee a replacement award (or awards) that is/are substantially comparable to such forfeited award (or the forfeited portion thereof) in terms of value, duration of vesting period (which shall not exceed the vesting period of the forfeited award), forfeiture provisions, and such other terms as may be material; provided that Purchaser may determine that such replacement award shall be denominated in cash.

(d)               Provision of Health Benefits; Certain Welfare Plan Matters. Effective as of the Closing Date, Purchaser shall provide or cause to be provided coverage to all Transferred Employees located in the United States and their respective spouses and dependents under a group health plan sponsored by Purchaser. With respect to such health plan and any other welfare benefit plans in which Transferred Employees located in the United States are eligible to participate, Purchaser shall use commercially reasonable efforts to (i) ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to such Transferred Employees or their spouses, dependents or beneficiaries, and (ii) provide or cause to be provided that any costs or expenses incurred by such Transferred Employees (and their respective spouses, dependents and beneficiaries) up to (and including) the Closing Date shall be applied for purposes of satisfying applicable deductible, co-payment, coinsurance and maximum out-of-pocket provisions under any such health or welfare benefit plans. Purchaser shall be responsible under the employee welfare benefit plans of Purchaser for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries after the Closing Date.

(e)                Severance.

(i)                 Purchaser shall have in effect for at least 12 months following the Closing Date severance plans, practices and policies applicable to each Transferred Employee that are not less favorable in the aggregate than the plans, practices and policies applicable to such Transferred Employee immediately prior to the Closing Date.

(ii)               Purchaser shall indemnify and hold harmless Seller from any Termination Amounts with respect to all Transferred Employees whose employment is terminated by Purchaser on or after the Closing Date, including reimbursement to Seller of any Termination Amounts payable by Seller or any of its Affiliates to any of such Transferred Employees. In addition, in accordance with Section 2.4Section 2.4(h) of this Agreement, Purchaser shall indemnify and hold harmless Seller from all claims and Liabilities with respect to any Business Employee who does not accept an offer of employment or continued employment, as applicable, from Purchaser or its Affiliate that is not a Qualifying Offer and whose employment is subsequently terminated by Seller or any of its Affiliates. The Parties shall cooperate in good faith to minimize the Deal Related Severance and Labor Related Payments. If any Retained Severance becomes payable by a Conveyed Company to a Transferred Employee following the Closing Date, Purchaser shall (or shall cause such Conveyed Company to) promptly pay such Retained Severance to such Transferred Employee, and Seller shall promptly reimburse Purchaser or such Conveyed Company, as applicable. In addition, Seller shall indemnify and hold harmless Purchaser from all claims and Liabilities with respect to any individual who is entitled to Retained Severance or who is listed on Schedule 1.1(d) of the Seller Disclosure Letter.

(f)                Liabilities.

(i)                 As of the Closing, each Transferred Employee shall cease active participation in, and to the extent applicable, shall cease accruing benefits under, each Business Benefit Plan other than, to the extent applicable, the Assumed Plans or Conveyed Company Benefits Plans. Immediately upon the Closing, Seller shall cease to provide active coverage for any Transferred Employee under the Business Benefit Plans, except as may be otherwise provided under the Transition Services Agreement.

(ii)               In accordance with Section 2.4(h) and 2.4(i) of this Agreement: from and after the Closing Date, Purchaser shall assume, honor and be solely responsible for paying, providing and satisfying when due the following: (i) all accrued vacation, personal days, sick pay and other paid time off for Transferred Employees earned but unused as of the Closing Date, and (ii) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay (including any employer sided Taxes or other payments related thereto), notice and benefits under all applicable Laws and under any Assumed Plan or Conveyed Company Benefit Plan, in each case, accruing, incurred or arising as a result of employment or separation from employment with Purchaser after the Closing Date with respect to Transferred Employees. In the event that Seller is required to retain, honor, pay or provide any of the items contemplated to be assumed, honored, paid or provided by Purchaser pursuant to this Section 5.5(f)(ii), Purchaser will indemnify and hold harmless Seller for any such items so retained, honored, paid or provided by Seller.

(iii)             Purchaser shall pay Seller an amount equal to the Unattributable Employee Liabilities that are included in the Closing Working Capital thirty (30) days after the agreement of the Final Working Capital.

(iv)             In the event that Seller is not legally permitted under applicable Law, on or prior to the Closing, to cause a Benefit Plan that is maintained by Seller or an Asset Selling Entity to assume the assets and liabilities under Plan #2 set forth on Section 1.1(e) of the Seller Disclosure Schedule in respect of those employees of the Conveyed Company that sponsors such Plan #2 who are not Transferred Employees (the “Non-Transferring Employee Plan Liability”), or to otherwise settle or satisfy such Non-Transferring Employee Plan Liability, Purchaser acknowledges and agrees that all such assets and the Non-Transferring Employee Plan Liability shall remain a Liability of the applicable Conveyed Company as of the Closing, and the Parties agree that the net liability amount of such Non-Transferring Employee Plan Liability (calculated in the same manner as the Identified Pension Obligations as of the Closing Date) shall be treated as a Retained Liability for all purposes under this Agreement. The Parties further agree to negotiate in good faith an appropriate settlement of the Retained Liability.

(g)               COBRA. Seller shall remain responsible for providing COBRA continuation coverage to any Business Employee who does not become a Transferred Employee (and his or her spouse and dependents).

(h)               Credited Service. With respect to each Benefit Plan that is contributed to, sponsored, maintained or entered into by Purchaser or any of its Affiliates for the benefit of Transferred Employees, Purchaser shall recognize or shall cause its Affiliates to recognize, for all Transferred Employees from and after the Closing Date, credit for all service with Seller and its Affiliates (and their respective predecessors) prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and severance); provided that such service shall not be credited for purposes of benefit accrual under any defined benefit pension plan or retiree welfare plan or to the extent it would result in a duplication of benefits.

(i)                 Savings Plans. Each Transferred Employee who is a participant in the Tyco Electronics Corporation Retirement Savings and Investment Plan (the “Seller Savings Plan”) shall cease to be an active participant in such plan effective as of the Closing Date. Within sixty (60) days following the Closing Date, Purchaser shall have, or shall cause one of its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser Savings Plan”) in which Transferred Employees who meet the eligibility criteria thereof shall be eligible to participate. Seller shall cause each Transferred Employee to become fully vested in his or her account balance in the Seller Savings Plan effective as of the Closing Date. Purchaser agrees to cause the Purchaser Savings Plan to accept rollovers by Transferred Employees from the Seller Savings Plan, including promissory notes evidencing all outstanding loans.

(j)                 No Third-Party Beneficiaries. Without limiting the generality of Section 10.6, the provisions of this Section 5.5, and Section 5.6, Section 5.7 and Section 5.8 are solely for the benefit of the parties to this Agreement and no current or former employee, director or independent contractor of Seller, Purchaser or their respective Affiliates or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall be construed (i) as the establishment or adoption of, or an amendment to, any Benefit Plan for any purpose, or otherwise limit the right of Seller, Purchaser or their respective Affiliates, to amend, modify or terminate any such Benefit Plan in accordance with its terms and applicable Law, (ii) to confer upon any employee, director or independent contractor of Seller, Purchaser or their respective Affiliates any right to continue in the employ or service of Seller, Purchaser or their respective Affiliates, or (iii) to interfere with or restrict in any way the rights of Seller, Purchaser or their respective Affiliates to discharge or terminate the services of any such employee, director or independent contractor at any time for any reason whatsoever, with or without cause.

Section 5.6            Wage Reporting. Purchaser and Seller shall utilize, or cause their Affiliates to utilize, the standard procedure set forth in Section 4 of Rev. Proc. 2004-53 with respect to United States wage reporting for the full calendar year in which the Closing occurs, pursuant to which Purchaser and Seller shall each perform all wage reporting duties for the wages that it pays to the Transferred Employees. Seller shall prepare and furnish Forms W-2 for the Transferred Employees for wages paid by Seller and Purchaser shall prepare and furnish Forms W-2 for the Transferred Employees for wages paid by Purchaser. Seller shall retain all Transferred Employees’ Forms W-4 and W-5. Purchaser shall obtain new Forms W-4 and W-5 from the Transferred Employees.

Section 5.7            Assumption of Assumed Plans. Effective on and after the Closing Date, Purchaser shall, or shall cause its Affiliates to, adopt the Assumed Plans and assume all Liabilities and responsibilities of the applicable Seller Entity thereunder.

Section 5.8            Non-US Employees. For any Transferred Employees who are principally based outside of the United States, the provisions of Sections 5.5, 5.6 and 5.7 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

Section 5.9            Bulk Transfer Laws. Purchaser acknowledges that the Seller Entities have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws. Except as otherwise contemplated by Section 2.12, Purchaser shall not withhold any portion of the Aggregate Purchase Price based on such non-compliance in and of itself. The foregoing shall not limit any representations or warranties of Seller or any of its Affiliates in this Agreement.

Section 5.10        Seller Retained Marks. Promptly following the Closing, Purchaser shall cause each division of the Business and each Conveyed Company (each, a “Purchased Division”) to change its name to a name that does not include any of the Seller Retained Marks or any derivatives or variations thereof or anything confusingly similar thereto. Following the Closing, and except as specifically provided below, Purchaser, each Affiliate thereof, the Purchased Division(s) and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and shall not directly or indirectly use, including in signage, corporate letterhead, business cards, internet websites, marketing material, packaging and the like, or in connection with any products or services anywhere in the world in any medium, any Seller Retained Marks existing as of the Closing Date, or any derivatives or variations thereof or anything confusingly similar thereto, nor shall any of them challenge or assist any third party in opposing the rights of Seller or any Affiliate of Seller anywhere in the world in any such Seller Retained Marks existing as of the Closing Date. For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to or is confusingly similar to, any of Seller Retained Marks. Purchaser acknowledges and agrees that no right or grant is provided for herein for Purchaser or any Purchased Division to (i) except as expressly permitted in this Section 5.10, use the Seller Retained Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to the Seller Retained Marks for any purpose whatsoever. Subject to the restrictions set forth herein, Seller hereby grants to Purchaser effective as of the Closing Date a limited, personal, nonexclusive, non-transferable, non-sublicensable, royalty-free license, for a period commencing on the Closing Date and ending on the date that is (A) twelve (12) months after the Closing Date, solely to use tools, dies and molds acquired by Purchaser hereunder which carry one or more of the Seller Retained Marks to be cast, struck or molded into Inventory, and (B) eighteen (18) months after the Closing Date, solely to use the Seller Retained Marks and the Registered Combined Marks to the extent necessary to exhaust any Inventory existing as of the Closing Date. Purchaser shall in any event phase out use of tools, dies and molds as soon as is reasonably practicable after the Closing Date and, in particular, shall if practicable remove the cast for such marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished (but in any event by the date that is twelve (12) months after the Closing Date). In no event shall Purchaser be permitted to use the Seller Retained Marks or the Registered Combined Marks to exhaust any Inventory after the date that is eighteen (18) months after the Closing Date. All goodwill associated with the use of Seller Retained Marks as permitted hereunder shall inure to the sole and exclusive benefit of Seller. Notwithstanding anything herein to the contrary, the obligations set forth in this Section 5.10 shall apply mutatis mutandis to the MONDRAGON name and mark which has been previously divested by Seller or its Affiliates to a third party.

Section 5.11        Purchased Marks. Subject to the restrictions set forth herein, Purchaser hereby grants to Seller and its Affiliates, effective as of the Closing Date, a limited, personal, nonexclusive, non-transferable, non-sublicensable, royalty-free license under the Trademarks included in the Purchased Assets (the “Purchased Marks”) solely to use such Purchased Marks in any marketing materials (including on any websites) that exist on the date of the Closing; provided that the foregoing license shall not be construed as permitting Seller or any of its Affiliates to market or sell any products or services under the Purchased Marks. Following the Closing, and except as specifically provided above, Seller, each Affiliate thereof, and their respective directors, officers, successors, assigns, agents or representatives agree that it shall not register or attempt to register, and shall not directly or indirectly use, including in signage, corporate letterhead, business cards, internet websites, marketing material, packaging and the like, or in connection with any products or services anywhere in the world in any medium, any Purchased Marks existing as of the Closing Date or any derivatives or variations thereof or anything confusingly similar thereto, nor shall any of them challenge or assist any third party in opposing the rights of Purchaser or any Affiliate of Purchaser anywhere in the world in any such Purchased Marks existing as of the Closing Date. For the avoidance of doubt, in no event shall any of the retained Intellectual Property of the Seller be deemed to constitute Intellectual Property that includes, is identical to or is confusingly similar to, any of the Purchased Marks. Seller acknowledges and agrees that no right or grant is provided for herein for Seller to (i) except as expressly permitted in this Section 5.11, use the Purchased Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to the Purchased Marks for any purpose whatsoever. All goodwill associated with the use of Purchased Marks as permitted hereunder shall inure to the sole and exclusive benefit of Purchaser. To the extent that Purchaser notifies Seller in writing of any specific use of the Purchased Marks, after the Closing Date, on any Internet web sites operated by Seller or any of its Affiliates, which use Purchaser reasonably believes may cause consumer confusion, Seller shall use commercially reasonable efforts to remove such use of the Purchased Marks within ninety (90) days of receipt of such notice.

Section 5.12        Intellectual Property Matters.

(a)                The Parties acknowledge and agree that Seller and its Affiliates shall retain ownership of any and all Trademark registrations or applications for registration that include or incorporate both a Seller Retained Mark and a Purchased Mark (the “Registered Combined Marks”). Subject to the limited rights set forth in Section 5.10 and Section 5.11, from and after the Closing Date, neither Party nor any of its Affiliates shall market or sell any products or services under the Registered Combined Marks or otherwise use the Registered Combined Marks in any manner. For the avoidance of doubt, nothing in this Section 5.12(a) shall be construed as restricting or limiting (i) Seller or any of its Affiliates from using or registering any Seller Retained Mark on a standalone basis or in combination with any other Trademark (other than a Purchased Mark), or (ii) Purchaser or any of its Affiliates from using or registering any Purchased Mark on a standalone basis or in combination with any other Trademark (other than a Seller Retained Mark).

(b)               Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Seller (on behalf of itself and its Subsidiaries) hereby grants and agrees to grant to Purchaser and its Subsidiaries (including, after the Closing, the Conveyed Companies) a non-exclusive, perpetual, irrevocable, non-assignable (except as provided in Section 5.12(d)), royalty-free, fully paid-up, world-wide, sub-licensable (as provided in Section 5.12(e)) right and license, solely in connection with operation of the Business as currently conducted (including any natural extensions or evolutions thereof), to use, reproduce, display, perform, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services that incorporate, all Intellectual Property (other than any Seller Retained Marks) included in the Excluded Assets that are Controlled by Seller or any of its Subsidiaries immediately following the Closing and that are used in connection with, or necessary for the ongoing conduct of, the Business as currently conducted or as conducted as of the Closing Date.

(c)                Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser (on behalf of itself and its Subsidiaries) hereby grants and agrees to grant to Seller and its Affiliates a non-exclusive, perpetual, irrevocable, non-assignable (except as provided in Section 5.12(d)), royalty-free, fully paid-up, world-wide, sub-licensable (as provided in Section 5.12(e)) right and license, solely in connection with the operation of any business of the Seller or any of its Affiliates as currently conducted (including any natural extensions or evolutions thereof), other than the Business as currently conducted (including any natural extensions or evolutions thereof), to use, reproduce, display, perform, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services that incorporate, all Intellectual Property (other than any Purchased Marks) Controlled by a Conveyed Company and/or included in the Purchased Assets immediately following the Closing and that are used in connection with, or necessary for the ongoing conduct of, any business of the Seller or any of its Affiliates as currently conducted or as conducted as of the Closing Date. Without limiting the generality of the foregoing and otherwise subject to provisions and limitations thereof, Purchaser acknowledges and agrees that the license contemplated by this Section 5.12(c) shall not be restricted to the business of the Seller or any of its Affiliates as it is currently conducted or as conducted as of the Closing Date for any  patents, and applications and registrations therefor, set forth on Schedule 5.12(c) of the Seller Disclosure Letter or any reissuances, divisionals, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto; provided that the application of the extended license under this sentence does not extend to use of the applicable Intellectual Property in the Business.

(d)               Notwithstanding Section 10.4, each Licensee Party may (i) assign the license granted to such Licensee Party under this Section 5.12, in whole or in part, to any Affiliate, or in connection with a merger, consolidation, or sale of all, or substantially all, of the Licensee Party’s assets, so long as: (x) the Licensee Party provides the Licensor Party with prompt written notice of such transaction; (y) the applicable assignee agrees in writing to be bound by the applicable provisions of this Section 5.12 and (z) the license shall not be deemed to extend to other businesses or Affiliates of the applicable assignee; and (ii) assume this license in any bankruptcy of the Licensor Party or any of its Subsidiaries. In the event of a permitted assignment hereunder, the license granted herein shall bind the Parties and their respective successors and permitted assigns to the applicable provisions of this Section 5.12.

(e)                Each Licensee Party may sublicense the license granted to such Licensee Party under this Section 5.12 to (i) its and their vendors, consultants, contractors and suppliers, but solely in connection with their providing services to the Licensee Party or its Subsidiaries and (ii) its and their distributors, customers and end-users, but solely in connection with the distribution, licensing, offering and sale of the products and services of the Licensee Party or its Subsidiaries, but in each case of (i) and (ii), not for the independent use of such Persons.

(f)                In the event of any breach of any provision of this Section 5.12 by a Licensee Party, the sole remedy of the Licensor Party will be to seek monetary damages or injunctive relief that does not involve rescission or termination of the license granted by such Licensor Party and such Licensor Party shall not have, and such Licensor Party irrevocably waives, the right to seek any remedy that would involve rescission or termination of the license granted hereunder.

(g)               For the avoidance of doubt, (i) as between the parties, all Intellectual Property created, invented, developed by or on behalf of a Licensee Party pursuant to the license granted in this Section 5.12 is and shall be owned by the Licensee Party, in each case, subject to (A) the license restrictions set forth in this Section 5.12 with respect to any underlying Intellectual Property and (B) the Licensor Party’s ownership and other rights in such underlying Intellectual Property, and (ii) this Section 5.12 shall survive in perpetuity.

(h)               Prior to the Closing, Seller shall provide Purchaser with a schedule that lists all of the filing actions and maintenance and renewal fees, and corresponding due dates, with respect to any Transferred Intellectual Property set forth on Schedule 3.11(a) of the Seller Disclosure Letter needed to be taken, met or paid during the ninety (90) day period following the Closing in order to prosecute or maintain such Transferred Intellectual Property. After the Closing, upon the written request of Purchaser, Seller shall use commercially reasonable efforts to deliver to Purchaser as soon as reasonably practicable after the receipt of such request, any information and documents in its possession and control necessary for Purchaser to maintain continuity of prosecution of, and to make any payments due with respect to, the Transferred Intellectual Property set forth on Schedule 3.11(a) of the Seller Disclosure Letter within such ninety (90) day period, to the extent not already in the possession of the Purchaser or its Affiliates immediately following the Closing.

(i)                 Seller agrees that, after the Closing, upon Purchaser’s written request, Seller or its designee will use commercially reasonable efforts to record in the United States Patent and Trademark Office, at its own expense, any assignment, grant or conveyance, not previously recorded therein, by which Seller or its Affiliates originally acquired ownership of any of the United States registered Transferred Intellectual Property assigned to Purchaser pursuant to this Agreement (but with respect to expired or abandoned Transferred Intellectual Property, solely to the extent such Transferred Intellectual Property has expired or been abandoned by Seller or its Affiliates less than six (6) years immediately prior to the Closing in the ordinary course of business consistent with past practice); provided that, Seller shall not be required to undertake any unduly burdensome efforts with respect to any such Transferred Intellectual Property that has expired or been abandoned by Seller or its Affiliates less than six (6) years immediately prior to the Closing. For the avoidance of doubt, after the Closing, Purchaser shall be solely responsible, at Purchaser’s cost and expense, to record any assignment, grant or conveyance by which Purchaser or any of its Affiliates acquired ownership of any of the Transferred Intellectual Property. Seller agrees that, on or prior to the Closing, it will at its own expense obtain the release of any third-party security interest in any of the Transferred Intellectual Property existing as of the Closing Date (other than any Permitted Liens), and as soon as reasonably practicable following the Closing, shall file with applicable Governmental Authorities documents to record such release as to any registered Transferred Intellectual Property set forth on Schedule 3.11(a) of the Seller Disclosure Letter.

(j)                 Upon request of Purchaser, Seller shall reasonably cooperate with Purchaser in confirming whether or not Seller, any Asset Selling Entity or any Conveyed Company has granted a non-assert or forbearance to sue under any patent or patent application included in the Transferred Intellectual Property or any Intellectual Property License to any specific Person identified by Purchaser.

Section 5.13        Resale or Other Exemption Certificates. At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Seller as jurisdictions in which Inventory is to be transferred. To the extent any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne equally by Purchaser and Seller, as contemplated by Article VII.

Section 5.14        Post-Closing Information.

(a)                For a period of seven (7) years following the Closing, upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Conveyed Companies and the Affiliates of Purchaser with respect to the Business to, afford to Seller and its Representatives reasonable access during regular normal business hours to the properties, books and records and employees of Purchaser, the Conveyed Companies and the Affiliates of Purchaser, in each case solely with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business or the Conveyed Companies, or to enable Seller and its Representatives to satisfy Seller’s and its Affiliates’ financial reporting and Tax planning and preparation obligations or to assist Seller and its Affiliates in connection with any Contest (in each case other than in connection with a dispute, claim or litigation between Purchaser and Seller or any of their respective Affiliates); provided, that neither Purchaser nor its Affiliates shall be required to take any action which would reasonably be likely to constitute a waiver of attorney-client privilege (provided that Purchaser and its Affiliates shall inform Seller as to the general nature of the information being withheld as a result of the foregoing and shall use their commercially reasonable efforts to make alternative arrangements to disclose such information in a way that would not waive such privilege).

(b)               For a period of seven (7) years following the Closing, upon written request delivered to Seller, Seller shall, and Seller shall cause the Affiliates of Seller to, afford to Purchaser and its Representatives reasonable access during regular normal business hours to the records of the Business and to personnel of Purchaser, the Conveyed Companies (that have been transferred to Purchaser or a Permitted Designee) and the Affiliates of Purchaser with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business or Conveyed Companies, or to enable Seller and its Representatives to satisfy Purchaser’s and its Affiliates’ financial reporting and Tax planning and preparation obligations to assist Purchaser and its Affiliates in connection with any Contest (in each case other than in connection with a dispute, claim or litigation between Purchaser and Seller or any of their respective Affiliates); provided, that neither Seller nor its Affiliates shall be required to take any action which would reasonably be likely to constitute a waiver of attorney-client privilege (provided that Seller and its Affiliates shall inform Purchaser as to the general nature of the information being withheld as a result of the foregoing and shall use their commercially reasonable efforts to make alternative arrangements to disclose such information in a way that would not waive such privilege).

Section 5.15        Indemnification of Officers and Directors. The certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies shall contain provisions no less favorable with respect to indemnification than are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former managers, members, directors, officers, employees or agents of the Conveyed Companies (each, together with such person’s heirs, executors or administrators, a “Conveyed Company Covered Person”) relating to service prior to the Closing. Purchaser shall cause to be maintained in effect for six (6) years after the Closing the current policies of the directors’ and officers’ liability insurance maintained by the Conveyed Companies with respect to matters occurring prior to the Closing; provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable than the existing policies (including with respect to the period covered). The rights of each Conveyed Company Covered Person hereunder shall be in addition to, and not in limitation of, any other rights such Conveyed Company Covered Person may have under the certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies, any other indemnification arrangement, applicable Laws or otherwise. The provisions of this Section 5.15 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each Conveyed Company Covered Person.

Section 5.16        Replacement of Parent Guarantees and Parent LofCs.

(a)                Prior to the Closing Date, Purchaser and Seller shall use their reasonable best efforts to, effective as of the Closing Date, (i) cause to be terminated each of the parent guarantees listed on and described in Schedule 5.16(a)(i) of the Seller Disclosure Letter or any guarantees entered into with respect to the Business after the date hereof with Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (the “Parent Guarantees”), (ii) replace the surety and other bonds set forth on Schedule 5.16(a)(ii) of the Seller Disclosure Letter or any surety and other bonds issued with respect to the Business after the date hereof with Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) replace the letters of credit set forth on Schedule 5.16(a)(iii) of the Seller Disclosure Letter or any letters of credit issued with respect to the Business after the date hereof with Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (the “Parent LofCs”) and (iv) terminate any reimbursement obligations or other Contracts between and among Seller and its Affiliates (other than the Conveyed Companies), on the one hand, and the beneficiary of any such Parent Guarantee or the provider of any such Parent LofC, on the other hand.

(b)               To the extent Purchaser and Seller are unable to terminate or replace a Parent Guarantee, Seller Surety Bond or Parent LofC or obtain the beneficiary’s consent to the substitution thereof prior to the Closing as contemplated by Section 5.16(a), Purchaser and Seller shall have a continuing obligation after the Closing to use their reasonable best efforts to have any such Parent Guarantee or Seller Surety Bond terminated or replaced in a manner consistent with Section 5.16(a) and to have any such Parent LofC terminated. To the extent that Seller or any of its Affiliates has performance obligations under any such Parent Guarantee, Purchaser and its Affiliates shall use their respective reasonable best efforts to perform such obligations on behalf of such party or otherwise take such action as reasonably requested by Seller so as to put such party in the same position as if Purchaser (or its Affiliates), and not such party, had performed or were performing such obligations. Purchaser shall not, and shall not permit the Business, to enter into any amendment or waiver with respect to, or exercise any renewal option or other similar provision under, any Contract, agreement, lease or other arrangement that is the subject of a Parent Guarantee, Seller Surety Bond or Parent LofC that has the effect of extending the term of such Contract, agreement, lease or other arrangement beyond its current term or otherwise increasing the exposure under the applicable Parent Guarantee, Seller Surety Bond or Parent LofC. Neither Seller nor any of its Affiliates shall have any obligation to extend the term, or otherwise agree to any amendment or waiver, of any Parent Guarantee that remains outstanding after the Closing.

Section 5.17        No Hire and Non-Solicitation of Employees.

(a)                Neither Seller nor any of its Affiliates will at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Transferred Employees without Purchaser’s prior written consent, or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Transferred Employees, who is not terminated by Purchaser or any of its Affiliates subsequent to the Closing, without Purchaser’s prior written consent; provided that Seller and Purchaser shall cooperate in good faith prior to the Closing Date to determine whether to limit the population of Transferred Employees subject to this Section 5.17. For purposes of this Section 5.17, the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided that such searches are not focused or targeted on the Transferred Employees.

(b)               Neither Purchaser nor any of its Affiliates will at any time prior to eighteen (18) months from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Seller and its Affiliates specified on Schedule 5.17(b) of the Seller Disclosure Letter without Seller’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Seller and its Affiliates specified on Schedule 5.17(b) of the Seller Disclosure Letter, who is not terminated by Seller or any of its Affiliates subsequent to the Closing, without Seller’s prior written consent.

Section 5.18        Confidentiality. Each party agrees to continue to abide by the Confidentiality Agreement, the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect. Except as contemplated by Section 10.7, the existence of this Agreement and the terms hereof and thereof (including the Exhibits and Schedules appended hereto and thereto and the Seller Disclosure Letter) will be deemed “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

From and after the Closing for a period of seven (7) years from the Closing Date, except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, Seller (x) shall not, and shall cause its Affiliates and Representatives not to, at any time disclose to any Person (other than Purchaser and its Affiliates) or use (except as may be necessary to enforce its rights hereunder) any Confidential Information of Purchaser or its Affiliates or Confidential Information acquired by Purchaser or its Permitted Designees pursuant to Section 2.1 or Section 2.2 (“Purchaser Confidential Information”), whether or not such information is embodied in writing or other physical form and (y) shall, and shall direct its Affiliates and Representatives to (and be responsible for any breach thereof), hold in strict confidence, and treat as confidential, all such Purchaser Confidential Information; provided, that, the foregoing shall not apply to the extent that such disclosure or use (i) is required by applicable Law (provided, that, in such case, to the extent permitted by Law, Seller shall, and shall cause its Affiliates and Representatives to, cooperate with and provide Purchaser an opportunity to object to the disclosure and give Purchaser as much prior written notice as is reasonably possible under the circumstances, only disclose such information to the extent required by Law and, upon request by Purchaser, use reasonable efforts, at Purchaser’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information required by Law to be disclosed), (ii) is to an Affiliate or Representative of Seller who has a need to know such information for a purpose not prohibited by this Section 5.18 and is informed of its obligation to not use such information and to hold such information confidential, in each case, to the same extent as is applicable to the Seller and in respect of whose failure to comply with such obligations Seller will be responsible or (iii) is of non-confidential information. Non-confidential information for purposes of this paragraph of Section 5.18 shall mean information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller or an Affiliate or Representative thereof in breach of any confidentiality obligation, (B) that becomes available to Seller or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than Purchaser or an Affiliate thereof; provided that such source is not known by Seller to be bound by any obligation of confidentiality to Purchaser or any of its Affiliates (including the Conveyed Companies) with respect to such information or (C) that Seller can establish by reasonable evidence is independently developed by Seller or any Affiliate thereof without reference to or reliance upon Purchaser Confidential Information.

From and after the Closing for a period of seven (7) years from the Closing Date, except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, Purchaser (x) shall not, and shall cause its Affiliates and Representatives not to, at any time disclose to any Person (other than Seller and its Affiliates) or use (except as may be necessary to enforce its rights hereunder) Confidential Information of Seller or its Affiliates disclosed by Seller or its Affiliates or their respective Representatives, in each case, pursuant to this Agreement or in connection with the transactions contemplated hereby, not including any Purchaser Confidential Information (“Seller Confidential Information”), whether or not such information is embodied in writing or other physical form and (y) shall, and shall direct its Affiliates and Representatives to (and be responsible for any breach thereof), hold in strict confidence, and treat as confidential, all such Seller Confidential Information; provided, that, the foregoing shall not apply to the extent that such disclosure or use (i) is required by applicable Law (provided, that, in such case, to the extent permitted by Law, Purchaser shall, and shall cause its Affiliates and Representatives to, cooperate with and provide Seller an opportunity to object to the disclosure and give Seller as much prior written notice as is reasonably possible under the circumstances, only disclose such information to the extent required by Law and, upon request by Seller, use reasonable efforts, at Seller’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information required by Law to be disclosed), (ii) is to an Affiliate or Representative of Purchaser who has a need to know such information for a purpose not prohibited by this Section 5.18 and is informed of its obligation to not use such information and to hold such information confidential, in each case, to the same extent as is applicable to Purchaser and in respect of whose failure to comply with such obligations Purchaser will be responsible or (iii) is of non-confidential information. Non-confidential information for purposes of this paragraph Section 5.18 shall mean information (A) that is or becomes generally available to the public other than as a result of disclosure by Purchaser or an Affiliate or Representative thereof in breach of any confidentiality obligation, (B) that becomes available to Purchaser or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than Seller or an Affiliate thereof; provided that such source is not known by Purchaser to be bound by any obligation of confidentiality to Seller or any of its Affiliates with respect to such information or (C) that Purchaser can establish by reasonable evidence is independently developed by Purchaser or any Affiliate thereof without reference to or reliance upon Seller Confidential Information. For the avoidance of doubt, “Seller Confidential Information” shall not include any Confidential Information acquired by Purchaser or its Permitted Designees pursuant to Section 2.1 or Section 2.2.

Section 5.19        Restructuring. Seller shall take all actions necessary, proper or advisable to cause the Restructuring to be consummated.

Section 5.20        Cooperation with Litigation.

(a)                From and after the Closing Date, Purchaser will, and will cause its Affiliates and their respective employees to, use reasonable best efforts to cooperate with Seller and its Affiliates and their respective Representatives with respect to any third party claims or lawsuits involving Seller relating to (i) the Business that relate to periods on or after the Closing or (ii) the Retained Liabilities, which cooperation, in each case, will include furnishing or causing to be furnished by Purchaser (and its Affiliates and their respective employees) records, information and deposition and trial testimony as reasonably requested by Seller, its Affiliates or their respective Representatives.

(b)               From and after the Closing Date, Seller will, and will cause its Affiliates and their respective employees to, use reasonable best efforts to cooperate with Purchaser and its Affiliates and their respective Representatives with respect to any third party claims or lawsuits relating to (i) the Business or (ii) the Assumed Liabilities, which cooperation, in each case, will include furnishing or causing to be furnished by Seller (and its Affiliates and their respective employees) records, information and deposition and trial testimony as reasonably requested by Purchaser, its Affiliates or their respective Representatives.

Section 5.21        Exclusive Dealings.

(a)                During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing, Seller shall not, and shall cause the Seller Entities, the Conveyed Companies and their respective Affiliates and Representatives not to, directly or indirectly, solicit or engage in discussions or negotiations with, or provide any information to or enter into any Contract with, any Person, other than Purchaser (and its Affiliates and Representatives), concerning a business combination, sale transaction or other similar transaction that is an alternative to the transaction contemplated by this Agreement (whether by merger, recapitalization or other similar transaction).

(b)               Immediately following the execution of this Agreement, Seller shall, and shall cause the Seller Entities, the Conveyed Companies and their Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and Representatives), concerning the purchase of the Business.

Section 5.22        Intercompany Agreements and Accounts. Except for the Ancillary Agreements and as specifically set forth on Schedule 5.22 of the Seller Disclosure Letter (a) all intercompany arrangements and agreements (whether written or oral) between Seller and its Affiliates (including any Conveyed Company), on one hand, and any one or more of the Conveyed Companies, on the other hand, shall be terminated and of no further force and effect (without further Liability to any party thereto) after the Closing and (b) prior to the Closing, Seller shall cause each of its Affiliates (including any of the Conveyed Companies) to terminate or pay in full all outstanding intercompany accounts (other than Assumed Intercompany Payables and Assumed Intercompany Receivables), whether payables or receivables, between Seller and its Affiliates, on one hand, and any of the Conveyed Companies, on the other hand (including any intercompany accounts (other than Assumed Intercompany Payables and Assumed Intercompany Receivables) between any Conveyed Company, on one hand, and another Conveyed Company, on the other hand) such that no such amounts are owed or outstanding as of the Closing.

Section 5.23        Non-Competition.

(a)                For a period of three (3) years after the Closing, Seller shall not, and it shall cause its Subsidiaries not to, directly or indirectly, engage as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, or otherwise own an interest in, manage or operate, a Competing Business anywhere in the world; provided, however, that nothing in this Section 5.23 shall prohibit or otherwise restrict Seller or any of its Subsidiaries from:

(i)                 investing in any third Person that engages in a Competing Business, so long as Seller’s and its Subsidiaries’ aggregate investment represents less than fifteen percent (15%) of the outstanding voting and economic interest in such third Person;

(ii)               acquiring (each, an “Acquisition Transaction”) an interest (whether by merger, stock purchase, asset purchase, other business combination or otherwise) in a business or entity (an “Acquired Business”) (A) if such Acquired Business immediately prior to the time of such Acquisition Transaction derives twenty percent (20%) or less of its annual revenue from a Competing Business, (B) if (x) such Acquired Business immediately prior to the time of such Acquisition Transaction derives thirty percent (30%) or less of its annual revenue from a Competing Business and (y) Seller or such Subsidiary, as applicable, divests its interest in the Competing Business of such Acquired Business within one (1) year of such Acquisition Transaction or (C) that is listed on Schedule 5.23(a)(ii) of the Seller Disclosure Letter;

(iii)             conducting any of the businesses (other than the Business) of Seller or such Subsidiary, including by acquiring products of the Business or products of third parties and incorporating any such products into (or selling any such products as a kit or module with) other products of the businesses (other than the Business) of Seller or such Subsidiary;

(iv)             owning any securities through a Benefit Plan operating in the ordinary course of business; or

(v)               performing obligations required under this Agreement or any of the Ancillary Agreements;

provided, further, that nothing in this Section 5.23 shall be applicable (x) to any Person or any of its Affiliates (other than Seller and its Subsidiaries) that acquires an interest in Seller or any of its Subsidiaries after the date of this Agreement or (y) to any Person as of and following such time that such Person ceases to be a Subsidiary or Affiliate of Seller.

(b)               The Parties hereby acknowledge and agree that (i) Seller is familiar with confidential information of or pertaining to the Business, (ii) the covenants and agreements set forth in this Section 5.23 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder and (iii) the restrictive covenants set forth in this Section 5.23 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Purchaser hereunder. Notwithstanding Section 10.15, the Parties hereto agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.23 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against Seller and its Subsidiaries (as applicable). It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 5.23 would cause irreparable injury to the Business and that money damages would not provide an adequate remedy to Purchaser.

Section 5.24        Assumed Liabilities Covered by Seller Insurance. With respect to (a) events relating to the Assumed Liabilities or (b) Losses related to the Purchased Assets or the Conveyed Companies, each of which occurred or existed prior to the Closing Date and which are covered by Seller’s or its Affiliates’ occurrence-based third-party liability insurance policies, (i) Purchaser shall promptly notify Seller of any matter that is reasonably expected to give rise to a claim under any such policy (provided, that, the failure to promptly notify Seller shall not relieve Seller from its obligations under clause (ii), except to the extent that Seller’s ability to pursue such claim or recover under such policies is actually and materially prejudiced thereby), and (ii) Purchaser may make claims, or Seller shall, and shall cause its Affiliates to, make claims, under such policies to the extent such coverage and limits are available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to Purchaser or, at Purchaser’s written direction, its Permitted Designee. Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided that Purchaser shall reimburse Seller for its direct out-of-pocket costs incurred in such pursuit; provided, further, that Purchaser shall exclusively bear (and Seller shall have no obligation to repay or reimburse Purchaser for) the amount of any deductibles associated with claims made under such policies and programs except to the extent Purchaser is entitled to indemnification pursuant to this Agreement. Purchaser and Seller shall (at Purchaser’s expense) cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary to make such claim. Promptly after the Closing Seller shall have Purchaser and its Affiliates named as (x) additional insureds under the Seller’s or its Affiliates’ occurrence-based third-party liability insurance policies with respect to events relating to the Assumed Liabilities or the Conveyed Companies or their assets that occurred or existed prior to the Closing and (b) loss payee parties under Seller’s or its Affiliate’s first-party insurance in force as of the date hereof; provided that, in each case, Purchaser shall reimburse Seller for its direct out-of-pocket costs incurred in such pursuit.

Section 5.25        Further Assurances.

(a)                Each Party agrees that at any time after the Closing, it will (i) furnish information, (ii) execute and deliver documents, and (iii)  do any other acts and things, in each case as the other Party may reasonably require and request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and effecting the transactions contemplated hereby and thereby, all at the sole cost and expense of the requesting Party (unless otherwise expressly set forth in this Agreement or an Ancillary Agreement or the requesting Party is entitled to indemnification under this Agreement or an Ancillary Agreement with respect to such matter).  Further, in the event that, on or after the Closing, either Party receives payments or funds due or belonging to the other pursuant to the terms hereof or any of the Ancillary Agreements, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.  Without limiting the foregoing provisions of this Section 5.25, Seller agrees that Purchaser shall, following the Closing, have the right and authority to endorse any checks or drafts received by Purchaser in respect of any account receivable of the Business included in the Purchased Assets or reflected in the Closing Working Capital and Seller shall furnish Purchaser such evidence of this authority as Purchaser may reasonably request.

Section 5.26        Financial Statements.

(a)                Seller shall cause the audited combined balance sheet of the Business as of September 25, 2015 and the related audited combined statements of income and cash flows for the fiscal year then ended (the “2015 Financial Statements”) to be prepared in a manner consistent with the preparation of the Financial Statements, and to be delivered to Purchaser promptly after the 2015 Financial Statements are prepared, and in any event no later than 45 days after the Closing Date, along with an audit report from Deloitte & Touche LLP (or another nationally recognized “Big 4” accounting firm) with respect to such 2015 Financial Statements. Seller shall use its reasonable best efforts to request that Deloitte & Touche LLP (or another nationally recognized “Big 4” accounting firm) issue a consent to enable Purchaser to include the 2015 Financial Statements in any filings required to be made by Purchaser with the Securities and Exchange Commission relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. Promptly following delivery of the 2015 Financial Statements to Purchaser, Purchaser shall reimburse Seller for one-half of the fees paid to the accounting firm issuing such audit report with respect to the preparation of the 2015 Financial Statements and one-half of any related consent fees.

(b)               Seller shall reasonably cooperate with Purchaser, and shall cause its Affiliates and its and their respective employees and representatives to reasonably cooperate with Purchaser, with respect to any financial statements that Purchaser or its Affiliates deem reasonably necessary in order to make any filing required by applicable Law or stock exchange requirements, including filings with the Securities and Exchange Commission.

(c)                Prior to the Closing, Seller shall deliver to Purchaser such financial statements of the Business as are received by Seller, in each case promptly following receipt by Seller.

Section 5.27        China Regulatory Approvals. Seller has engaged DZX International Appraisal Limited (the “China Valuation Firm”), a valuation firm duly qualified to conduct such valuation as required by an applicable Chinese Governmental Authority set forth on Schedule 3.4 of the Seller Disclosure Letter, to conduct a valuation of the Seller China Legal Entities in accordance with the principles set forth on Schedule 5.27 of the Seller Disclosure Letter; provided, however, that if at any time the China Valuation Firm shall cease to be so qualified to conduct such valuations, the Parties shall (subject to dispute resolution by the Accountant) select a mutually agreeable valuation firm. Seller shall provide the China Valuation Firm with all information and with such access to Seller’s employees, accountants and other representatives as is reasonably requested by the China Valuation Firm in order to perform its obligations under the engagement, subject to customary confidentiality obligations. Seller shall instruct the China Valuation Firm to complete the engagement and deliver its valuation report, in a form acceptable for submission in connection with the filings to be submitted to the applicable local Tax bureau or the other Governmental Authorities listed on Schedule 6.1(c) of the Seller Disclosure Letter. Each of Seller and Purchaser shall have the right to ask questions of the China Valuation Firm with respect to the process and the valuation, and the Parties will reasonably cooperate to resolve any related disputes. The value finally reported by the China Valuation Firm as a result of this process is referred to as the “Agreed China Valuation.” Seller and Purchaser shall each be responsible for the payment of fifty percent (50%) of the related engagement fees and expenses.

Section 5.28        Labor Consultations.

(a)                Purchaser and Seller shall, and shall cause their Affiliates to, reasonably cooperate in carrying out applicable provisions of information to, or consultations, discussions or negotiations with relevant unions, works councils or other employee representative groups. Seller shall use its reasonable best efforts to complete, or cause to be completed, prior to the Closing, and Purchaser shall use its reasonable best efforts to assist and cooperate with Seller in causing to be completed, all notifications required by applicable Law to, and all consultations required by applicable Law with, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Authorities concerning the transactions contemplated by this Agreement with respect to the Business Employees.

(b)               Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase Seller’s or any of its Affiliates’ right, title and interest in and to the Purchased Assets or any Conveyed Entity, as applicable, in France. At any time after the date on which the required information and consultation process(es) with each union, works council or other employee representative group in France are complete under applicable Law, Seller may, at its sole option (the “Put Option”), determine to sell, transfer and assign (or procure that an Affiliate of Seller, as applicable, shall sell, transfer and assign) to Purchaser or the relevant Permitted Designee all of Seller’s and any of its Affiliates’ right, title and interest in and to the Purchased Assets or Conveyed Entity, as applicable, in France and, in such event, shall encourage all Business Employees in France to transfer to or continue employment with Purchaser or its Affiliates as part of the sale of such Purchased Assets or such Conveyed Entity, as applicable; provided that nothing herein shall be interpreted as requiring Seller or any of its Affiliates to provide any Business Employee with any additional compensation or benefits to incentivize such Person to transfer to or continue employment with Purchaser or its Affiliates as part of the sale of such Purchased Assets or such Conveyed Entity, as applicable. Upon Seller’s exercise of the Put Option, the purchase and sale of the Purchased Assets or Conveyed Entity, as applicable, in France shall be deemed a part of and undertaken on the same terms and conditions as the purchase and sale of the Purchased Assets under Section 2.2 or, as the case may be, the purchase and sale of the Conveyed Entities under Section 2.1, and the transfer of the Business Employees in each such jurisdiction shall be in accordance with Section 5.5. In case of concerns raised by a union, works council or other employee representative group in France in connection with the purchase and sale of the Purchased Assets or Conveyed Entity, as applicable, in France in accordance with this Section 5.28(b), which could reasonably be addressed by updates, modifications or amendments to this Agreement, Seller and Purchaser shall negotiate in good faith with respect to any such updates, modifications or amendments designed to carry out, so far as possible while addressing such concerns, the intent and purpose of this Agreement and the purchase and sale of the Purchased Assets or Conveyed Entity, as applicable, in France.

Section 5.29     Data Extraction. Notwithstanding anything herein to the contrary, (i) Seller shall maintain all Business Records that remain in its possession materially in accordance with its standard record retention policies and procedures and (ii) Seller shall reasonably cooperate, upon Purchaser’s written request and at Purchaser’s expense, with Purchaser to locate and deliver requested Business Records; provided that Seller shall be under no obligation to deliver to Purchaser any Business Records (other than physical Business Records accessed by Seller or its Affiliates in the ordinary course of business) (x) unless Purchaser agrees to pay for Seller’s reasonable expenses in connection with the delivery thereof or (y) except as set forth in the Transition Services Agreement.

Section 5.30        Other Actions. Seller agrees to be bound by the obligations set forth on Schedule 5.30 of the Seller Disclosure Letter.

Section 5.31        Amendments.

(a)                Prior to the Closing, the Parties agree to negotiate in good faith an amendment to this Agreement to give effect to certain mechanics of the Closing consistent with the discussions previously held between the Parties. Once so negotiated and finalized, the Parties agree to execute such amendment as soon as reasonably practicable after the date hereof.

(b)               Prior to the Closing, the Parties agree to negotiate in good faith an amendment to this Agreement (i) to implement the Parties’ understanding that the payment of the purchase price for the Shanghai South Purchase, in the event the Shanghai South Purchase occurs after the Closing, shall be economically neutral for Purchaser and Seller and (ii) to provide for, in the event the Shanghai South Purchase occurs after the Closing, reasonably acceptable mechanics relating to Purchaser’s operation of the Shanghai South Retained Business, from the Closing Date until the occurrence of the Shanghai South Purchase, for the sole economic benefit and detriment of Seller. The Parties further agree that such amendment will allow the Purchaser to retain such cash from the operation of the Shanghai South Retained Business as will be necessary to pay any Taxes imposed resulting from, arising out of, relating to, or caused by the operation of such business. In the event Seller waives the condition set forth in Section 6.3(d), once so negotiated and finalized, the Parties agree to execute such amendment as soon as reasonably practicable.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1            Conditions to the Obligations of Each Party. The respective obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction or waiver by Purchaser or Seller, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)                Injunctions; Illegality. The consummation of the transactions contemplated hereby shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Authority that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal; and

(b)               Antitrust Laws; Similar Laws. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement or other applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

(c)                Governmental Authorization. All filings with, and consents and approvals of, the Governmental Authorities set forth on Schedule 6.1(c) of the Seller Disclosure Letter must have been made or obtained.

(d)               Restructuring. The Restructuring (other than the Shanghai South Restructuring) shall have been completed.

Section 6.2            Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)                Performance. All of the agreements and covenants of Seller to be performed and complied with prior to the Closing pursuant to this Agreement or any Ancillary Agreement shall have been duly performed and complied with in all material respects;

(b)               Representations and Warranties. (i) The representations and warranties of Seller contained in the third and fourth sentences of Section 3.3(b), Section 3.6(ii) and Section 3.18 shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such times (other than those representations made as of a specified date, which shall be true and correct as of such specified date), (ii) the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3(a) and each other sentence of Section 3.3(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such times (other than those made as of a specified date, which shall be true and correct in all material respects as of such specified date) without giving effect to any “material,” “materiality,” “material respects, “Material Adverse Effect,” or words of similar impact or effect therein (it being understood that the word “Material” in the definitions of the terms “Material Contracts” and “Material Permits” shall still be given effect), and (iii) all other representations and warranties of Seller contained in Article III shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of such times (other than those made as of a specified date, which shall be true and correct as of such specified date) without giving effect to any “material,” “materiality,” “material respects, “Material Adverse Effect,” or words of similar impact or effect therein (except as set forth in the Excepted Representations, and it being understood that the word “Material” in the definitions of the terms “Material Contracts” and “Material Permits” shall still be given effect), except in the case of this clause (iii) for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect;

(c)                No Material Adverse Effect. Since the date hereof, there has not occurred, individually or in the aggregate, anything that has had or would reasonably be expected to have a Material Adverse Effect;

(d)               Certificate. Purchaser shall have received a certificate signed by an officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied and (if the 2015 Financial Statements have not been delivered to Purchaser prior to the Closing) that, to the knowledge of Seller, Seller shall comply with its obligations pursuant Section 5.26(a); and

(e)                Burdensome Condition. There is no Order or any Law enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction under any Antitrust Law that imposes, or would reasonably be likely to impose, individually or in the aggregate, a Burdensome Condition.

Section 6.3            Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(a)                Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement or any Ancillary Agreement shall have been duly performed and complied with in all material respects;

(b)               Representations and Warranties. The representations and warranties of Purchaser contained in Article IV shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such times (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), other than as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the consummation of the Transactions;

(c)                Certificate. Seller shall have received a certificate signed by an officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied; and

(d)               Shanghai South Restructuring. The Shanghai South Restructuring shall have been completed; provided, that the condition in this Section 6.3(d) may not be waived by Seller prior to November 15, 2016 without Purchaser’s prior written consent.

Section 6.4            Frustration of Closing Conditions. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.3.

ARTICLE VII

TAX MATTERS

Section 7.1            Allocation of Taxes to Seller. Seller shall be responsible for and will pay or cause to be paid any and all of the following (collectively, “Seller’s Taxes”):

(a)                all Taxes imposed on the Conveyed Companies with respect to all taxable periods of the Conveyed Companies that end on or before the Closing Date and all Income Taxes imposed on Seller, the Equity Selling Entities and the Asset Selling Entities, including, for the avoidance of doubt, Taxes imposed on Seller or any of its Affiliates as a result of the Restructuring;

(b)               any Taxes relating to the Shanghai South Retained Business, including without limitation Taxes resulting from, arising out of, relating to, or caused by the Shanghai South Purchase;

(c)                all Income Taxes imposed on the Conveyed Companies under any consolidation, combination, fiscal unity, or similar regime by any U.S. or foreign federal, state or local Tax Law for all taxable periods that end on or before the Closing Date;

(d)               Seller’s portion of the Taxes for any Straddle Period, as determined under Section 7.3; and

(e)                one-half of all Transfer Taxes;

provided, however, that Seller’s Taxes shall not include (i) any Taxes arising as a result of actions taken by any Conveyed Company or Purchaser or any of their Affiliates with respect to any Conveyed Company or Purchased Asset after the effective time of the Closing or (ii) any liability for non-Income Taxes, but only to the extent such non-Income Taxes were (x) accrued and specifically set forth in the Closing Statement and (y) reflected in the calculation of Final Closing Working Capital.

Section 7.2            Allocation of Taxes to Purchaser. Purchaser shall be responsible for, will pay or cause to be paid, and will indemnify Seller and its Affiliates from and against any and all Taxes, including one-half of all Transfer Taxes, relating to the Conveyed Companies or the Purchased Assets, other than those allocated to Seller pursuant to Sections 7.1 and 7.3.

Section 7.3            Allocation of Straddle Period Taxes.

(a)                With respect to any taxable period of a Conveyed Company relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Seller may or may cause one or more of the Conveyed Companies, at its sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the Effective Time. As a result of such election, Taxes will be allocated to Seller, on the one hand, and Purchaser, on the other hand, pursuant to the provisions of Sections 7.1 and 7.3, respectively.

(b)               In any case where the Straddle Period of a Conveyed Company is not or cannot be closed pursuant to Section 7.3(a), Seller will be allocated any Income Taxes imposed on the Conveyed Company for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of the Conveyed Company as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices and procedures last used by such Conveyed Company in preparing its Tax Returns.

(c)                As to any Tax other than an Income Tax or a Transfer Tax for any Straddle Period, Seller will be allocated:

(i)                 for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

(d)               for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.4            Tax Returns; Payment of Taxes.

(a)                Except as set forth on Schedule 7.4(a) of the Seller Disclosure Letter, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Companies to, prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, all Tax Returns of or that include the Conveyed Companies or the Purchased Assets (including any amendments thereto) that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date. Seller shall, and shall cause the Equity Selling Entities and/or the Conveyed Companies to, pay all Taxes shown on such Tax Returns when due. To the extent that Seller or its Affiliates are required to file Tax Returns with respect to Transfer Taxes, Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities and the Conveyed Companies to, permit Purchaser to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Seller shall, and shall cause the Equity Selling Entities, the Asset Selling Entities, and/or the Conveyed Companies to, make such revisions to such Tax Returns as are reasonably requested by Purchaser. Purchaser shall pay over to Seller, no fewer than three (3) Business Days prior to the due date of any such Transfer Tax Return, an amount of cash sufficient for the payment of any Taxes shown as due on such Tax Return and for which Purchaser bears responsibility pursuant to Section 7.2 hereof.

(b)               Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns relating to the Conveyed Companies that are due to be filed (giving effect to any extensions of time to file) after the Closing Date, including Tax Returns for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Period”). In preparing such Pre-Closing Period Tax Returns, Purchaser shall not, and shall cause any of its Affiliates not to, make any changes to any position taken in any prior taxable year (unless required by applicable Law) that would adversely affect Seller or its Affiliates. Subject to indemnification by Seller pursuant to this Article VIII, Purchaser shall, and shall cause its Affiliates to, pay or cause to be paid, all Taxes with respect to such Tax Returns when due. Purchaser shall, and shall cause its Affiliates to permit Seller to review and comment on any Tax Returns of any of the Conveyed Companies that are filed after the Closing Date pursuant to which Seller is responsible for Taxes pursuant to Article VII of this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Seller. Seller shall, and shall cause, as applicable, the Equity Selling Entities and/or the Asset Selling Entities to pay over to Purchaser, no fewer than three (3) Business Days prior to the due date of the applicable Tax Return, an amount of cash sufficient for the payment of any Taxes required to be shown as due on such Tax Return and for which Seller bears responsibility pursuant to Article VII of this Agreement.

(c)                Purchaser agrees that, to the extent able to do so under applicable Law and requested to do so by Seller, Purchaser and any of its relevant Affiliates shall carry back, at Seller’s expense, any item of loss, deduction, or credit of the Conveyed Companies or Purchased Assets attributable to any taxable period with respect to which Seller is liable for Taxes pursuant to Article VII hereof; provided, however, that nothing in this Section 7.4(c)or in any other provision of this Agreement shall require Purchaser or any of its relevant Affiliates to carry back any item of loss, deduction, or credit with respect to the Conveyed Companies or Purchased Assets arising from the operation of the Conveyed Companies or the Purchased Assets for periods following the Closing Date.

(d)               Purchaser agrees that, with respect to each Conveyed Company and any successor thereto:

(i)                 except as provided in Section 7.7(c), neither Purchaser nor any of its Affiliates nor any successors thereto will file any claim for refund of Taxes in respect of (a) any taxable period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;

(ii)               Purchaser, its Affiliates, and any successors thereto must make any elections available to them to waive the right to claim in respect of any taxable period ending on or before the Closing Date any carryback with respect to Taxes arising in (a) any taxable period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date;

(iii)             Purchaser, its Affiliates, and any successor thereto will refrain from making any affirmative elections to claim (a) in respect of any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date, any carryback in respect of a Tax arising in (x) any period beginning after the Closing Date, or (y) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iv)             Neither Purchaser nor any of its Affiliates nor any successors thereto will file any amended Tax Return in respect of (A) any taxable period ending on or before the Closing Date, or (B) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Section 7.5            Tax Contests.

(a)                Seller and Purchaser shall provide prompt notice to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any taxable period for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, and such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.

(b)               Seller or its designee shall have the right to represent a Conveyed Company’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period to the extent such Contest is in connection with any Taxes for which Seller may be liable pursuant to Article VII hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right, at Purchaser’s own expense, to consult with Seller regarding any such Contest that may affect a Conveyed Company for any period beginning on or after the Closing Date (a “Post-Closing Period”) or for any portion of a Straddle Period beginning on or after the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Company for any Post-Closing Period or any portion of a Straddle Period beginning on or after the Closing Date may only be made with the consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned. In the case of a Contest with respect to a Straddle Period, to the extent that Purchaser unreasonably withholds, delays or conditions consent, Seller’s obligation under Section 7.6(b)(iii) of this Agreement to indemnify Purchaser for any Tax with respect to such period shall terminate and Purchaser shall reimburse Seller for the reasonably incurred costs of the Contest. As with all other Tax disputes under this Agreement, it is understood by the Parties that any disputes arising under this Section 7.5(b), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this Article VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.

(c)                Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Company arising with respect to a taxable period ending after the Closing Date and of any Contest in respect of which Seller has not elected to represent the interests of a Conveyed Company pursuant to Section 7.5(b); provided, however, that Seller shall have the right, at Seller’s own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Company for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Company for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. In the case of a Contest with respect to a Straddle Period, to the extent that Seller unreasonably withholds, delays or conditions consent, Purchaser’s obligation under Section 7.6(c) of this Agreement to indemnify Seller for any Tax with respect to such period shall terminate and Seller shall reimburse Purchaser for the reasonably incurred costs of the Contest. As with all other Tax disputes under this Agreement, it is understood by the Parties that any disputes arising under this Section 7.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this Article VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.

(d)               Seller and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e)                Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Seller has an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Company to, as the case may be, at the request of Seller, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Company shall be reimbursed by Seller in a manner to be agreed upon by the Parties at such time as Seller makes such request but prior to the time Purchaser or the appropriate Conveyed Company makes the payment.

Section 7.6            Indemnification.

(a)                The indemnification provisions set forth in this Section 7.6 are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes and Article VIII of this Agreement shall not apply to such obligations, other than the survival provisions set forth in Section 8.1.

(b)               Seller shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all liabilities incurred by Purchaser or its Affiliates:

(i)                 by reason of a breach of the representations contained in Section 3.15 hereof;

(ii)               by reason of a breach by Seller of any covenant contained in Article VII hereof; and

(iii)             for Taxes for which Seller bears responsibility pursuant to Article VII hereof.

(c)                Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all liabilities incurred by any of Seller or its Affiliates:

(i)                 by reason of a breach by Purchaser of any covenant contained in Article VII hereof; and

(ii)               for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 of this Agreement.

(d)               If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 7.6(a) or 7.6(b)(iii) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(d) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(e)                The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f)                If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(g)               Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(h)               Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any Actions against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Article VII, except pursuant to and subject to the express provisions of this Section 7.6.

Section 7.7            Refunds.

(a)                Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Seller all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Purchaser is entitled to indemnification pursuant to this Agreement (“Seller’s Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Seller’s Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim.

(b)               Seller shall, and shall cause its Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Seller is entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Seller or any of its Affiliates of any such Purchaser’s Refund, Seller or and its Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.

(c)                Upon the request of Seller, Purchaser will file, or cause a Conveyed Company or its Affiliate to file, claims for Seller’s Refunds, in such form as Seller may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Seller will have the sole right to prosecute any claims for Seller’s Refunds (by suit or otherwise) at Seller’s expense and with counsel of Seller’s choice. Purchaser will cooperate, and cause the appropriate Conveyed Company or Affiliate to cooperate, fully, at Seller’s expense, with Seller and its counsel in connection therewith.

(d)               Upon the request of Purchaser, Seller shall and shall cause its Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Seller or its Affiliates. Purchaser will have the sole right to prosecute any claims for Purchaser’s Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Seller will cooperate, and cause its Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

(e)                Except as provided in Sections 7.7(a) and 7.7(b) hereof, any refunds of Taxes other than Seller’s Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other Party nor any of its Affiliates will have any right to such refunds.

(f)                To the extent reasonably requested by Seller, and within (30) days of such request, Purchaser and its Affiliates shall grant to Seller appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 7.8            Assistance and Cooperation. After the Closing Date, Seller and Purchaser, in each case of no cost to the other Party, shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Companies and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 7.9 hereof. Seller and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

Section 7.9            Tax Records. Tax records in possession of Seller (other than those included in the Excluded Assets) and/or the Equity Selling Entities relating to the Conveyed Companies shall be transferred to Purchaser. Seller may make and retain copies of such Tax records. Seller, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Conveyed Companies and the Purchased Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, resolution of items under this Article VII, or other audits, disputes or litigation. Seller, Purchaser, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.

Section 7.10        Dispute Resolution. If Seller and Purchaser fail to agree on the resolution of any of the matters in this Article VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this Article VII, then such matter shall be referred to the Accountant for binding arbitration. Seller and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination. Each of Purchaser and Seller shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration. Seller or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination. Notwithstanding any provision of this Section 7.10, the Accountant may, at its sole discretion, amend the procedures contained herein. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 7.11        Payment. All amounts required to be paid to a Party under this Article VII shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the “Payor”) fails to make a payment due and owing under this Article VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this Article VII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.

Section 7.12        Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Seller and the Equity Selling Entities, on the one hand, and any of the Conveyed Companies, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled prior to the Closing Date in such manner as Seller shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Companies with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Companies and others shall cease at such time.

Section 7.13        Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under Article VIII hereof) shall be treated by the Parties as an adjustment to the Aggregate Purchase Price, to the extent permitted by Law.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1            Survival.

(a)                The respective representations and warranties of Seller and Purchaser (other than the representations and warranties set forth in Section 3.9 (including the representations and warranties listed in (b)Section 3.9(c) solely to the extent pertaining to environmental matters) and the Specified Representations and those in Section 3.15 with respect to Taxes) contained in this Agreement, and the ability to bring claims for breaches thereof, shall survive the date hereof until the date that is fifteen (15) months from the Closing Date, the representations and warranties set forth in Section 3.9 (and the ability to bring claims for breaches thereof) shall survive the date hereof until the date that is the third (3rd) anniversary of the Closing Date, the Specified Representations (and the ability to bring claims for breaches thereof) shall survive indefinitely and the representations and warranties in Section 3.15 with respect to Taxes (and the ability to bring claims for breaches thereof) shall survive until the date that is sixty (60) days following the expiration of the applicable Tax statute of limitations. The respective covenants and agreements of the Parties contained in this Agreement that require performance in full prior to the Closing (and the ability to bring claims for breaches thereof) shall survive the Closing until the date that is fifteen (15) months from the Closing Date, and any other respective covenants and agreements of the Parties contained in this Agreement (and the ability to bring claims for breaches thereof) shall survive the Closing indefinitely, unless earlier terminated in accordance with their express terms.

(b)               Neither Seller nor Purchaser shall have any liability whatsoever with respect to any representation, warranty, covenant or agreement unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved and satisfied. For the avoidance of doubt, nothing herein shall limit the rights of the Parties to seek indemnification for any breach of any covenant or agreement occurring prior to the applicable survival date.

Section 8.2            Indemnification by Seller. Subject to the limitations set forth in this Article VIII, including Section 8.6 hereof, after the Closing, Seller agrees to defend and indemnify Purchaser and each of its Affiliates (including, from and after the Closing, the Conveyed Companies), and each of their respective officers, directors, employees, successors and assigns (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses incurred or suffered by them as a result of or arising out of: (a) any failure of any representation or warranty made by Seller contained in Article III (other than Section 3.15 relating to Taxes, which is addressed by Article VII exclusively) to be true and correct on the date hereof or as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date); (b) any breach of any covenant or agreement by Seller contained in this Agreement (other than covenants contained in Article VII, which are addressed by Article VII exclusively); or (c) except to the extent subject to indemnification under Section 8.3, any Retained Liability (other than Retained Liabilities described in Sections 2.5(a)(vi) and 2.5(a)(vii), which are addressed by Article VII exclusively).

Section 8.3            Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, including Section 8.6 hereof, after the Closing, Purchaser agrees to defend and indemnify Seller and its Affiliates and each of their respective officers, directors, employees, successors and assigns (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of or arising out of: (a) any failure of any representation or warranty made by Purchaser contained in Article IV to be true and correct on and as of the date hereof or as of the Closing Date (except to the extent such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date); (b) any breach of any covenant or agreement by Purchaser contained in this Agreement; (c) except to the extent subject to indemnification under Section 8.2, any Assumed Liability (other than Assumed Liabilities described in Section 2.4(d), which is addressed by Article VII exclusively); (d) except to the extent subject to indemnification under Section 8.2, events occurring on or after the Closing Date in connection with the Business, the Purchased Assets or the Equity Interests, including the use, ownership, possession, operation or occupancy of any Transferred Owned Real Property, the Intellectual Property of the Business, the Purchased Assets or the Equity Interests from and after the Closing Date and (e) any Parent Guarantee, Seller Surety Bond or Parent LofC that remains outstanding after the Closing (to the extent arising out of or as a result of the default by Purchaser or its Affiliates after the Closing).

Section 8.4            Limitation on Indemnification, Mitigation.

(a)                Liability. Notwithstanding anything to the contrary contained in this Agreement:

(i)                 Except with respect to breaches or inaccuracies of Specified Representations, neither Seller nor Purchaser shall be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) (A) for any individual item (or series of related items) where the Loss relating thereto is less than $100,000 (the “Per-Claim Deductible”), and (B) in respect of each individual item (or series of related items) where the Loss relating thereto is equal to or greater than the Per-Claim Deductible, unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Purchaser or Seller, as the case may be, equals or exceeds $3,500,000, in which case Purchaser or Seller, as the case may be, shall be liable only for the amount of the Losses in excess of such amount.

(ii)               Except with respect to breaches or inaccuracies of Specified Representations, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to $35,000,000.

(iii)             The maximum aggregate amount of indemnifiable Losses which may be recovered from Seller for indemnification pursuant to Section 8.2(a)-(b) shall be an amount equal to the Gross Purchase Price. The maximum amount of indemnifiable Losses which may be recovered from Purchaser for indemnification pursuant to Section 8.3(a)-(b) shall be an amount equal to the Gross Purchase Price.

(iv)             Purchaser shall take and shall cause its controlled Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss; provided, that any indemnifiable Losses shall be reduced by the amount of such mitigation, net of any costs and expenses reasonably incurred in pursuing such mitigation. Further, the failure to mitigate if required hereby shall not result in the loss of any indemnification rights but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been provided had such mitigation occurred.

(v)               With respect to each representation or warranty that is Qualified (other than the Excepted Representations), no such Qualification shall be taken into account for the purpose of determining whether an inaccuracy or breach of such representation or warranty has occurred or the amount of any Loss that is the subject of indemnification hereunder (it being understood that the word “Material” in the definitions of the terms “Material Contracts” and “Material Permits” shall still be given effect).

(b)               Mitigation by Seller. Seller shall take and shall cause its controlled Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss; provided, that any indemnifiable Losses shall be reduced by the amount of such mitigation, net of any costs and expenses reasonably incurred in pursuing such mitigation. Further, the failure to mitigate if required hereby shall not result in the loss of any indemnification rights but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.

Section 8.5            Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.6, Section 8.2 or Section 8.3 shall be net of (i) any accruals or reserves included in the Closing Working Capital, (ii) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement actually recovered as an offset against such Loss (each of the Persons named in clauses (ii) and (iii), a “Collateral Source”) and (iv) an amount equal to the Tax benefit, if any, actually realized in cash or a reduction in Taxes otherwise payable, in each case in a taxable year or period prior to the year in which the indemnification payment is made and that is attributable to such Loss (in each case, net of reasonable expenses incurred in procuring such recovery. Each Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.6, Section 8.2 or Section 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any such excess recovery shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 7.6, Section 8.2 or Section 8.3.

Section 8.6            Indemnification Procedure.

(a)                Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Article VIII (an “Indemnified Party”), including any claim by a third party described in Section 8.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i)                 state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)               to the extent known, specify in reasonable detail (and have annexed thereto all material supporting documentation, including any material correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that the failure to provide any such Claim Certificate, information or documents will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)               In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty- (60-) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.11.

(c)                Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b) and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.6(b) or have been settled with the consent of the Indemnifying Party as described in Section 8.7(b) are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any of the Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.7            Third-Party Claims.

(a)                If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim (provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice). If the Indemnifying Party irrevocably (subject to the limits of Section 8.4) acknowledges its obligations to indemnify and defend the Indemnified Party against the entirety of a third-party Action (a “Third-Party Claim”), the Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing reasonably acceptable to the Indemnified Party, such Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and the Indemnifying Party shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such compromise or settlement (i) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (ii) does not include any admission of wrongdoing or violation of Law on the part of any Indemnified Party or its Affiliates and (iii) includes as an unconditional term thereof the giving by the third-party claimant to all Indemnified Parties of a release from all Liability in respect thereof; provided, further, that, notwithstanding the foregoing, the Indemnifying Party shall only be entitled to direct the defense (A) for so long as the Indemnifying Party conducts the defense in an active and diligent manner, (B) if the Third-Party Claim is not in respect of any matter involving potential criminal liability and does not seek as a remedy the imposition of an equitable remedy that, if granted, would be binding upon any Indemnified Party or any of their Affiliates, (C) if the Third-Party Claim is in respect of an indemnification claim by any Purchaser Indemnitee pursuant to Section 8.2(a) or any Seller Indemnitee pursuant to Section 8.3(a) and the majority of the reasonably anticipated Losses associated with such Third-Party Claim would not reasonably be anticipated to be borne by the Indemnified Party, (D) if the Indemnified Party does not have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party and (E) with respect to any matter if the Indemnified Party shall not have been advised by outside counsel that there would be an actual conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such matter.

(b)               No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). If the Indemnifying Party is controlling the defense of a Third Party Claim pursuant to Section 8.7(a), it shall permit the Indemnified Party to participate in, but not control, the defense of any such Action through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party; provided, further, that (without limiting the Indemnified Party’s ability to assume control of the defense of such Third Party Claim at the Indemnifying Party’s expense pursuant to the last sentence of Section 8.7(a)) the Indemnified Party shall have the right to employ counsel to represent it, at the Indemnifying Party’s expense, if either (i) the Indemnified Party has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party or (ii) there is a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. An Indemnifying Party will lose any previously acquired right to control the defense of any Third-Party Claim if for any reason the Indemnifying Party ceases (after notice and reasonable opportunity to cure) to actively, competently and diligently conduct the defense or otherwise fails to continue to have the right to control such defense as described in Section 8.7(a).

(c)                The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8            Environmental Matters. Notwithstanding anything to the contrary in this Article VIII, with respect to any claim for indemnification hereunder for any breach of Section 3.9 (collectively, “Environmental Matters”), the parties agree on behalf of themselves and their respective Affiliates that, in addition to the provisions set forth in Article VIII (and in the case of any conflict between the provisions of this Section 8.8 and any other provision in Article VIII, the provisions of this Section 8.8 shall prevail and apply):

(a)                Seller shall have no liability under this Agreement for any Losses arising out of or resulting from any testing, sampling, other invasive investigation of, or Remedial Action relating to, the air, soil, soil gas, surface water, groundwater, sediment, building materials or other environmental media or any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party (each of the foregoing, an “Investigative Action”) relating to any Environmental Matter unless (A) such Investigative Action is reasonably necessary to respond to a Third-Party Claim, (B) such Investigative Action is reasonably necessary to respond to an imminent and substantial threat to human health or safety, (C) Purchaser is required by an Environmental Law to undertake such Investigative Action or (D) such Investigative Action taken by Purchaser or an Affiliate is (i) undertaken for a primary purpose other than seeking indemnification pursuant to this Article VIII and (ii) reasonably related to such purpose.

(b)               Any obligation of Seller to indemnify a Purchaser Indemnitee (including as of the Closing, the Conveyed Companies) for any Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met, based on the use of the relevant property as of the Closing Date (or any subsequent use expressly contemplated by this Agreement or any Ancillary Agreement), by applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any Order or requirement of a Governmental Authority. Both parties expressly agree that such minimum standards may include risk-based clean-up remedies and standards and/or the imposition of engineering or institutional controls such as deed or other use restrictions, in each case so long as acceptable to the relevant Governmental Authorities.

(c)                Purchaser and its Affiliates shall not unreasonably interfere with or disturb the performance by Seller and its representatives in connection with its defense or control of any Environmental Matter it is entitled to defend or control pursuant to this Article VIII. In connection with any such Environmental Matter which Seller is defending or controlling, on the one hand, or which Purchaser or any of its Affiliates is defending or controlling, on the other (as the case may be, the “Controlling Party”), the Controlling Party shall (i) keep the other party reasonably informed on a prompt basis relating to the progress of such Environmental Matter (including consulting with the other party with respect to strategies and communications with Governmental Authorities, providing the other party with drafts of all materials to be submitted to Governmental Authorities and a reasonable opportunity to review and comment on such drafts, reasonably considering the other party’s comments on such materials, and permitting the other party to attend material meetings with any Governmental Authority with respect to such matter); (ii) diligently and promptly pursue the resolution thereof; (iii) not interfere with the continuing use of such relevant property, except to the extent required in order to perform the required actions; (iv) promptly provide the other party with copies of any non-privileged reports, data, notices and other documentation related to such Environmental Matter;  (v) reasonably consult with the other party with respect to such Environmental Matter; and (vi) indemnify the other party for all Losses to the extent shown to have been caused by any Remedial Action at a Purchased Asset undertaken by the Controlling Party or its representatives in respect of such Environmental Matter. Nothing in this Agreement shall prohibit a Party having a reporting obligation pursuant to any applicable Law from fulfilling such obligation; provided, that if either party has any such obligation which affects an Environmental Matter which the other party is defending or controlling, such party shall, to the extent practicable, promptly notify the Controlling Party of such requirement and the content and timing of any reporting and the parties shall cooperate in satisfying such requirement. For the sake of clarification, nothing in this Section 8.8(c) is intended to supersede or abrogate the provisions of Section 8.7.

(d)               Subject to Section 8.8(a), but notwithstanding anything else herein to the contrary, Seller shall have no liability under this Agreement for any Losses relating to any Environmental Matter to the extent arising from or relating to the coming into force of, or the change in, any requirement or obligation set forth in any Environmental Law or Permit required by Environmental Law (or the interpretation or enforcement of such Environmental Law or Permit), including any new or modified standard or requirement for Remedial Action) on or after Closing.

Section 8.9            Sole Remedy/Waiver. The Parties acknowledge and agree that, in the event that the Closing occurs:

(a)                the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all Losses arising in connection with the Business, the Purchased Assets, the Conveyed Entities or otherwise in connection with the transactions contemplated hereby will be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.2; and

(b)               the sole and exclusive remedy of any Seller Indemnitee with respect to any and all Losses arising in connection with the Business, the Purchased Assets, the Conveyed Entities or otherwise in connection with the transactions contemplated hereby will be pursuant to the indemnification obligations set forth in Section 7.6 and Section 8.3.

In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates or Representatives, any member of the board of directors of any Conveyed Company, or Purchaser or any of its Affiliates or Representatives, as the case may be, arising under or based upon any Law (including any Environmental Law or arising under or based upon any securities Law, common law or otherwise) for any misrepresentation or breach of the warranties or covenants contained in this Agreement, except with respect to claims of fraud, willful breach or intentional misrepresentations. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall limit or be construed to limit (i) any Person’s rights or remedies in the event of fraud, willful breach or intentional misrepresentation, as to which such Person shall have all remedies available at Law or in equity (ii) limit any right of any Person to seek and obtain equitable relief (including specific performance or injunctive relief) in accordance with, and subject to, Section 10.17 or (iii) limit any Person’s rights or remedies under the Ancillary Agreements other than this Agreement.

ARTICLE IX

TERMINATION

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by written agreement of Purchaser and Seller;

(b)               by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to December 31, 2016 (the “End Date”) (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)                by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable (unless such Order or action shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(d)               by written notice from Purchaser following a breach of any covenant or agreement of Seller or any Affiliate of Seller contained in this Agreement, or if any representation or warranty of the Seller contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) is incapable of being satisfied at such time and such breach or inaccuracy is not cured as of the earlier of (i) three (3) Business Days prior to the End Date and (ii) thirty (30) days after written notice of such breach from Purchaser is received by Seller; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Purchaser if it is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement; or

(e)                by written notice from Seller following a breach of any covenant or agreement of Purchaser contained in this Agreement, or if any representation or warranty of Purchaser contained in this Agreement shall be or shall have become inaccurate, in either such case such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) is incapable of being satisfied at such time and such breach or inaccuracy is not cured as of the earlier of (i) three (3) Business Days prior to the End Date and (ii) thirty (30) days after written notice of such breach from Seller is received by Purchaser; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Seller, if Seller or any Affiliate of Seller is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2            Effect of Termination. (a)In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party or their respective Affiliates, directors, officers, employees, partners, managers, members, stockholders or other Representatives shall have any Liability to the other Party or their respective Affiliates, directors, officers, employees, partners, managers, members, stockholders or other Representatives under or with respect to this Agreement except (A) that this Section 9.2, Section 5.1 (“Information and Documents”), Section 5.18 (“Confidentiality”), Section 10.1 (“Notices”), Section 10.3 (“Amendment; Waiver”), Section 10.4 (“Assignment”), Section 10.4 (“Entire Agreement”), Section 10.6 (“Parties in Interest”), Section 10.7 (“Public Disclosure”), Section 10.8 (“Return of Information”), Section 10.9 (“Expenses”), Section 10.11 (“Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability”), Section 10.12 (“Counterparts”), Section 10.13 (“Headings”), Section 10.14 (“No Strict Construction”), Section 10.15 (“Severability”), and Section 10.16 (“Release”) which shall survive the termination of this Agreement and (B) that subject to Section 10.16, the Liability of any Party for fraud or willful and intentional breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1        Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by email, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Seller:

TE Connectivity Ltd.
1050 Westlakes Drive
Berwyn, PA 19312
Attn: General Counsel
Email: JJenkins@te.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, New York 10017
Attn: William H. Aaronson
Facsimile: 212-450-5515
Email: william.aaronson@davispolk.com

To Purchaser:

Littelfuse, Inc.
8755 W. Higgins Road, Suite 500
Chicago, IL 6063
Attn: Ryan K. Stafford, General Counsel
Email: RStafford@littelfuse.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Edward D. Herlihy
Mark F. Veblen
Facsimile: (212) 403-2000
Email: EDHerlihy@wlrk.com
MFVeblen@wlrk.com

Section 10.2        Joinder. At the Closing and to the extent permitted by applicable Law, each Conveyed Company and each applicable Permitted Designee shall execute a joinder to this Agreement (in a form reasonably agreed between Purchaser and Seller) pursuant to which such Conveyed Company or Permitted Designee will assume, and will be obligated with Purchaser and each other on a joint and several basis, to perform and satisfy each of Purchaser’s obligations under this Agreement. At the Closing and to the extent required under by applicable Law, each Seller Entity shall execute a joinder to this Agreement (in a form reasonably agreed between Purchaser and Seller) pursuant to which such Seller Entity will assume, and will be obligated with Seller and each other on a joint and several basis, to perform and satisfy each of Seller’s obligations under this Agreement.

Section 10.3        Amendment; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4        Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights or obligations hereunder to any one or more Permitted Designee(s) (including (a) the right to acquire all or part of the Purchased Assets and/or Equity Interests or (b) assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Purchaser will be deemed to refer to Purchaser and/or such Permitted Designee(s)), in such combinations as appropriate; provided, further, that if such an assignment by Purchaser to any one or more Permitted Designee(s) would not be permitted by applicable local Law, then Purchaser and any one or more Permitted Designee(s) may enter into, and upon request by Purchaser the Seller shall join as a party to, a novation or similar agreement required by local Law or custom to transfer its rights or obligations hereunder to any one or more Permitted Designee(s) (including (a) the right to acquire all or part of the Purchased Assets and/or Equity Interests or (b) assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Purchaser will be deemed to refer to Purchaser and/or such Permitted Designee(s)), in such combinations as appropriate. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. Contemporaneously with the execution of this Agreement, Purchaser is (i) assigning the right to acquire the Conveyed Entities set forth on Schedule 10.4(a) of the Seller Disclosure Letter, and the related obligations, to Littelfuse Semiconductor (Wuxi) Co. Ltd., and (ii) assigning the right to acquire all of the remaining Conveyed Entities and all Purchased Assets (other than the Purchased Assets set forth on Schedule 10.4(b) of the Seller Disclosure Letter and the Purchased Assets which are assets of a Conveyed Company), and the related obligations, to Littelfuse Netherlands CV, in each case with the further right of assignment as if such Permitted Designee were vested with all rights of Purchaser for such purpose. Notwithstanding the foregoing or any other assignment of Purchaser’s obligations hereunder, Purchaser shall remain liable for all of its and its Affiliates’ obligations arising under this Agreement.

Section 10.5        Entire Agreement. This Agreement (including all Schedules and Exhibits, the Purchaser Disclosure Letter and the Seller Disclosure Letter) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Article IX and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.6        Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns any rights or remedies under or by reason of this Agreement, except the Conveyed Company Covered Persons shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.15 and any Affiliates of Seller that have provided Parent Guarantees shall be third-party beneficiaries of the obligations of Purchaser set forth in Section 5.16.

Section 10.7        Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Seller agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto. The Parties shall use commercially reasonable efforts (a) to develop a joint communications plan and (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Without limiting the foregoing, Seller shall, to the extent reasonably practicable, consult with Purchaser regarding the form and content of any public disclosure of any material developments or matters involving the Business (including its financial condition or results of operations), Purchased Assets, Assumed Liabilities or the Conveyed Companies, including earnings releases, reasonably in advance of publication or release, and shall give good faith consideration to Purchaser’s comments.

Section 10.8        Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, each Party shall promptly return to the other Party all books and records furnished by such Party or any of its respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms, and subject to the exceptions, of the Confidentiality Agreement.

Section 10.9        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided that, except as otherwise expressly provided in this Agreement, any costs and expenses of the Conveyed Companies incurred in connection with this Agreement (and the Ancillary Agreements and the transactions contemplated hereby and thereby) up to and including the Closing shall be borne by, and paid by, Seller.

Section 10.10    Disclosure of Certain Matters; Disclosure Letters. Seller shall give prompt written notice to Purchaser of (a) any written notice received by Seller subsequent to the date of this Agreement and prior to the Closing of (or other written communication relating to), any material default under any Material Contract, (b) the occurrence of any material default under any Material Contract of which Seller has Knowledge and (c) any written notice or other written communication from any third party alleging that the consent of such third party is required in connection with the Transactions. The disclosure of any matter in any Schedule of the Seller Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be a disclosure for any other Schedule of the Seller Disclosure Letter or Purchaser Disclosure Letter, as applicable, to the extent its relevance is reasonably apparent on its face, but shall expressly not be deemed to constitute an admission by the disclosing Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No disclosure hereunder or supplement to either the Seller Disclosure Letter or the Purchaser Disclosure Letter from and after the execution of this Agreement will be deemed to have cured any inaccuracy of any representation or warranty made in this Agreement for any purposes of this Agreement, including for purposes of the indemnification provided for in Section 7.6 and Article VIII or for purposes of determining whether the conditions set forth in Article VI have been satisfied.

Section 10.11    Governing Law; Jurisdiction; Waiver of Jury Trial; Limitation of Liability.

(a)                This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such state.

(b)               With respect to any Action, each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware State court and (ii) waives (x) any objection which it may have at any time to the laying of venue of any Action brought in any such court, (y) any claim that such Action has been brought in an inconvenient forum and (z) the right to object, with respect to such Action, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Seller and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Article X shall be effective service of process for any Action in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.11. Each of the Parties agrees that it will not bring or support any Action described in this Section 10.11 other than in the courts as described above.

(c)                EACH OF PURCHASER AND SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLER (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION Section 10.1110.11(c).

(d)               The Parties agree that the prevailing party or parties, as the case may be, in any Action shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 10.11(d) each of the “prevailing party” and the “non-prevailing party” in any Action shall be the party designated as such by the court or other appropriate official presiding over such Action, such determination to be made as a part of the judgment rendered thereby.

(e)                NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY PUNITIVE DAMAGES (OTHER THAN AS MAY BE PAYABLE TO THIRD PARTIES) OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES BASED UPON ANY MULTIPLE OF LOST EARNINGS (INCLUDING LOST PROFITS, LOSS OF REVENUE, LOST SALES OR DIMINUTION IN VALUE) (IN EACH CASE, OTHER THAN AS ARE REASONABLY FORSEEABLE OR AS MAY BE PAYABLE TO THIRD PARTIES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

Section 10.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.13    Headings . The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.16    Release.

(a)                Except in the case of fraud, effective as of the Closing Date, Purchaser, on behalf of itself and its Affiliates (including the Conveyed Companies), heirs, legal representatives, successors and assigns (collectively, with Purchaser, the “Purchaser Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Seller, the stockholders of Seller and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all Actions, causes of action, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Purchaser Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business, Purchased Assets, Excluded Assets, Assumed Liabilities, Retained Liabilities or Conveyed Companies prior to the Closing Date (other than Assumed Intercompany Payables and Assumed Intercompany Receivables) (a “Purchaser Released Claim”). Purchaser covenants and agrees that no Purchaser Releasor shall, nor shall any Purchaser Releasor cause its respective Affiliates and Subsidiaries to, assert any Purchaser Released Claim against any Purchaser Releasee. Notwithstanding anything contained in this Section 10.16(a) to the contrary, the release set forth in this Section 10.16(a) shall not affect or release the obligations of Seller and its Affiliates under this Agreement or under any other agreement entered into pursuant to the terms of this Agreement, including the Ancillary Agreements.

(b)               Except in the case of fraud, effective as of the Closing Date, Seller, on behalf of itself and its Affiliates (excluding the Conveyed Companies), heirs, legal representatives, successors and assigns (collectively, with Seller, the “Seller Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Purchaser, the stockholders of Purchaser and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Actions, causes of action, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business, Purchased Assets, Excluded Assets, Assumed Liabilities, Retained Liabilities or Conveyed Companies prior to the Closing Date (other than Assumed Intercompany Payables and Assumed Intercompany Receivables) (a “Seller Released Claim”). Seller covenants and agrees that no Seller Releasor shall, nor shall any Seller Releasor cause its respective Affiliates and Subsidiaries to, assert any Seller Released Claim against any Seller Releasee. Notwithstanding anything contained in this Section 10.16(b) to the contrary, the release set forth in this Section 10.16(b) shall not affect or release the obligations of Purchaser and its Affiliates under this Agreement or under any other agreement entered into pursuant to the terms of this Agreement, including the Ancillary Agreements.

Section 10.17    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the District of Delaware or any Delaware State court, in addition to any other remedy to which they are entitled at law or in equity.

* * * * *

 IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TE CONNECTIVITY LTD.

By:	/s/ Jeanne M. Quirk
Name: Jeanne M. Quirk
Title: Authorized Representative

LITTELFUSE, INC.

By:	/s/ Ryan K. Stafford
Name: Ryan K. Stafford
Title: Executive Vice President and Chief
Legal and Human Resources Officer